As filed with the Securities and Exchange Commission on February 4, 2000
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

iPhysician Net Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	7389 (Primary Standard Industrial Classification Code Number)	86-0812818 (I.R.S. Employer Identification No.)

8777 North Gainey Center Drive, Suite 285

Scottsdale, Arizona 85258
(480) 368-2768
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Peter J. Moriarty

Chairman of the Board of Directors and Chief Executive Officer
iPhysician Net Inc.
8777 North Gainey Center Drive, Suite 285
Scottsdale, Arizona 85258
(480) 368-2768
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Quinn P. Williams J. Michael Christopher Brian M. Roberts Snell & Wilmer L.L.P. One Arizona Center Phoenix, Arizona 85004 (602) 382-6000	John R. Utzschneider Bingham Dana LLP 150 Federal Street Boston, Massachusetts 02110 (617) 951-8000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  [   ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Shares to Be Registered	Aggregate Offering Price	Registration Fee

Common stock, par value $0.001	$63,250,000(1)(2)	$16,698

(1)	Includes shares of common stock subject to an option granted to the underwriters solely to cover over-allotments, if any.

(2)	Estimated under Rule 457(o) solely for the purpose of calculating the amount of the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated February 4, 2000

PROSPECTUS

                           Shares

[iPhysicianNet Logo]

Common Stock

          iPhysician Net Inc. is offering           shares of its common stock. This is our initial public offering and no public market currently exists for our shares.

      We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol “IPNI.”

Anticipated Price Range $          to $          per share.

Investing in the shares involves risks. Risk Factors begin on page 6.

	Per Share	Total

Public Offering Price	$	$

Underwriting Discount	$	$

Proceeds to iPhysician Net Inc.	$	$

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      We have granted the underwriters a 30-day option to purchase up to           additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

      Lehman Brothers, on behalf of the underwriters, expects to deliver the shares of common stock on or about , 2000.

LEHMAN BROTHERS

PRUDENTIAL VOLPE TECHNOLOGY

a unit of Prudential Securities

WR HAMBRECHT + CO

               , 2000

Outside Front Cover

      iPhysicianNet logo

Gate Fold Page One

Description of Page:

      This page will be split into two. The top half of the page will portray a graphic and some text. The bottom half of the page will consist of a photograph and some text beneath it.

  Top Half of Page

      At the top left part of the page will be a graphic with arrows going in a circle. The words “iPhysicianNet”, “Pharmaceutical Companies” and “Physicians” will appear inside the arrows. To the right of that graphic the following text will appear:

What we do! We use the Internet and high-speed telecommunications to enhance the efficiency, quality and convenience of communications between physicians and pharmaceutical companies.

      Below the graphic, the following text will appear:

Our initial application service, real-time video detailing or ‘e-Detailing,’ enables pharmaceutical sales representatives to communicate directly with physicians in their private offices using our interactive, live PC-based videoconferencing system.”

  The Bottom Half of Page

      The bottom half of the page will consist of a photograph and some text beneath it. The photo will show a physician sitting at his desk using the iPhysicianNet e-Detailing application. Directly beneath this photo, the following text will appear:

iPhysicianNet provides a physical and Internet-enabled electronic presence in physicians’ private offices. Our network serves as an information portal for the physician by providing convenient access to healthcare and other useful information and resources resident on the network or available through our Internet connection.

Gatefold Page Two

Description of page:

      At the top left part of the page will be the graphic with arrows going in a circle with the words “iPhysicanNet”, “Pharmaceutical Companies” and “Physicians” appearing inside the arrows. To the right of that graphic the following text will appear:

Our network provides a physical and Internet-enabled presence in physicians’ private offices. Conveniently located, iPhysicianNet becomes a relevant, informative, and meaningful resource for both the professional and personal needs of the physician. These benefits are valuable and attract physicians to participate in our network.

      Beneath the above text will be a front shot of the iPhysicianNet PC and digital camera. The following text will appear beneath the graphic:

Greater convenience
Better control of time
Access to multiple sources of healthcare information for improved patient care
Availability to a variety of other informational sources for improved quality of life

Gatefold Page Three

Description of Page

      This page will be split into two. The top half of the page will portray the arrow graphic and some text. The bottom half of the page will consist of graphics only

  Top Half of Page

      At the top left part of the page will be the graphic with arrows going in a circle with the words “iPhysicianNet”, “Pharmaceutical Companies” and “Physicians” appearing inside the arrows. To the right of that graphic the following text will appear:

‘Detailing’ is the pharmaceutical industry term for a direct face-to-face interaction between a sales representative and a physician.

Our ‘e-Detailing’ application enables pharmaceutical sales representatives to communicate directly with physicians in their private offices using our interactive, live PC-based videoconferencing system.”

Providing enhanced opportunities for improved quality and frequency of communications with physicians.

Providing additional means of promotion that is more efficient and effective than traditional field-based detailing.

Providing opportunities for direct communication between the medical affairs departments of our pharmaceutical clients and physicians.

  Bottom Half of Page

      The bottom half of this page show graphics of the iPhysicianNet PC and digital camera from various angles (front, side, etc.)

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS; MARKET DATA
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
Preferred Stock
Warrants
Options
Registration Rights
Delaware Business Combination Statute
Board of Directors Vacancies
Classified Board of Directors
Limitation of Liability
Indemnification
Transfer Agent and Registrar
SHARES ELIGIBLE FOR FUTURE SALE
Lock-up Agreements
Rule 144
Rule 144(k)
Rule 701
Stock Options
UNDERWRITING
LEGAL MATTERS
INDEPENDENT AUDITORS
WHERE YOU CAN FIND MORE INFORMATION

ABOUT THIS PROSPECTUS

      You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

      This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of this offering.

      We have applied for registration of “IPNI,” “iPhysician Net” and our corporate logo as our trademarks and service marks. Each other trademark, trade name or service mark of any other company appearing in this prospectus is the property of its holder.

      Unless otherwise indicated, all information in this prospectus assumes:

•	The conversion of all of our outstanding preferred stock into 9,980,149 shares of common stock upon the closing of this offering;

•	The exercise of outstanding warrants to purchase 1,200,993 shares of our common stock upon the closing of this offering; and

•	No exercise by the underwriters of their over-allotment option to purchase up to an additional shares of common stock.

      References in this prospectus to “iPhysicianNet,” “iPhysician Net,” “we,” “our,” and “us” refer to iPhysician Net Inc., a Delaware corporation.

      Until             , 2000, all dealers selling shares of the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

iPhysicianNet

      We are an application service provider who uses the Internet and high-speed telecommunications to enhance the efficiency, quality and convenience of communications between pharmaceutical companies and physicians. We believe that we are the first company to establish a physical and Internet-enabled electronic presence in the physician’s private office. Our objective is to be the leading provider of business-to-business application services for electronic commerce between pharmaceutical companies and physicians.

      Our initial application service, e-Detailing, enables pharmaceutical company sales representatives to communicate directly with physicians in their private offices using our interactive, real-time, PC-based videoconferencing system, which we provide to the physician at no charge. We believe that our e-Detailing application service offers all of the benefits of traditional field-based detailing without its inefficiencies and costs. From this e-Detailing application, we derive revenue from fees paid by pharmaceutical companies who want to use our service to communicate directly with physicians about their prescription products.

      Pharmaceutical companies spend more on direct selling to physicians than on any other selling or marketing method. In 1999, pharmaceutical company expenditures for direct selling to physicians in the U.S. were approximately $6.0 billion according to industry estimates. There are now approximately 60,000 pharmaceutical sales representatives in the U.S., a 73% increase from the number employed in 1994. Pharmaceutical companies also spent approximately $1.6 billion according to industry estimates on “peer influence” and “clinical experience” meetings, symposia and other forms of direct communication with physicians that are addressed by our suite of application services.

      Direct selling of prescription products to physicians, referred to as “detailing,” traditionally involves a face-to-face meeting between a pharmaceutical company sales representative and a physician. It is regarded by pharmaceutical companies as the most effective way to generate increased prescription volume. However, field-based detailing is highly inefficient. A field sales representative typically incurs significant travel time and waiting room delays, only sees the physician on about half of the visits and even then usually spends less than two minutes speaking with the physician. We believe that our e-Detailing application provides pharmaceutical companies with a supplemental means of promotion that is more efficient and more effective than field-based detailing.

      For the physician, we provide convenient, direct and real-time access to pharmaceutical company representatives, the Internet and other sources of healthcare information and services through PC units that we provide free of charge to the physician. Our application services enable physicians to enhance the quality of the patient care they deliver, while improving their own quality of life. We enable physicians to schedule desktop e-Detailing sessions at his or her convenience. This improves the overall quality of the detailing session by allowing the physician to dedicate more time and attention to the call. Our e-Detailing application services also offer physicians:

•	Additional resources within pharmaceutical companies such as medical affairs departments;

•	Pharmaceutical, medical and non-medical content in the form of electronic periodicals, libraries, news and educational videos;

•	Peer influence and clinical experience meetings, mini-symposia and other group conferences;

•	Electronic continuing medical education (CME) courses for physicians; and

•	e-mail.

      For the pharmaceutical company, we provide improved quality and frequency of communication with physicians at a cost that we believe will be significantly lower than the cost of traditional methods. Our e-Detailing application service enables pharmaceutical companies to increase prescription sales volume by providing a superior, cost-effective supplemental means of communicating with physicians. We believe the distinct benefits are as follows:

•	Improved quality and convenience of detailing sessions;

•	Increased duration of detailing calls;

•	More frequent and effective use of visual aids;

•	More detailing calls per individual physician per year;

•	Elimination of geographic limitations on coverage areas; and

•	Increased number of detailing calls per sales representative per day.

      We have developed and tested our e-Detailing application and have commenced the roll-out of this service pursuant to agreements with pharmaceutical companies, large physician organizations, individual physicians and providers of Web-based healthcare products, services and content. We intend to utilize our presence in the physician’s private office by providing broadband Internet protocol (IP) communications to the physician’s desktop in order to deliver incremental multimedia value-added services targeted directly to physicians.

      We have signed agreements with two major pharmaceutical companies — Glaxo Wellcome Inc. and G.D. Searle & Co. — to provide them with our e-Detailing application service for their own sales representatives and are actively negotiating contracts with other major pharmaceutical companies. We have signed an agreement with Professional Detailing, Inc. (PDI), a leading contract sales organization (CSO), under which PDI will provide contract e-Detailing representatives to pharmaceutical companies through our network of physicians. PDI has also made a strategic investment in our company of $2.5 million.

      Our initial network of physicians is focused on primary care, the largest group of physicians in the United States with over 250,000 practitioners. Primary care physicians include practitioners in internal medicine, family practice, obstetrics, gynecology and in general practice. We are initially targeting those physicians with moderate to high numbers of patient relationships and who prescribe across a broad range of therapeutic categories. To expand our network, we enter into agreements with physician groups, which agree to promote our network to their members. We have signed agreements with 21 physician groups with an aggregate membership of approximately 50,000 physicians. We then enter into contracts with individual physicians that typically have an exclusive three-year term and commit the physician to participate in one detailing session per month with each of our pharmaceutical company clients. Currently, we have signed contracts with approximately 2,700 primary care physicians. We plan to establish specialty physician networks in neurology and psychiatry, oncology, cardiology, orthopedics and rheumatology.

      In addition to detailing, the pharmaceutical industry promotes its prescription products through what are referred to as “peer influence” or “clinical experience” meetings. Traditionally, these meetings are held during dinner at a local restaurant. We have recently introduced our group e-Meeting application, which enables groups of eight to ten physicians to participate electronically in live peer influence and clinical experience meetings from the convenience of their own private offices. Pharmaceutical companies benefit by the savings in travel and entertainment expenses and the expediency with which these meetings can be arranged.

      We also offer a group e-Meeting application service that can be used by physician organizations to conduct committee and other group meetings among physician participants in our network. We believe that this application will enable physician organizations to achieve higher levels of attendance by their physician members at these meetings due to the ability of individual physicians to attend without the inconvenience of travel.

Our Strategy

      We believe that we are the first company to establish a physical and Internet-enabled electronic presence in the physician’s private office. Our objective is to be the leading provider of business-to-business application services for electronic commerce between pharmaceutical companies and physicians. We intend to achieve this objective by pursuing the following strategies:

•	Extend our physical and electronic presence to a nationwide network of primary care physicians;

•	Offer physician-focused and Web-enabled services;

•	Introduce additional application services;

•	Expand our pharmaceutical company client base;

•	Establish specialty physician networks;

•	Develop a contract e-Detailing capability;

•	Expand into international markets; and

•	Lower our capital costs.

Our Offices

      We were incorporated in Delaware in January 1996 and commenced operations in April 1996. Our principal executive offices are located at 8777 North Gainey Center Drive, Suite 285, Scottsdale, Arizona 85258. Our telephone number at that address is (480) 368-2768. Our Web site can be located at www.iphysiciannet.com. Information contained on our Web site does not constitute part of this prospectus.

The Offering

Common stock offered by iPhysicianNet	shares

Common stock outstanding after this offering	shares(1)(2)

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including funding our application service introductions, and other working capital needs. We may use a portion of the net proceeds to acquire or invest in complementary businesses or technologies.

Proposed Nasdaq National Market Symbol	IPNI

(1)	This number excludes the underwriters’ over-allotment option. The shares outstanding after this offering will be comprised of the following:

•	shares of common stock issued in this offering.

•	10,072,910 shares of common stock held by current stockholders, including shares issued upon conversion of our outstanding preferred stock at the closing of this offering on a one-for-one basis, subject to adjustment with respect to our Series C preferred stock. See “Description of Capital Stock — Common Stock.”

•	1,200,993 shares to be issued upon exercise of stock purchase warrants at the closing of this offering.

(2)	This number excludes shares of common stock issuable pursuant to our stock option plans and outstanding warrants, as follows:

•	Under our 1998 stock option plan, we currently have outstanding options to purchase 1,313,846 shares at a weighted average exercise price of $0.20 per share, which are or will become exercisable at various times between the date of this prospectus and April 2003. Options to purchase 18,946 more shares of our common stock remain available for grant under our 1998 stock option plan.

•	Under our 1999 stock option plan, we have reserved 1,500,000 shares for issuance. Options to purchase 747,455 shares have been granted as of February 4, 2000 at exercise prices ranging from $5.50 to $10.80 per share.

•	Under our 1999 non-employee director stock option plan, we have reserved 250,000 shares for issuance. Options to purchase 169,540 shares have been granted as of February 4, 2000 at an exercise price of $8.00 per share.

•	We have reserved 400,000 shares of common stock for issuance upon exercise of outstanding stock purchase warrants at an exercise price of $1.00 per share. These warrants were issued to the holders of our Series B preferred stock.

SUMMARY FINANCIAL DATA

(dollars in thousands, except share and per share data)

				Nine Months
	Years Ended December 31,			Ended September 30,

	1996(1)	1997	1998	1998	1999

				(unaudited)

Statement Of Operations Data:

Revenue	$—	$—	$924	$550	$399

Expenses:

Cost of revenue	24	221	3,578	2,595	2,958

Selling and marketing	257	318	670	364	1,013

Research and development	125	227	516	380	603

General and administrative	238	285	973	581	1,260

Total operating expenses	644	1,051	5,737	3,920	5,834

Operating loss	(644)	(1,051)	(4,813)	(3,370)	(5,435)

Net interest expense	—	(43)	(21)	(15)	(460)

Net loss	$(644)	$(1,094)	$(4,834)	$(3,385)	$(5,895)

Beneficial conversion cost of preferred stock	—	—	—	—	(9,491	)(3)

Net loss applicable to common shareholders	$(644)	$(1,094)	$(4,834)	$(3,385)	$(15,386)

Pro forma basic and diluted net loss per common share (unaudited)(2)			$(0.44)		$(1.40	)(3)

Weighted average shares outstanding used in pro forma basic and diluted net loss per common share calculation (unaudited)(2)			11,058,949		11,020,156

	September 30, 1999

		As
	Actual	Adjusted(4)

	(unaudited)

Balance Sheet Data:

Cash and cash equivalents	$11,520	$

Working capital	9,201

Total assets	13,031

Long term debt, less current portion	733

Total stockholders’ equity	9,813

(1)	The data for 1996 is included from January 10, 1996, the date of our inception.

(2)	We calculate net loss per common share by dividing the net loss attributable to common shares by the weighted average number of shares outstanding. Pro forma basic and diluted net loss per common share for the year ended December 31, 1998 and for the nine months ended September 30, 1999 give effect to the assumed conversion of our preferred stock into 9,980,149 shares of common stock, subject to adjustment with respect to our Series C preferred stock. Pro forma basic and diluted net loss per common share amounts also give effect to the exercise of outstanding warrants to purchase an aggregate of 1,200,993 shares of common stock at a weighted average exercise price of $0.20 per share at the closing of this offering.

(3)	We incurred a beneficial conversion cost in connection with our issuance of the Series C shares as a result of the structure of that security. We expect to record an additional beneficial conversion cost, not to exceed $4.8 million, relating to the Series C shares at the same time we complete this offering. These beneficial conversion costs are non-cash items and will not affect our reported financial results after the quarter in which we complete this offering.

(4)	The as adjusted balance sheet data is adjusted to give effect to:

•	The automatic conversion upon completion of this offering of all outstanding shares of preferred stock into 9,980,149 shares of common stock subject to adjustment with respect to our Series C preferred stock;

•	The exercise of outstanding warrants to purchase an aggregate of 1,200,993 shares of common stock at a weighted average exercise price of $0.20 per share at the closing of this offering; and

•	The sale of shares in this offering at an assumed price of $ per share, after deducting underwriting discounts and estimated offering expenses.

RISK FACTORS

      You should carefully consider the following risks and the other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would likely suffer. In this case, the market price of our common stock could decline, and you may lose all or a part of the money you pay to buy our common stock.

Risks Related to our Business

We are not profitable and may continue to incur losses, which could negatively impact the market price of our common stock.

      We have not achieved profitability. During the period from our inception through September 30, 1999, we have incurred net losses of approximately $12.5 million. We may never generate significant revenue or be profitable. Most of our revenue to date has been derived from the evaluation stage of our e-Detailing application. As our business evolves, we expect to introduce a number of new application services. We expect to increase significantly our operating expenses to increase our client base and physician participants in our network, enhance our brand image and support our infrastructure. For us to be profitable, our revenue and gross profit margins will need to increase sufficiently to cover these and other future costs. Even if we become profitable, we may not sustain or increase our profits on a quarterly or annual basis in the future. Continued operating losses or fluctuations in our operating results could cause the market price of our common stock to decline.

Our business model is unproven; if the market does not accept it we may not recognize sufficient revenues or net income to succeed.

      Our success is dependent upon achieving significant market acceptance of our e-Detailing application service and other application services by physicians and pharmaceutical companies. Physicians and pharmaceutical companies may not accept our application services, including our e-Detailing application service, as a supplement to traditional detailing or other sources of healthcare marketing or information. We currently have signed agreements with two pharmaceutical company clients and approximately 2,700 primary care physicians. In order to achieve market acceptance of our initial application service, we may need to overcome certain barriers, including:

•	Resistance of pharmaceutical companies to commit resources to a sales and marketing service that has limited history and proof of effectiveness;

•	Resistance of some physicians and pharmaceutical companies to change the status quo of traditional field-based detailing;

•	Concerns about the technical capabilities of our system;

•	Lack of a critical mass of physicians;

•	Concerns about physicians’ compliance with the commitments required of them in our network; and

•	Concerns of physician group management about detailing by pharmaceutical companies of prescription products not previously on the approved lists of the physician groups.

      If we fail to achieve and maintain market acceptance of our application services, including our e-Detailing application, we may not realize sufficient revenues or net income to succeed.

Our revenue is derived from relatively few clients and our revenue and profitability will decline significantly if we lose any of our clients.

      We have agreements with two pharmaceutical companies, Glaxo Wellcome Inc. and G.D. Searle & Co., for our initial e-Detailing application service and nearly all of our revenue is currently derived from these clients. We will need to enter into agreements with additional pharmaceutical companies in order to become profitable. Both of our existing pharmaceutical company client agreements are for a limited term and may be terminated early and with limited advance notice. We are likely to continue to rely on revenue from a relatively small number of clients. The loss of business from any significant client could substantially harm our financial results.

We may not be able to successfully utilize physician groups to promote our network to their physician group members.

      The success and growth of our business depends upon our ability to utilize large physician groups to recruit physicians. To recruit physicians, we enter into relationships with large physician groups primarily through our internal sales executives and personnel. These physician groups in turn promote our network to their individual physician members. We are currently undertaking a large and rapidly expanding physician recruitment effort. If we do not successfully utilize the marketing efforts of physician groups, our ability to add physicians could be limited, which could limit the attractiveness of our network to present and prospective clients, cause existing clients to discontinue using our network, and limit our ability to generate revenues and achieve or maintain profitability.

Our limited operating history makes evaluating our business and future prospects difficult; if we fail to meet the expectation of some investors or securities analysts, the market price of our stock may decline.

      We initiated our operations in April 1996 and began the evaluation phase of our network in June 1998. As a result, we have only a limited operating history on which you can base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in rapidly evolving markets like ours. Some of these risks and uncertainties are described elsewhere in “Risk Factors.” We may not successfully address these risks and uncertainties. If our actual operating results are below the expectations of some investors or securities analysts, our stock price may fluctuate or decline rapidly.

We may need additional capital in the future to achieve our business strategies which may not be available to us and which, if raised, may dilute your ownership interest in us.

      We expect that our initial marketing and network installation efforts will result in capital costs associated with additional physicians joining our network increasing at a faster rate than revenue associated with additional pharmaceutical companies using our application services. The rate at which pharmaceutical company clients use our application services may be significantly delayed because, in our experience, the sales cycle for these clients can be several months or longer from initial contact to the signing of a final agreement and is subject to lengthy and uncertain budgeting and approval processes. We believe that the anticipated proceeds of this offering, together with the proceeds received from our private offerings of preferred stock and our loan facilities, will be sufficient to meet our capital costs and operating expenses over the next two years. If our revenue does not rise to a level sufficient to meet our ongoing capital costs and operating expenses, we may eventually need additional capital. Alternatively, we may need to raise additional funds sooner to fund more rapid expansion, to develop new or enhanced application services or to respond to technological advancements and competitive pressures.

      Additional financing may be unavailable to us when and to the extent required and, even if available, may not be available on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our application services or respond to technological advancements or competitive pressures. If we raise additional funds by issuing equity or equity-linked securities, the percentage ownership of our stockholders will be diluted. Also, any new securities could have rights, preferences and privileges senior to those of the common stock.

Our growth may strain our resources and if we are unable to manage our growth, this may harm our business and operating results.

      Our ability to successfully offer our application services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations. To manage our future growth, we will need to:

•	Improve existing or implement new operating and financial systems, procedures and controls;

•	Expand, train and manage our employee base; and

•	Maintain close coordination among our technical, finance, marketing, sales and service staffs.

      If we are unable to manage growth effectively, our management and systems could be strained and we could experience a loss of revenue and clients and could incur additional operating losses or expenses.

We may not be able to keep up with rapid technological or other changes, which may hinder our ability to compete and harm our financial performance.

      The markets in which we compete are characterized by rapidly changing Internet, broadband and other telecommunications technologies and evolving technological standards. Our future success will depend on our ability to adapt to these changes and to continuously improve the performance, features and reliability of our application services and network. We may not be able to do so. In addition, the widespread adoption of new telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure and could enable large numbers of competitors to reach physicians directly, which would reduce any advantages to us of gaining a physical and electronic presence on the physicians’ desktops. Our failure to successfully adapt to these changes may hinder our competitiveness, cause our revenue to decline or limit our ability to achieve or maintain profitability.

Our lack of protectable proprietary technology and low technological barriers to entry could invite substantial competition and cause our revenue or profitability to decline.

      We do not own any patents, significant software protections or proprietary technology that cannot be duplicated by other companies should they decide to offer similar services. As a result, there are relatively low technological barriers to entry in our markets. If competitors enter our market with services similar to ours, we could experience significant price competition or lose market share, which would negatively impact our revenue and our ability to achieve or maintain profitability.

Failures of our network may undermine our clients’ confidence in our abilities and cause us to incur a loss of clients and revenue.

      Our business could be harmed if we cannot operate our network for significant hours each day with limited interruptions. Our network may be required to accommodate a high volume of traffic. We may experience slower response times or network failures due to increased traffic on our network or for a variety of other reasons. Our network could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of information. Moreover, our network infrastructure may not be able to support continued growth in its use. We do not currently maintain redundant facilities for the content and other data that is disseminated by us throughout our network. Significant interruption or loss of data in our system could cause our clients or physician members on our network to limit or cease usage of our application services and cause our revenue or future profitability to decline.

Security risks and concerns may deter the use of the Internet for conducting commerce.

      Concern about the security of the transmission of confidential information over public networks is a significant barrier to electronic commerce and communication. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of Internet security systems that protect proprietary information. If any well-publicized compromises of security were to occur, they could substantially reduce the use of the Internet for commerce and communications.

      Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations. Some of our activities involve the storage and transmission of proprietary and confidential information. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our physician networks or pharmaceutical company clients, which could disrupt our application service offerings or make it inaccessible to our physician networks or pharmaceutical company clients. We may be required to expend significant capital and other resources to protect against the threat of, or to alleviate problems caused by, security breaches and the introduction of computer viruses. Our security measures may be inadequate to prevent security breaches or combat the introduction of computer viruses, either of which may result in loss of data, increased operating costs, litigation and possible liability.

Our future success depends upon further developing and enhancing relationships with third parties and our failure to do so could harm our business and limit our ability to achieve or maintain profitability.

      We have relatively few employees and internal operating capabilities and we depend heavily on products and services obtained from third parties, including sales and marketing, systems installation, upgrade, maintenance and help-desk support services, supply of hardware and technology, development of software, physician recruitment and the supply of content on our network. Our ability to generate revenue or achieve or maintain profitability would be limited if we cannot successfully develop, maintain and enhance our third-party relationships. We formed many of our existing relationships recently and many third parties on which we rely may not view their relationships with us as significant to their own businesses. As a result, they may reassess their commitment to us or decide to compete directly with us in the future. We generally do not have agreements that prohibit these third parties from competing against us directly or from contracting with our competitors. As a result, we cannot guarantee that these relationships will be successful.

Potential acquisitions could have unintended negative consequences which could adversely affect our operating results.

      We intend to make investments in or acquire complementary technologies and businesses. These investments and acquisitions could disrupt our ongoing business, distract our management and employees and increase our expenses and contingent liabilities. If we acquire a company, we could face difficulties in assimilating that company’s personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Acquisitions of additional services or technologies also involve risks of incompatibility and the need for integration into our existing services and marketing, sales and support efforts. If we finance the acquisitions by issuing equity or equity-linked securities, this could dilute our existing stockholders. Any amortization of goodwill or other assets or other charges resulting from the costs of these acquisitions could adversely affect our future profitability.

If we lose the services of key personnel our success could be limited.

      Our success substantially depends on the performance, contributions and expertise of our senior management team, led by Peter J. Moriarty, Chairman of the Board and Chief Executive Officer; John W. Benson, President; Lyle R. Scritsmier, Executive Vice President and Chief Financial Officer; Stephen M. Bonnell, Executive Vice President, Technical Operations and Chief Technology Officer; and Charles Van Cott, Executive Vice President, Business Development and General Counsel. Our employment agreements with these individuals contain non-compete provisions that prohibit our executive officers from competing with us during their employment and for one year after termination of employment with us. However, these provisions may not prohibit our executives from working for competitors once they cease employment with us. Our performance also depends on our ability to attract and retain additional qualified management, professional sales and marketing and technical operating staffs. There is intense competition for experienced sales representatives in the healthcare industry and for technical personnel and we may not attract and retain qualified employees. The departure of any of our executive management or any of these other employees, or our inability to attract and retain qualified personnel, could limit our ability to generate revenue and to achieve or maintain profitability.

Risks Related to the Healthcare Industry

We may be subject to or negatively impacted by fraud and abuse laws, which may cause physicians and clients to stop using our network and cause our operating results to suffer.

      The healthcare industry is subject to various Federal and state laws pertaining to healthcare fraud and abuse, including prohibitions on the payment or acceptance of kickbacks or other remuneration in return for the purchase or lease of products which are paid for by Medicare, Medicaid and similar state programs. Sanctions for violating these laws include criminal penalties and civil sanctions, including fines and penalties, and possible exclusion from Medicare, Medicaid and other Federal or state healthcare programs. In order to attract physicians to our network, we install a personal computer in their private offices without charge and offer them a variety of services without charge over the network, including e-mail, Internet access and electronic access to electronic medical and non-medical information resources, and in the future we intend to expand these offerings. Providing this equipment and these services without charge may be considered by regulatory authorities or others to be improper inducements to participating physicians to prescribe pharmaceuticals manufactured by the pharmaceutical company clients using our e-Detailing application or other application service offerings. The potential scope of these laws is very broad and our practices could be challenged under Federal or state healthcare laws. Any challenge could result in our incurring significant liabilities or expenses. A successful challenge to our practices could also cause us to discontinue some or a significant portion of the network benefits that we currently offer or plan to offer to physicians without cost. If this were to occur, we could lose physicians and clients and be unable to attract new physicians to our network. This could cause us to experience a decline in revenues or limit our ability to achieve or maintain profitability.

We depend on the pharmaceutical industry for all of our revenues; and consolidations and other changes in the industry could adversely affect our business.

      Our business depends significantly on sales and marketing expenditures by pharmaceutical companies for the sale and distribution of pharmaceutical products. There has been a trend in the pharmaceutical industry toward consolidation, by merger or otherwise. If consolidation continues, we could experience a reduction in the number of existing or future clients or client prospects, and decisions to utilize our alternative sales, marketing and promotional programs could be delayed indefinitely or terminated pending the negotiation or completion of any particular business combination involving our clients or prospective clients.

      We expect to benefit from the growing trend of pharmaceutical companies to utilize alternative sales, marketing and promotional strategies. There can be no assurance that this trend will continue. We could be harmed by unfavorable developments in the pharmaceutical industry generally or any reduction in expenditures for sales, marketing or promotional activities by pharmaceutical companies or a shift in marketing focus away from product detailing or other traditional product marketing programs. Sales, marketing and promotional expenditures by pharmaceutical companies have in the past been, and could in the future be, negatively impacted by governmental reform or private market initiatives intended to reduce the cost of pharmaceutical products or by governmental, medical association or pharmaceutical industry initiatives designed to regulate the manner in which pharmaceutical companies market their products. A significant trend in the pharmaceutical industry not to use new approaches to marketing, such as the services we provide, could limit our ability to generate revenue and achieve or maintain profitability.

Our business could be harmed by possible healthcare reforms and managed healthcare programs.

      Healthcare reform measures have been considered by Congress and other Federal and state bodies during recent years. The intent of the proposals generally has been to reduce healthcare costs and the growth of total healthcare expenditures and expand healthcare coverage for the uninsured. Although comprehensive healthcare reform has been considered, only limited proposals have been enacted. Comprehensive healthcare reform may be considered again and efforts to enact reform bills are likely to continue. Implementation of government healthcare reform may adversely affect promotional and marketing expenditures by pharmaceutical companies, which could decrease the business opportunities available to us. We cannot predict the likelihood of this legislation or similar legislation being enacted into law or the effects that any such legislation could have on our business.

      Cost containment has become an increasingly significant trend in the United States healthcare industry. In recent years, managed care providers have been able to exercise greater influence through managed treatment and hospitalization patterns, a shift from reimbursement on a cost basis to per capita limits for patient treatment and the use of limited lists of preapproved products that a physician is permitted to prescribe, often referred to as “formularies.” The increasing use of managed care, centralized purchasing decisions and consolidation among and integration of healthcare providers continues to affect purchasing and usage patterns in the healthcare system. Decisions regarding the use of pharmaceutical products are increasingly being consolidated into group purchasing organizations, regional integrated delivery systems and similar organizations and are becoming more economically focused, with decision makers taking into account the cost of the product and whether a product reduces the cost of treatment. We may be adversely affected by cost containment measures. Government or private initiatives to further contain pharmaceutical pricing could have a negative impact on the pharmaceutical industry and on our business, and could limit our ability to generate revenue or achieve or maintain profitability.

The costs of complying with governmental regulations or changes in governmental regulations could have an adverse impact on our business.

      The healthcare industry is subject to extensive regulation. Various laws, regulations and guidelines promulgated by government, industry and professional bodies affect, among other matters, the provision, licensing, labeling, marketing, promotion, sale and distribution of healthcare services and products, including pharmaceutical products. It is possible that additional laws, regulations and guidelines or changes in current laws, regulations or guidelines may be adopted in the future. Our failure or our clients’ failure to comply with such laws, regulations and guidelines, or any change in applicable laws, regulations and guidelines, could limit or prohibit certain of our business activities or those of our clients, subject us or our clients to adverse publicity, increase the cost of regulatory compliance or subject us or our clients to monetary fines or other penalties. These actions could limit our ability to generate sufficient revenues or net income to succeed.

Risks Related to This Offering

Shares eligible for public sale after this offering would hurt our stock price.

      After this offering, there will be outstanding           shares of our common stock. Of these shares, the shares sold in this offering will be freely tradeable except for any shares purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933. After this offering, 9,335,349 shares (including shares issuable upon exercise of outstanding warrants) are entitled to demand registration rights beginning six months after this offering and except for shares purchased by our “affiliates,” which will remain subject to the volume limitations and other conditions of Rule 144, and except for certain contractual restrictions, after registration, may be sold without restriction. Shares held by our directors, officers, employees, current outside stockholders, and their affiliates will be “restricted securities” and will become eligible for sale at various times after the closing of this offering, subject to the volume limitations and other conditions of Rule 144. In addition, after this offering 2,230,841 shares issuable upon the exercise of options (based on options outstanding as of February 4, 2000), will be freely tradeable.

We have broad discretion in the use of proceeds from this offering; stockholders may not agree on the way our management uses these proceeds, and if we do not use the proceeds effectively our business may be harmed.

      We intend to use the net proceeds from this offering for general corporate purposes, including introduction of our application services, working capital and other capital needs. We may also use a portion of the proceeds to invest in complementary businesses or technologies. Our management will have significant flexibility in applying the net proceeds of the offering, including uses with which stockholders may not agree. The failure of our management to apply funds from this offering effectively could harm our business.

You will suffer immediate and substantial dilution.

      The price you will pay for our common stock will be substantially higher than the pro forma tangible book value per share of outstanding common stock. As a result, you will experience immediate and substantial dilution in tangible book value per share, and the current stockholders of our company will experience an immediate increase in the tangible book value per share of their shares of common stock. The dilution that you will experience in this offering will be approximately           per share based on an assumed public offering price of $     per share. To the extent that we issue additional shares of common stock in connection with acquisitions, strategic partner agreements, future financings, or if our outstanding options or warrants to purchase common stock are exercised, there will be further dilution to investors in this offering.

FORWARD-LOOKING STATEMENTS; MARKET DATA

      This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. We generally identify forward-looking statements in this prospectus using words like “believe,” “intend,” “expect,” “may,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate” or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, as more fully described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

      This prospectus also contains market data related to our business and the specific segments of the pharmaceutical and healthcare industries in which we compete. These market data includes statistics that are based on a number of factors and were prepared by third parties unrelated to us. Our markets may not continue to grow at the rates historically experienced or at the growth rates implied by these statistics, or at all. The failure of these markets to grow at the implied rates may have a material adverse impact on our business and the market price of our common stock.

USE OF PROCEEDS

      We estimate the net proceeds to us from this offering, after deducting the underwriting discounts and offering expenses payable by us, will be approximately $          , or $          if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $     per share.

      We currently expect to use the net proceeds of this offering for general corporate purposes, including introduction of our application services, and other working capital and capital needs. We also may use a portion of the net proceeds of this offering to acquire or invest in complementary businesses or technologies, although we have no present commitments or agreements with respect to any material acquisition or investment. Pending such uses, we intend to invest the net offering proceeds in short-term, interest-bearing, investment-grade securities.

      The foregoing represents our present intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds of this offering in a manner other than as described in this prospectus.

      Other than the purposes outlined above, the principal purposes of this offering are to:

•	Increase our equity capital;

•	Increase our visibility and brand awareness in our markets;

•	Provide liquidity to existing stockholders;

•	Facilitate our access to public capital markets for future financing needs; and

•	Enhance our ability to use our capital stock as consideration for any future acquisitions or strategic alliance agreements.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our capital stock and we do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. Our commercial loan facility currently prohibits us from paying dividends without the lender’s consent. We intend to retain any earnings for use in the operation of our business and to fund our growth.

CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 1999. Our capitalization is presented:

•	On an actual basis;

•	On a pro forma basis to reflect the issuance of our Series D and Series D-1 preferred stock in February 2000; and

•	On an as adjusted basis to reflect:

•	The sale of the shares offered hereby at an assumed initial public offering price of $ per share, after deducting underwriting discounts and estimated offering expenses payable by us;

•	The automatic conversion of all outstanding shares of our preferred stock into 9,980,149 shares of common stock upon the closing of this offering. The following table assumes the conversion of our outstanding shares of preferred stock into shares of common stock on a one-for-one basis, subject to possible adjustment of the conversion ratio of our Series C preferred stock at the closing of this offering. See “Description of our Capital Stock — Common Stock”; and

•	The exercise of outstanding warrants held by PictureTel Corporation to purchase 997,750 shares of common stock at a purchase price of $0.01 per share; the exercise of outstanding warrants held by holders of our Series A preferred stock to purchase 166,879 shares of common stock at a purchase price of $0.20 per share; and the exercise of outstanding warrants held by Far East National Bank to purchase 36,364 shares of common stock at a purchase price of $5.50 per share, subject to adjustment, upon completion of this offering. All of these warrants will expire if not exercised upon completion of this offering.

	September 30, 1999

	(unaudited)		As
	Actual	Pro Forma	Adjusted

Cash and cash equivalents:	$11,519,631	$11,519,631	$

Long-term debt, less current portion:	733,074	733,074	—

Shareholders’ equity:

Convertible Preferred Stock:

Series A Preferred Stock, par value $0.001; 3,851,724 shares authorized, 2,078,914 shares issued and outstanding on an actual and pro forma basis; no shares authorized, issued or outstanding on an as adjusted basis	2,079	2,079	—

Series B Preferred Stock, par value $0.001; 5,000,000 shares authorized, 5,000,000 shares issued and outstanding on an actual and pro forma basis; no shares authorized, issued or outstanding on an as adjusted basis	5,000	5,000	—

Series C Preferred Stock, par value $0.001, 10,000,000 shares authorized, 2,710,758 shares issued and outstanding on an actual and pro forma basis; no shares issued or outstanding on an as adjusted basis	2,711	2,711	—

	September 30, 1999

	(unaudited)		As
	Actual	Pro Forma	Adjusted

Series D Preferred Stock, par value $0.001 per share; no shares authorized, issued or outstanding on an actual basis; 83,334 shares authorized, issued and outstanding on a pro forma basis; no shares issued or outstanding on an as adjusted basis	—	83	—

Series D-1 Preferred Stock, par value $0.001 per share, no shares authorized, issued or outstanding on an actual basis; 107,143 shares authorized, issued and outstanding on a pro forma basis; no shares issued or outstanding on an as adjusted basis	—	107	—

Preferred Stock, par value $0.001; no shares authorized, issued or outstanding on an actual or pro forma basis, 5,000,000 shares authorized and no shares issued or outstanding on an as adjusted basis	—	—	—

Common Stock, par value $0.001; 40,000,000 shares authorized, 36,789 shares issued and outstanding on an actual basis; 40,000,000 shares authorized, shares issued and outstanding on an as adjusted basis	37	37

Additional paid-in capital	23,496,629	25,996,439

Deferred compensation	(1,225,469)	(1,225,469)

Accumulated deficit	(12,467,863)	(12,467,863)

Total shareholders’ equity	9,813,124	12,313,124

Total capitalization	$22,065,829	$24,565,829

      The foregoing table does not include stock options or certain warrants, which are more fully described on page 4.

DILUTION

      As of September 30, 1999, our pro forma net tangible book value after giving effect to the exercise of warrants to purchase 1,200,993 shares of common stock upon closing of the offering and shares issued upon exercise of warrants between October 1, 1999 and February 1, 2000, was $13,297,811, or $1.20 per share of common stock. “Net tangible book value” per share represents the amount of our total tangible assets reduced by the amount of our current liabilities, divided by the number of shares of common stock outstanding. Immediate dilution is the difference between the purchase price per share paid by a new investor and the pro forma net tangible book value of each share immediately after this offering. As of September 30, 1999, our pro forma net tangible book value as further adjusted for the sale of           shares offered in this offering, after deducting the underwriting discounts and commissions and other estimated offering expenses and application of the net proceeds from such sales of           million shares, would have been approximately $     per share. This represents an immediate increase of $     per share to existing shareholders and an immediate dilution of $      per share to new investors, which represents a significant disparity between the price paid by new investors for the shares sold in this offering and the net tangible book value of such shares. The following table illustrates this per share dilution:

Assumed initial public offering price	$	$

Pro forma net tangible book value per share as of September 30, 1999.

Increase attributable to new investors

Net tangible book value per share after this offering

Dilution per share to new investors

      The following table summarizes on a pro forma basis as of September 30, 1999, the difference between the total consideration paid and the average price per share paid by existing stockholders and new investors with respect to the number of shares of common stock purchased from us based on the assumed initial public offering price:

	Shares Purchased		Total Consideration
					Average Price
	Number	Percent	Amount	Percent	Per Share

Existing shareholders	11,083,426		$21,331,872		$1.92

New investors

Total

      The foregoing tables and calculations exclude options and certain common stock purchase warrants which, if exercised, would cause further dilution, which are more fully described on page 4. See “Prospectus Summary — The Offering.”

SELECTED FINANCIAL DATA

(dollars in thousands, except share and per share data)

      We derived the financial data as of and for the years ended December 31, 1996, 1997 and 1998 from our audited financial statements included elsewhere in this prospectus. These financial statements were audited by KPMG LLP, independent auditors. The selected financial data presented below for the nine-month periods ended September 30, 1999 and 1998, are derived from the unaudited financial statements of iPhysician Net Inc. included elsewhere in this prospectus and, in the opinion of management, have been prepared on a basis consistent with the audited financial statements and include all adjustments, which consist only of normal recurring adjustments necessary to present fairly in all material respects the information included in those statements. The information shown below should be read together with the financial statements and notes thereto and “Management Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

				Nine Months
	Years Ended December 31,			Ended September 30,

	1996(1)	1997	1998	1998	1999

				(unaudited)

Statement Of Operations Data:

Revenue	$—	$—	$924	$550	$399

Expenses:

Cost of revenue	24	221	3,578	2,595	2,958

Selling and marketing	257	318	670	364	1,013

Research and development	125	227	516	380	603

General and administrative	238	285	973	581	1,260

Total operating expenses	644	1,051	5,737	3,920	5,834

Operating loss	(644)	(1,051)	(4,813)	(3,370)	(5,435)

Net interest expense	—	(43)	(21)	(15)	(460)

Net loss	$(644)	$(1,094)	$(4,834)	$(3,385)	$(5,895)

Beneficial conversion cost of preferred stock	—	—	—	—	(9,491	)(5)

Net loss applicable to common shareholders	$(644)	$(1,094)	$(4,834)	$(3,385)	$(15,386)

Basic and diluted as converted net loss per common share(2)	$(0.44)	$(0.49)	$(0.83)	$(0.68)	$(1.81	)(4)

Pro forma basic and diluted net loss per common share (unaudited)(2)(3)			$(0.44)		$(1.40	)(4)

Weighted average shares outstanding used in basic and diluted as converted net loss per common share(2)	1,470,879	2,214,491	5,804,841	5,001,450	8,483,739

Weighted average shares outstanding used in pro forma basic and diluted net loss per common share calculation (unaudited)(3)			11,058,949		11,020,156

	December 31,			September 30, 1999

	1996	1997	1998	Actual	As Adjusted(5)

				(unaudited)

Balance Sheet Data:

Cash and cash equivalents	$107	$286	$1,551	$11,520	$

Working capital (deficiency)	(187)	(1,071)	(6)	9,201

Total assets	195	857	3,125	13,031

Long term debt, less current portion	—	—	1,435	733

Total stockholders’ equity (deficiency)	(102)	(611)	(145)	9,813

(1)	The data for 1996 is included from January 10, 1996, the date of our inception.

(2)	We calculate net loss per common share by dividing the net loss attributable to common shares by the weighted average number of shares outstanding. All outstanding shares of preferred stock automatically convert into common stock upon completion of this offering. In addition, certain outstanding warrants will be required to be exercised to purchase common stock upon completion of this offering. Due to the significance of the conversion of the preferred stock and the warrants, net loss per share using only outstanding common shares would not be meaningful. The as converted net loss per common share reflects the conversion of preferred shares and exercise of warrants as of the dates the shares or warrants were issued. We had no common shares outstanding as of December 31, 1996 and 1997. As of December 31, 1998 and September 30, 1999, we had 1,651, and 36,789 shares of common stock outstanding, respectively. We had 45,088, 244,379, 560,845, and 619,855 shares of anti-dilutive common stock equivalents as of December 31, 1996, 1997, 1998 and September 30, 1999.

(3)	Pro forma basic and diluted net loss per common share for the historical periods 1996 through 1998 and for the nine months ended September 30, 1998 and 1999 give effect to the assumed conversion of our preferred stock at January 10, 1996 into 9,980,149 shares of common stock, subject to adjustment with respect to our Series C preferred stock. Pro forma basic and diluted net loss per common share amounts also give effect to the exercise of outstanding warrants to purchase an aggregate of 1,200,993 shares of common stock at a weighted average exercise price of $0.20 per share at the closing of this offering.

(4)	We incurred a beneficial conversion cost in connection with our issuance of the Series C shares as a result of the structure of that security. We expect to record an additional beneficial conversion cost, not to exceed $4.8 million, relating to the Series C shares at the same time we complete this offering. These beneficial conversion costs are non-cash items and will not affect our reported financial results after the quarter in which we complete this offering.

(5)	The as adjusted balance sheet data is adjusted to give effect to:

•	The automatic conversion upon completion of this offering of all outstanding shares of preferred stock into 9,980,149 shares of common stock, subject to adjustment with respect to our Series C preferred stock;

•	The exercise of outstanding warrants to purchase an aggregate of 1,200,993 shares of common stock at a weighted average exercise price of $0.20 per share at the closing of this offering; and

•	The sale of shares in this offering at an assumed price of $ per share, after deducting underwriting discounts and estimated offering expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and operations should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, those described under “Risk Factors,” “Business” and elsewhere in this prospectus.

Overview

      We use the Internet and high speed telecommunications to enhance the efficiency, quality and convenience of communications between the pharmaceutical industry and physicians. By installing our network equipment in both our pharmaceutical company clients’ and physicians’ offices, we offer our pharmaceutical company clients and contract sales partner the ability to provide high quality, real-time, two-way, PC-based videoconferencing directly to the physician’s private office. Our initial application service, e-Detailing, enables pharmaceutical company and contract sales representatives to communicate directly with physicians using our system to conduct live detailing sessions.

      For the period from inception of our operations in April 1996 through December 1997, our operating activities related primarily to the initial development of our interactive e-Detailing application service, including:

•	Market research with senior pharmaceutical company executives and physicians;

•	Developing an “alpha” version of our system and testing with two major pharmaceutical companies and 16 primary care physicians;

•	Developing our proprietary software and creation of our hardware infrastructure;

•	Establishing relationships with business partners, including PictureTel Corporation, which provided videoconferencing technology and financing, Inacom Corp., which provided equipment manufacturing, installation, training and customer support, and various content providers;

•	Signing contracts with pharmaceutical companies and physicians to participate in our twelve month evaluation phase; and

•	Recruiting personnel.

      From January 1998 to September 30, 1999, our operating activities related primarily to:

•	Installation and operation of our evaluation network with the five major pharmaceutical companies and 200 primary care physicians that participated in the evaluation phase;

•	Pharmaceutical company client sales and marketing;

•	Establishing relationships with large physician groups for the recruitment of physicians;

•	Further developing our software and hardware infrastructure;

•	Recruiting personnel, principally in the technology and database operations areas; and

•	Developing relationships with third parties such as content providers, healthcare service providers and market research organizations.

  Revenue Sources

      Pharmaceutical company clients paid a flat fee to participate in our evaluation phase, which began in June 1998. The fees were recognized as revenue on a straight-line basis over the period of participation.

      Thus far, our pharmaceutical company clients have paid us an advance prior to any service being provided. Revenue is recognized when services are provided. Pharmaceutical companies are also charged a telecommunication or similar charge for the time spent in e-Detailing calls with physicians and for the time spent downloading their company specific media directly to the physician’s desktop system. As we expand operation of our network, revenue will be obtained from fees we charge to pharmaceutical companies, either in the form of annual access fees paid to obtain access to our network or activity charges such as fees paid per minute of connection to physicians.

  Expenses

      Our expenses consist primarily of the following:

•	Cost of revenue, which consist primarily of maintaining and operating our network. These costs include the lease or depreciation expense of network equipment, software development, salaries of personnel directly related to supporting the operation of the network, monthly fees for telecommunication protocols including Internet service provider connections, one-time telecommunication connection and installation fees, telecommunication usage fees incurred between pharmaceutical companies and physicians, installation of equipment, recruiting of physicians, maintenance of our corporate data center, customer support services including a help desk, and training of network users.

•	Selling and marketing expenses, which consist primarily of salaries, advertising, marketing, market research studies and other related costs of internal sales and marketing personnel and program expenses.

•	Research and development expenses, which consist primarily of salaries and related personnel costs and the cost of outside technical resources that assist in the development of our technology and network functionality.

•	General and administrative expenses, which consist primarily of salaries and related costs for general corporate functions including executive management, finance, facilities, human resources, professional accounting and legal fees, depreciation of office equipment and personnel recruiting expenses.

      Salary expense in the above expense categories includes non-cash compensation expense resulting from the issuance of certain stock options. The expense equals the excess of the fair market value of our stock at the time of grant over the exercise price of the options and is amortized to expense over the vesting period of the options. We amortized $204,000 in 1998 and $601,000 in the nine month period ended September 30, 1999, and currently expect to amortize $221,000 in the remainder of 1999, $608,000 in 2000, $320,000 in 2001, $149,000 in 2002 and $28,000 in 2003 as deferred compensation expense in respect of options outstanding at September 30, 1999.

Results of Operations

  Comparison of Nine Months Ended September 30, 1999 and 1998 (Unaudited)

      Revenue. Revenue decreased to $399,000 for the nine months ended September 30, 1999 from $550,000 for the nine months ended September 30, 1998. The decrease in revenue was due to the expiration of most of our evaluation phase activities during 1999. Four of our evaluation clients completed their evaluation phase in early 1999. Physician fees from evaluation extensions or new contracts were also lower on a per physician basis than fees initially received from evaluation clients.

      Cost of Revenue. Cost of revenue increased to $2,958,000 for the nine month period ended September 30, 1999 from $2,595,000 for the nine month period ended September 30, 1998. The increase is primarily attributable to software development and licensing costs of $418,000, additional personnel and related costs of $345,000, telecommunications costs, physician recruiting costs and the cost of implementing a contract sales pilot program for one client. These increases were offset by evaluation phase network installation costs of $436,000 incurred in 1998 and higher equipment depreciation expenses related principally to the additional depreciation of evaluation equipment installed in 1998.

      Selling and Marketing. Selling and marketing expenses increased to $1,013,000 for the nine month period ended September 30, 1999 from $364,000 for the nine month period ended September 30, 1998. The increases in selling expenses was attributable to an increase in salaries and related costs of $397,000, the costs of the independent market research studies, marketing and advertising costs and travel costs. The increased costs were due to the commencement of sales efforts to pharmaceutical companies as the evaluation phase was nearing completion in 1999.

      Research and Development. Research and development expenses increased to $603,000 for the nine month period ended September 30, 1999 from $380,000 for the nine month period ended September 30, 1998. The increase in expenses was attributable to increased salary and related costs in connection with the enhancement of our network functionality and the anticipated expansion of the network.

      General and Administrative. General and administrative expenses increased to $1,260,000 for the nine month period ended September 30, 1999 from $581,000 for the nine month period ended September 30, 1998. The increase was attributable to increased salary and related costs of $490,000, increased legal fees and other expenses of associated with patent and trademark searches and applications, increased office rent and depreciation of office equipment. These increases were offset by a reduction in personnel search fees. The increased costs were due to additional employees hired in contemplation of our network expansion.

      Net Interest Expense. Net interest expense consists primarily of interest expense on borrowings offset by investment income from our cash investments. These expenses increased to $460,000 for the nine month period ended September 30, 1999 from $15,000 for the nine month period ended September 30, 1998. The principal cause for the increase was larger amounts borrowed in 1999 and the estimated interest expense attributable to common stock warrants granted with an exercise price below fair value of the common stock. The warrants were issued in connection with the issuance of our $2,500,000 face amount convertible notes in March 1999.

  Comparison of Years Ended December 31, 1998 and 1997

      Revenue. Revenue was $924,000 for the year ended December 31, 1998. There was no revenue in 1997 as we did not begin delivery of services to clients until our initial evaluation period commenced in June 1998. Our revenue during 1998 consisted primarily of fees received from pharmaceutical company clients in connection with our evaluation phase.

      Cost of Revenue. Cost of revenue increased to $3,578,000 for the year ended December 31, 1998 from $221,000 for the year ended December 31, 1997. The increase was primarily attributable to operation of our evaluation phase network in 1998 while in 1997 the network was still in the developmental stage. The significant costs of revenue in 1998 consisted of depreciation of network equipment of $1,424,000, software development and amortization cost of $584,000, evaluation phase equipment installation and training of $471,000, telecommunications costs of $369,000 and physician recruiting and relations costs. The significant costs in 1997 consisted of physician recruiting costs, development of training and related manuals and system development costs.

      Selling and Marketing. Selling and marketing expenses increased to $670,000 for the year ended December 31, 1998 from $318,000 for the year ended December 31, 1997. The increase in selling expenses was attributable to increases in salaries and related costs of $294,000 and marketing research costs in 1998 offset by a reduction in advertising costs. Advertising costs declined as the evaluation phase clients were recruited in 1997.

      Research and Development. Research and development expenses increased to $516,000 for the year ended December 31, 1998 from $227,000 for the year ended December 31, 1997. The increase in cost was attributable to salaries and related costs and outside technical service costs. The costs increased due to development of software for post-evaluation operations.

      General and Administrative. General and administrative expenses increased to $973,000 for the year ended December 31, 1998 from $285,000 for the year ended December 31, 1997. The increase in 1998 was attributable to increased salaries and related costs, search fees for new personnel, professional legal and accounting costs, office rent and depreciation expense of office equipment.

      Net Interest Expense. Net interest expense decreased to $21,000 for the year ended December 31, 1998 from $43,000 for the year ended December 31, 1997. The principal cause for the decline was due to larger amounts of cash invested in 1998.

  Comparison of Years Ended December 31, 1997 and 1996.

      Revenue. No revenue was recognized in either of the years ended December 31, 1997 or 1996 as the company was still in the development stage.

      Cost of Revenue. Cost of revenues increased to $221,000 for the year ended December 31, 1997 from $24,000 for the year ended December 31, 1996. The significant costs in 1997 consisted of physician recruiting costs, development of training and related manuals and system development costs, while the principal cost in 1996 was for physician recruiting.

      Selling and Marketing. Selling and marketing expenses increased to $318,000 for the year ended December 31, 1997 from $257,000 for the year ended December 31, 1996. The increase in selling expenses was due to costs associated with sales to evaluation phase pharmaceutical company clients and consisted of advertising, marketing, travel and salary expenses. These increases were offset by a reduction in professional marketing fees.

      Research and Development. Research and development expenses increased to $227,000 for the year ended December 31, 1997 from $125,000 for the year ended December 31, 1996. The increase was due principally to our increased number of employees and third party technical services expenses to support development of our network services.

      General and Administrative. General and administrative expenses increased to $285,000 for the year ended December 31, 1997, from $238,000 for the year ended December 31, 1996. The increase was principally due to increases in office expenses including office rent, supplies, equipment depreciation and telephone system costs offset by decreased costs for legal fees.

      Net Interest Expense. Net interest expense was $43,000 in 1997. There was no interest expense or income in 1996.

Liquidity and Capital Resources

      Since our inception, we have financed our operations primarily through private equity and debt financings, including loans from shareholders and customer advances. During the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, we received net proceeds from the sales of stock, debt financing and shareholder loans of $668,000, $960,000, $4,578,000 and, $14,508,000, respectively. At September 30, 1999 we had approximately $11,519,631 of unrestricted cash and cash equivalents. In September 1999, we completed a private placement of our Series C preferred stock with aggregate net proceeds of approximately $12.4 million, excluding the conversion of existing indebtedness. On October 4, 1999, we entered into an equipment loan facility of up to $10,000,000 with a commercial bank. In February 2000, we completed a private placement of our Series D and Series D-1 preferred stock with aggregate net proceeds of $2,500,000.

      We have incurred substantial costs to design, develop and build our network, and in advertising and recruiting programs for pharmaceutical companies and physicians, building brand awareness and growing our business. As a result, we have had significant use of cash flows from operating activities for each fiscal and quarterly period to date. Net cash used in operating activities for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1999 was $471,000, $294,000, $2,973,000 and $3,572,000, respectively. Cash used in operating activities in each of these periods was primarily the result of net operating losses.

      Net cash used in investing activities was $89,000, $488,000, $339,000 and $968,000 for the annual periods ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1999, respectively. Cash used in investing activities in each period was primarily related to purchases of equipment and software and funding of a cash security account related to the purchase of equipment.

      On September 22, 1997, we entered into a Relationship Agreement with PictureTel Corporation for the provision of our network equipment and equipment financing in exchange for equity ownership rights and our agreement to purchase equipment from PictureTel. Pursuant to this agreement, PictureTel provided us with a $500,000 working capital loan, which has subsequently been repaid, and a $2,005,000 loan, the proceeds of which were used to purchase our evaluation phase equipment. Under the agreement, PictureTel received warrants to purchase 997,750 shares of our Series A preferred stock. The exercise price of the warrants is $0.01 per share and the warrant will be exercised for common stock on a one-for-one basis upon the closing of this offering.

      On March 5, 1999, we issued $2,500,000 aggregate principal amount of convertible promissory notes to our Series B preferred stockholders on a pro rata basis. The notes had a 6% annual interest rate and would have matured on November 30, 1999. In September 1999, all of the convertible notes and accrued interest thereon of $50,654 were converted into shares of our Series C preferred stock at a conversion rate of $5.50 per share. We also issued to the noteholders warrants to purchase 400,000 shares of common stock at an exercise price of $1.00 per share.

      In September 1999, we completed the issuance of 2,710,758 shares of Series C preferred stock for an aggregate purchase price of $14,909,000, including the conversion of $2,500,000 face amount of outstanding convertible promissory notes, exclusive of discount, and accrued interest thereon. These shares are convertible into common stock upon completion of this offering initially on a one-for-one basis, subject to adjustment depending on the final price to public of the shares issued in this offering.

      On October 4, 1999, we entered into a term loan facility with Far East National Bank to finance the purchase of equipment for our network services introduction. The maximum amount of the facility is $10,000,000, with up to $5,000,000 available currently and the remaining $5,000,000 available at such time as the current lender syndicates that balance to other participating lenders. The loan bears interest at a floating rate equal to the lender’s prime rate plus 0.75% per annum, reducing to prime rate upon completion of this offering. The loan is secured by a first priority security interest in all of our assets, including our intellectual property assets and our pharmaceutical company client contracts. The loan may be drawn by us during each of five quarterly drawdown periods commencing on the date of the facility, with the aggregate amount then outstanding at the end of each drawdown period converting to a term note with principal and interest amortized equally over thirty months from the end of the applicable drawdown period. The loan may be advanced for up to 80% of our network equipment invoices. Under the loan agreement, we are required to maintain a number of financial covenants, including a liquidity ratio, minimum tangible net worth, debt to tangible net worth ratio, debt service coverage ratio and minimum after tax net profit levels, and are prohibited from incurring additional debt, pledging assets, guaranteeing third party debt or paying dividends without the lender’s consent. In order to be eligible to borrow additional funds after the applicable dates, we are required to maintain a minimum of two pharmaceutical company client contracts until June 30, 2000 and to maintain at least five contracts after that time. As of December 31, 1999, there was $792,477 outstanding under this facility and we had requested funding of $1,338,268 for equipment placed into the field prior to December 31, 1999. This funding was included as an account receivable and a note payable of December 31, 1999. We also granted to the lender warrants to purchase up to 36,384 shares of our common stock at an initial exercise price of $5.50 per share, subject to adjustment depending on the final price to public of the shares issued in this offering.

      On February 1st and 2nd, 2000, we completed the issuance of a total of 190,477 shares of Series D and Series D-1 preferred stock to a strategic partner for an aggregate purchase price of $2,500,000. These shares are convertible into common stock on a one-for-one basis upon completion of this offering.

      As of December 31, 1999, our principal commitments consisted of approximately $7,900,000 for obligations associated with the purchase of 1,600 physician desktop units that will be installed in physician offices during calendar year 2000, and operating leases for office space.

      We expect to use substantial amounts of cash flows from operating activities and from investing activities for at least the next two years due to continued expansion of our physician network. Our future cash requirements will depend on a number of factors including:

•	The rate of expansion of our installed physician base;

•	The number of pharmaceutical clients that use our application services;

•	The timing of payments received from our pharmaceutical clients;

•	The fees charged to our pharmaceutical clients;

•	The ability to obtain lease or other financing arrangements for our network equipment;

•	Capital expenditures and expenses related to expansion of our software and hardware infrastructure;

•	Physician turnover rates and the cost to support large physician groups;

•	Telecommunication rate changes;

•	Introduction of new products or services by us or our competitors; and

•	Strategic acquisitions, partnerships or alliances.

      We will install a significant number of equipment units in calendar year 2000 in connection with the expansion of our primary care network. If our primary care network is successful, we expect to commence building specialty physician networks. These specialty networks will be in therapeutic areas such as neurology and psychiatry, oncology, cardiology, rheumatology and orthopedics. In calendar year 2000, we expect to obtain equipment lease or other financing of $35 million for the primary care network and $6 million for the specialty networks. The exact amount and timing of our equipment needs will significantly depend on the timing of physician installations, the commencement of specialty networks, the timing of our signing of contracts with pharmaceutical company clients and our ability to enter into and the terms of equipment financing arrangements.

      We believe that cash acquired through equity and debt financings will be sufficient to meet our working capital and capital expenditure requirements for the foreseeable future and net proceeds from this offering will be sufficient to meet our requirements for the next two years. However, we may need to raise additional funds to finance our growth and we may not be able to raise additional funding on terms that are acceptable to us, or at all.

Quantitative and Qualitative Disclosures About Market Risk

      Market Risk. During the normal course of business, we are routinely subjected to a variety of market risks, examples of which include, but are not limited to, interest rate movements and collectibility of accounts receivable. We place our investments with investment grade issuers and limit the amount of credit exposure to any one issuer. We constantly assess these risks and have established policies and practices to protect against the adverse effects of these and other potential exposures. Although we do not anticipate any material losses in these risk areas, no assurance can be made that material losses will not be incurred in these areas in the future.

      Interest Rate Risk. We may be exposed to interest rate changes under our promissory notes payable which we maintain to provide liquidity and to fund capital expenditures. Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs.

BUSINESS

Overview

      We are an application service provider who uses the Internet and high-speed telecommunications to enhance the efficiency, quality and convenience of communications between pharmaceutical companies and physicians. We believe that we are the first company to establish a physical and Internet-enabled electronic presence in the physician’s private office. Our objective is to be the leading provider of business-to-business application services for electronic commerce between pharmaceutical companies and physicians.

      Our initial application service, e-Detailing, enables pharmaceutical company sales representatives to communicate directly with physicians in their private offices using our interactive, real-time, PC-based videoconferencing system, which we provide to the physician at no charge. We believe that our e-Detailing application service offers all of the benefits of traditional field-based detailing without its inefficiencies and costs. From this e-Detailing application, we derive revenue from fees paid by pharmaceutical companies who want to use our service to communicate directly with physicians about their prescription products.

      For the physician, we provide convenient, direct and real-time access to pharmaceutical company representatives, the Internet and other sources of healthcare information and services. Our application services enable physicians to enhance the quality of the patient care they deliver, while improving their own quality of life. We enable physicians to schedule desktop e-Detailing sessions at their convenience. This improves the overall quality of the detailing session by allowing the physician to dedicate more time and attention to the call. Our e-Detailing application service also offers physicians access to:

•	Additional resources within pharmaceutical companies such as medical affairs departments;

•	Pharmaceutical, medical and non-medical content in the form of electronic periodicals, libraries, news and educational videos;

•	Peer influence and clinical experience meetings, mini-symposia and other group conferences;

•	Electronic continuing medical education (CME) courses for physicians; and

•	e-mail.

      For the pharmaceutical company, we provide improved quality and frequency of communications with physicians at a cost that we believe will be significantly lower than the cost of traditional methods. Our e-Detailing application service enables pharmaceutical companies to increase prescription sales volume by providing a superior, cost-effective supplemental means of communicating with physicians. We believe the distinct benefits are as follows:

•	Improved quality and convenience of detailing sessions;

•	Increased duration of detailing calls;

•	More frequent and effective use of visual aids;

•	More detailing calls per individual physician per year;

•	Elimination of geographic limitations on coverage areas; and

•	Increased number of detailing calls per sales representative per day.

      We have developed and tested our e-Detailing application and have commenced the roll-out of this service pursuant to agreements entered into with pharmaceutical companies, large physician organizations, individual physicians and providers of Web-based healthcare products, services and content. We intend to utilize our presence in the physician’s private office by providing broadband Internet protocol (IP) communications to the physician’s desktop in order to deliver incremental multimedia value-added services targeted directly to physicians.

      Our initial network of physicians is focused on primary care, the largest group of physicians in the United States with over 250,000 practitioners. Primary care physicians include practitioners in internal medicine, family practice, obstetrics, gynecology and in general practice. We are initially targeting those physicians with moderate to high numbers of patient relationships and who prescribe across a broad range of therapeutic categories. To expand our network, we enter into agreements with physician groups, which agree to promote our network to their members. We have signed agreements with 21 physician groups with an aggregate membership of approximately 50,000 physicians. We then enter into contracts with individual physicians that typically have an exclusive three-year term and commit the physician to participate in one detailing session per month with each of our pharmaceutical company clients. Currently, we have signed contracts with approximately 2,700 primary care physicians. We plan to establish specialty physician networks in neurology and psychiatry, oncology, cardiology, orthopedics and rheumatology.

  e-Detailing Application Service

      Pharmaceutical companies spend more on direct selling to physicians than on any other selling or marketing method. In 1999, pharmaceutical company expenditures for direct selling to physicians in the U.S. were approximately $6.0 billion according to industry estimates. There are now approximately 60,000 pharmaceutical sales representatives in the U.S., a 73% increase from the number employed in 1994. Pharmaceutical companies also spent approximately $1.6 billion according to industry estimates on peer influence and clinical experience meetings, symposia and other forms of direct communication with physicians that are addressed by our suite of application services.

      Direct selling of prescription products to physicians, referred to as “detailing,” traditionally involves a face-to-face meeting between a pharmaceutical company sales representative and a physician. It is regarded by pharmaceutical companies as the most effective way to generate increased prescription volume. However, field-based detailing is highly inefficient. A field sales representative typically incurs significant travel time and waiting room delays, only sees the physician on about half of the visits and even then usually spends less than two minutes speaking with the physician. We believe that our e-Detailing application service provides pharmaceutical companies with a supplemental means of promotion that is more efficient and effective than field-based detailing.

      We have signed agreements with two major pharmaceutical companies — Glaxo Wellcome Inc. and G.D. Searle & Co. — and are actively negotiating contracts with a number of other major pharmaceutical companies. We believe that pharmaceutical companies use our e-Detailing application service for use by their own sales representatives because it maintains all of the benefits of traditional field-based detailing without its inefficiencies and costs. We have also signed an agreement with Professional Detailing, Inc., a leading contract sales organization, under which PDI will provide contract e-Detailing representatives to pharmaceutical companies through our network.

  e-Meeting Application Services

      In addition to detailing, the pharmaceutical industry promotes its prescription products through what are referred to as “peer influence” or “clinical experience” meetings. Typically, a pharmaceutical company will pay a fee to a pharmaceutical marketing services company to recruit physicians to and organize and manage these meetings. Traditionally, these meetings have been held over dinner at a local restaurant, during which a physician will make a clinical presentation concerning the sponsoring company’s product. Following the presentation, a moderator will facilitate and encourage a discussion among the participants concerning their experiences in prescribing the product. We have recently introduced our group e-Meeting application service, which enables groups of eight to ten physicians to participate electronically in live peer influence and clinical experience meetings. Physicians can participate from the convenience of their own private offices. Pharmaceutical companies benefit by the savings in travel and entertainment expenses and the expediency with which these meetings can be arranged.

      We also offer a group e-Meeting application service for use by physician organizations to conduct committee and other group meetings among physician participants in our network. We believe that this application will enable physician organizations to achieve higher levels of attendance by their physician members at these meetings due to the ability of individual physicians to attend without the inconvenience of travel.

Industry Background and Trends

      Pharmaceutical companies spend more on direct selling to physicians than on any other selling or marketing method. In 1999, pharmaceutical company expenditures for direct selling to physicians in the U.S. were approximately $6.0 billion according to industry estimates. There are now approximately 60,000 pharmaceutical sales representatives in the U.S., a 73% increase from the number employed in 1994. Pharmaceutical companies also spent approximately $1.6 billion according to industry estimates on peer influence and clinical experience meetings, symposia and other forms of direct communication with physicians that are addressed by our suite of application services.

      Traditional pharmaceutical product detailing involves face-to-face meetings between a field sales representative and a physician. The ideal detailing interaction occurs in a physician’s office and may include a technical review of a drug’s intended therapeutic use (or “indications”) and approved usage, role in disease treatment, side effects, dosing, drug interactions, cost and relative strengths compared to competitive products. Increasing the frequency of detailing calls to physicians generally results in greater prescribing levels of a company’s products by those physicians. Accordingly, pharmaceutical companies have intensified their efforts in recent years to achieve higher frequency of detailing calls with targeted physicians.

      The pharmaceutical industry considers detailing to be the most effective, although an inefficient, means of generating prescriptions. In order to achieve face-to-face contact, a typical field sales representative must incur significant travel time and waiting room delays. Typically, the representative may only capture two to three minutes of the physician’s time, whose attention is frequently distracted by patient-related matters. In most cases, the sales representative will not be able to conduct an effective detailing session with the physician, but will only be able to make brief social contact or provide a product sample. Despite the constraints on their time and the inconvenience of traditional detailing sessions, many primary care physicians continue to view the pharmaceutical industry as the single most important source of needed pharmaceutical product information, and thus remain willing to participate in detailing sessions.

      According to a recent report on detailing effectiveness by Health Strategies Group, a pharmaceutical research and consulting firm, only approximately 57% of detail visits result in contact with the physician, and when sales representatives do get to see a physician, approximately 87% of contacts last less than two minutes. An industry summary of this report indicates that approximately 66% of physicians are restricting access for sales representatives, that many sales representatives believe that their employers do not have a realistic view of the current obstacles to physician access, assuming that they can make eight to ten calls per day, and that the majority of sales representatives indicate that they routinely embellish call reports.

      In addition to significantly increasing their use of field-based sales representatives, pharmaceutical companies in recent years have displayed an increased willingness to outsource and adopt new product sales and marketing methods. To accelerate market penetration of high profile products, many pharmaceutical companies are adding additional sales forces, which often are “mirrored” with an existing sales force, which means that the representatives in the new sales force call on the same physicians as those covered by an existing sales force, with some products overlapping both sales forces. Contract sales organizations are increasingly used by pharmaceutical companies to detail high revenue products that cannot get time allocation on internal field sales plans and to establish a mirror sales force more quickly than if undertaken in-house.

      With respect to physicians, managed care programs have placed increased pressures on physicians to see and treat more patients and to improve practice efficiency. This has resulted in additional time constraints on physicians, further reducing the limited time available for meeting with sales representatives during patient hours.

The iPhysicianNet Advantage

      Our e-Detailing application service provides several advantages for physicians and pharmaceutical companies by increasing the efficiency, quality and convenience of communications between them. Specifically, our application enables the sales representative and the physician to conduct live, interactive detailing sessions at a time convenient to the physician. By providing a physical and electronic presence in the physician’s private office, we serve as an information portal to the physician, providing convenient access to healthcare and other useful information and resources resident on our network or available on the Internet.

  Benefits to Physicians

      For the physician, we provide convenient, direct and real-time access to pharmaceutical company representatives, the Internet and other sources of healthcare information and services through PC units that we provide free of charge to the physician. Our application services enable physicians to enhance the quality of the patient care they deliver, while improving their own quality of life. We enable physicians to schedule desktop e-Detailing sessions at their convenience. This improves the overall quality of the detailing session. Our application services also offer physicians:

Greater Convenience and Detailing Quality. Our e-Detailing application service allows physicians to participate in detailing sessions at times when it is most convenient to their busy schedules and in the comfort of their own private offices. We believe that the ability to offer to physicians the benefits of convenience and control significantly increases their willingness to participate in a detailing session, and the level of attention that those physicians give results in a more informative and meaningful call.

Access to Additional Information Services and Resources. Our network offers physicians access to other value-added information services and resources without direct cost, including:

•	Physicians and pharmacists in the Medical Affairs departments of pharmaceutical companies;

•	Electronic periodicals, libraries, news and educational videos with pharmaceutical, medical and non-medical content;

•	Peer influence and clinical experience meetings, mini-symposia and other group conferences to enhance medical knowledge;

•	Opportunities to earn required CME credits; and

•	e-mail services.

We believe that these value-added information services and resources encourage physicians to adopt our application services as an integral tool in their professional practices and facilitate the use of our network as a gateway to a variety of healthcare and other information and resources.

Enhancement of patient care. We believe that our network enables physicians to enhance the quality of care that they deliver to their patients. Convenient access to pharmaceutical company sales representatives, on-demand, direct access to pharmaceutical companies’ Medical Affairs departments and the broad range of healthcare content available through our network significantly increase the physicians’ ability to receive timely and valuable medical information. Access to these resources enables physicians to be better informed about new therapeutic alternatives and to better respond to their patients’ inquiries about these alternatives.

Enhanced communications within physician groups. We provide physician groups with direct, two-way, real time videoconferencing and other electronic communications between their management group and member physicians in a convenient and cost-effective manner. These applications facilitate the sharing of pharmaceutical product formularies and treatment protocols and the ability to conduct video-based committee meetings through our e-Meeting application.

  Benefits to Pharmaceutical Companies

      We believe that our e-Detailing application service will enable pharmaceutical companies to increase prescription sales volume by providing a cost-effective supplemental means of marketing products currently detailed by field-based sales representatives alone and a means of marketing products not currently detailed at all. In addition, we believe that our system will reduce the cost to pharmaceutical companies for each detailing call. The advantages of our network to pharmaceutical companies are as follows:

More Effective Sales Calls. The benefits to pharmaceutical companies of our e-Detailing application have been validated during our year-long network evaluation phase. Rx Analysts, Inc., a leading marketing assessment company in the healthcare industry, found in a recent research study funded primarily by our evaluation phase pharmaceutical company clients that product details delivered through our e-Detailing application service resulted in increased new prescription volumes by participating physicians. The study found that increases in prescriptions occurred in a majority of the products surveyed, with increases in individual products ranging from approximately 12% to approximately 85% greater than for a control group of physicians. Additionally, we believe that changes in prescribing patterns were accomplished with fewer e-Detailing sessions than has historically been experienced in field-based detailing. Pharmaceutical companies using our network were also able to successfully generate prescriptions from physicians who had not previously prescribed their products over the prior twelve months, with conversion rates ranging from approximately 5% to approximately 13% more than a control group.

In independent studies commissioned by us, many physicians stated that their prescription tendencies were positively influenced by the ability to obtain instant answers to technical questions in a convenient manner and by the provision of more informative product information. We believe that these results were achieved through the ability of our network to deliver the following unique advantages:

•	Enhanced quality and convenience of our e-Detailing application service. Because a physician can participate in a detailing call using our e-Detailing application service at his or her convenience, physicians and pharmaceutical representatives have reported improved quality of detailing sessions as compared to field-based detailing.

•	Increased duration of calls. Using our e-Detailing application service, the average length of a detailing call has been eight minutes, as compared to less than two minutes for a field-based call.

•	Enhanced use of visual aids. Using our e-Detailing application service, pharmaceutical sales representatives use visual aids more than 75% of the time, as compared with only 20% of the time for field-based calls.

•	Increased detailing calls per physician per year. We believe that physicians on our network will receive from eight to twelve effective detailing calls from each of our pharmaceutical company clients each year, as compared to what we believe to be an average of only four details per year for the average physician who is detailed by a field-based sales representative.

Increased Flexibility and Greater Coverage. Our e-Detailing application service enables participating pharmaceutical companies to detail physicians with greater flexibility and without traditional geographic constraints. As a result, we can offer pharmaceutical companies the following additional and cost-effective advantages:

•	Increased sales support for major new product launches;

•	Coverage of products that generate significant revenues but that are not large enough to market through a traditional and expensive field-based sales force;

•	Coverage of physicians with lower prescribing patterns;

•	“Mirror image” detailing coverage; and

•	Detailing coverage in locations where existing field coverage is lacking, such as high-crime areas and less populated regions.

Lower Cost Per Detailing Call. Our pharmaceutical company clients believe that sales representatives using our e-Detailing application service may be able to make in excess of 20 effective detailing calls per day. This compares to what we estimate is an average of only four effective detailing calls per day by field-based sales representatives (excluding product sample drops and brief social interactions). Because of the increased productivity of a pharmaceutical sales representative using our application, we estimate that the average cost per detailing session will be significantly less than in a field-based system. We expect the average cost per detailing session using our e-Detailing application to be from $60 to $120, including the fully loaded cost of the representative, compared to an estimated average cost of $160 per call by a field-based sales representative.

Our Strategy

      We believe that we are the first company to establish a physical and Internet-enabled electronic presence in the physician’s private office. Our objective is to be the leading provider of business-to-business application services for electronic commerce between pharmaceutical companies and physicians. We intend to achieve this objective by pursuing the following strategies:

Extend Our Physical and Electronic Presence to a Nationwide Network of Primary Care Physicians. We intend to establish a nationwide network of primary care physicians, the largest physician group in the United States with over 250,000 practitioners. Within this market, we will initially target physicians with moderate to high patient populations who prescribe across a broad range of therapeutic categories. We believe that a majority of primary care physicians presently do not have personal computers in their private offices. We believe that being the first company to establish a physical and Internet-enabled electronic presence in a significant number of primary care physicians’ private offices will provide us with a distinct advantage over potential competitive service offerings and will provide us with growth opportunities from additional application service offerings.

Offer Physician Focused and Web-Enabled Services. We intend to continue to deliver products and services that can enhance the quality of patient care that physicians deliver and improve the quality of life of physicians. Accordingly, the content and services we deliver are specifically designed to provide benefits to physicians, rather than office managers and administrators. We believe that a growing and satisfied audience of physicians will attract pharmaceutical companies to use our application services

Introduce Additional Application Service Offerings. We recently introduced additional application services, including a peer influence group e-Meetings application for groups of eight to ten physicians and a committee e-Meetings application. We intend to offer additional application service offerings, including remote peer consultations, mini-symposia and other conference services targeted to larger groups of participants. We intend to develop new application services through internal development and by pursuing strategic relationships with, and acquisitions of, companies offering complementary technologies, products and Web-enabled services that can be provided to physicians through our network. We have entered into a cooperative marketing agreement with Axolotl Corp., a leading provider of clinical messaging solutions, under which we plan to offer physicians access to Axolotl’s Web-based patient lab reports and remote patient chart review. We have also signed marketing agreements with Medsite.com and MedicalSuppliesUSA.com from which we derive transaction based fees by “hot linking” our physician users directly to those partner sites.

Establish Specialty Physician Networks. Once we have extended our network of primary care physicians, we plan to establish specialty physician networks in neurology and psychiatry, oncology, cardiology, orthopedics and rheumatology. Physicians in these specialty groups typically write prescriptions that represent higher aggregate dollar values than primary care physicians. Furthermore, pharmaceutical companies have many important drugs under development targeted to these therapeutic categories that are scheduled to be introduced to the market during the next few years.

Develop a Contract e-Detailing Capability. We are developing a contract e-Detailing capability on our network, pursuant to which sales representatives employed by a third party will participate in e-Detailing activities on behalf of pharmaceutical companies. This capability will be directed primarily at securing shorter term premium priced contracts. We have entered into an exclusive strategic relationship with Professional Detailing, Inc., a leading contract sales organization in the U.S. Under the terms of the agreement, PDI will supply contract sales representatives and, where required, outsourcing of video call center facilities for our pharmaceutical clients. We anticipate that the customers for this service will be pharmaceutical companies that wish to obtain incremental detailing for high profile products or detailing activity for products that generate significant revenues but are not large enough to market through a traditional and expensive field-based sales force. We believe an opportunity also exists for PDI to offer its contract sales representatives and our e-Detailing application service to mid-size and smaller pharmaceutical companies.

Expand into International Markets. We intend to exploit opportunities to offer our application services in significant international pharmaceutical markets. We have entered into an agreement with MDS, Inc., a leading healthcare services company. Pursuant to the agreement, MDS is planning to implement our e-Detailing application service in Canada on a test basis. We believe there are significant e-Detailing opportunities in several European countries, including France, Germany, Italy, the United Kingdom and Spain. We intend to pursue these international opportunities primarily through partnerships or other collaborations with entities having a strong local presence in the target markets.

Lower Our Capital Costs. We expect that the cost of high-speed telecommunications and PC-based videoconferencing equipment will continue to decrease. We intend to take advantage of this decrease to offer additional high-bandwith services, expand our physician coverage and increase our operating profitability. Additionally, our strategy is to develop a total software version of our e-Detailing application downloadable from Web servers. Our move to a downloadable solution for physicians may not only provide an opportunity to reduce equipment costs but will also generate additional growth opportunities for us as high-speed Internet-enabled devices become pervasive.

Our Network and Services

      [Black-and-white artwork will be inserted here. This will be a diagram, with call-outs of the main screen interface to a physician user. Below is the text.]

      The illustration above is a replica of the main screen for a physician user of our e-Detailing application.

Pharmaceutical Company Hotlinks: From these hotlinks, physicians have direct access to the secondary screens from specific pharmaceutical companies with the ability to engage in an e-Detailing session or view a variety of medical and healthcare subject links. Currently, a maximum of 12 pharmaceutical companies can participate in our primary care physician network.

E-Mail: Using this channel, physicians can send and receive e-mail.

Internet: This channel enables physicians to have direct access to the Internet.

Stitches — Humor: Using this channel, physicians have access to daily medical humor.

Reference Material: Using this channel, the physician can access medical references including the Physicians’ Desk Reference (PDR) and the Monthly Prescribing Reference.

Special Services Directory: There are nine customizable links, under the auspices of iPhysicianNet, available to the physician. The initial pair of hotlinks enables the physician to access the HELP DESK and the iPhysicianNet corporate offices. The remaining seven links provide direct access to a variety of subjects ranging from training assistance and meeting and convention schedules, to weekly updated medical news and articles and continuing medical education. This channel provides for extracts from medical periodicals, including full-text articles from medical publishers, universities, hospitals and professional organizations. Information on this channel is updated daily.

Help: Provides a drop-down scrolling text box offering assistance on a variety of network features.

News: Using this channel, physicians access daily news, including world and domestic, health and science, market statistics, business, sports, and the almanac.

Main: Once off the main screen application, this hotlink returns the physician directly to the main screen.

Scrolling News: Current news headlines scroll along the bottom of the screen.

      [Black-and-white artwork will be inserted here. This will be a diagram, with call-outs, of the secondary screen interface to a physician user. Below is the text.]

      The illustration above is a replica of a typical secondary screen for a physician user of our e-Detailing application.

Call Representative/Medical Affairs: From these two hotlinks, the physician can access either a sales representative or a member of the medical affairs staff from a specific pharmaceutical company. Hours of availability are published on the hotlink.

Subject Links: A total of seven customizable links are available for each pharmaceutical company client as an aid in the communication and education exchange with physicians. Typically, these links feature topics such as drug information medical data, resources, references, and direct channels to healthcare websites and continuing medical education courses. Many links contain a combination of audio, video, animation, and other dynamic forms of media. To keep information current, all links have the capability to be updated at the pharmaceutical company’s discretion. Physicians have around-the-clock access to all of these customizable links.

      [Black-and-white artwork will be inserted here. This will be a diagram, with call-outs of the videoconference screen interface to a pharmaceutical representative user. Below is the text.]

      The illustration above is a replica of the videoconference screen for a pharmaceutical representative user of our e-Detailing application.

Media Viewer: Pharmaceutical companies and physicians are able to view and collaborate on multiple forms of media from audio and visually dynamic images to full motion video.

Multi-use Task Bar: The navigator for the pharmaceutical representative to find, select, query, and hone searches within the physician database. The task bar also allows the representative to get help, set media volume and system preferences, and disengage videoconference calls.

Media Control Panel: Provides the pharmaceutical representative the opportunity to select types and styles of media for each videoconference call. The panel also allows control and highlighting of the select media, which include play, pause, and clearing of media.

Local Video Image: Provides the pharmaceutical representatives with the opportunity to view their own image during a videoconference session.

Videoconference Image: Pharmaceutical representatives see the physician through this viewer. It is the view of the other person and the physician would see the pharmaceutical representatives in that location on the physician’s system.

  e-Detailing Application Service

      Our e-Detailing application service utilizes a fully-integrated, PC-based hardware and software system that incorporates state-of-the-art, real time, desktop, interactive videoconferencing technology that we provide to physicians at no charge. Our software, some of which is proprietary to us, also supplies our physician network with an array of electronically accessible medical and non-medical content, including access to the Internet. We believe that we are the first company to provide high quality, direct-to-physician, live e-Detailing and other videoconferencing communications.

      Typically, clients for our e-Detailing application service provide sales representatives who are dedicated to our application. These sales representatives operate primarily out of a centralized facility of the pharmaceutical company and in which we install our systems. These facilities are staffed and available during extended hours of operation to conduct e-Detailing sessions or to respond to physician requests for product information.

      Typical e-Detailing sessions are initiated by a pharmaceutical sales representative placing an electronic video “call” to a physician. If the physician is unable to respond at the time of the call, a callback indicator will appear on the physician’s unit. The physician can then return the call from his or her private office at their convenience. Once the call is connected between the physician and the pharmaceutical company representative, both sides are able to see and communicate with each other through live videoconferencing. At that time, our application electronically provides the pharmaceutical company representative with notes from prior calls with that physician (whether conducted with the same or another representative), including specific product inquiries by that particular physician or experiences or issues with the physician’s patients. During the video call, the pharmaceutical representative can concurrently present multi-media sales aids such as video clips, animated product materials or standard static visual aids. These multi-media sales aids can be started, stopped, highlighted and annotated under the remote control of the pharmaceutical representative as individual circumstances dictate during the call.

      In addition to our e-Detailing and other application services, we offer a variety of value-added content directed towards improving the quality of care delivered to patients and facilitating improvements in the physician’s own quality of life. The content that is provided to physicians on our network is accessible over the Internet or by other electronic means. Our content offerings are provided under cooperative marketing agreements and licenses from third party publishers and content providers. Our current content offerings include:

•	Pharmaceutical company-specific content channels and Web site links. These include descriptive and informational product and company data and text.

•	Extracts from medical periodicals. These include full-text medical articles from medical publishers, universities, hospitals and professional organizations.

•	Medical reference materials, including the Physicians Desk Reference, Monthly Prescribing Reference and related libraries.

•	Accredited CME programs through electronic video libraries.

•	Non-medical content. These include current news feeds and rolling headline news banners, personal finance features such as stock market information, daily humor pieces and other entertaining features.

      Additionally, we provide our physician participants with e-mail service.

      While we provide physicians with direct access to on-line medical information available on the Internet, some of the critical reference materials and other information sources needed by physicians in their daily practice, such as the Physicians Desk Reference and Monthly Prescribing Reference, are stored electronically on our PC system for instant accessibility. Information stored electronically on our system is updated nightly through the Internet and downloaded to individual physician PCs.

      We have commenced a cooperative marketing arrangement with Axolotl Corp. under which we and Axolotl will jointly market our services for physicians and Axolotl’s Web-based clinical messaging applications, which Axolotl markets under the name Elysium. Under the agreement, we plan to offer physicians access to Axolotl’s Web-based patient lab reports and remote chart reviews.

      We have also entered into a joint marketing and distribution arrangement with HealthFusion.com, Incorporated. HealthFusion has developed Web-enabled, physician oriented, healthcare communications and applications. Under this arrangement, HealthFusion will provide us with access to its key customers and encourage physicians who use the HealthFusion.com Web site to participate in our network, and we will provide for links between our iPhysicianNet.com site and the Healthfusion.com site.

      We have entered into a partnering arrangement with Medsite.com, Inc. Medsite operates MedBookStore, a Web-based bookstore offering books and software titles to medical professionals. Through its Web sites, Medsite also offers medical supplies including stethoscopes, professional clothing, instruments and equipment, subscriptions to various medical journals and various online services and applications for the medical profession. We plan to provide physicians in our network with access to Medsite’s Web site, products and services. We expect to receive transaction fees based on Medsite’s net revenue from customers we refer to MedBookStore, to its online medical journal tracking service and who purchase medical supplies from MedSite online.

      We have also entered an agreement with BuyMatrix, Inc., which operates a Web-enabled discount group purchasing service under the name MedicalSuppliesUSA.com for physicians enrolled in professional healthcare organizations and other healthcare providers. Under the agreement, MedicalSuppliesUSA will offer its group purchasing services to us and to physicians enrolled in our network. The agreement requires us to promote MedicalSuppliesUSA on an exclusive basis to any physicians that MedicalSuppliesUSA refers to our network.

  e-Meeting Application Services

      In addition to detailing, the pharmaceutical industry promotes its prescription products through “peer influence” or “clinical experience” meetings. Traditionally such meetings have been held over dinner at a local restaurant, during which a clinical presentation will be made by another physician concerning the sponsoring company’s product. Following the presentation, a moderator will facilitate and encourage a discussion among the participants concerning their experiences in prescribing the product.

      We have recently introduced a group e-Meeting application service that enables groups of physicians, approximately eight to ten, to participate electronically in a live presentation from a clinical presenter. By voice activation any participant asking a question or raising a discussion point will be seen and heard, live, and in real-time on the screens of all other participants. Physicians can attend these meetings from the convenience of their own private offices. Pharmaceutical companies benefit by the savings in travel and entertainment expenses and the expediency with which these meetings can be arranged.

      We also offer a group e-Meeting application service for use by physician organizations to conduct committee and other group meetings among physician participants in our network. We believe that these physician organizations will be able to attract higher levels of attendance by their physician members at these meetings, as individual physicians will be able to attend without the inconvenience of travel.

Technology Overview

      Our e-Detailing application requires the installation of integrated service digital network (ISDN) telecommunications lines provided by local exchange carriers. Currently, ISDN is the only geographically pervasive and cost-effective high-speed telecommunications line that is suitable for high-quality videoconferencing. With a high speed ISDN facility, our physicians can participate in e-Detailing sessions and dial into the Internet for standard Web-browsing activities.

      We are currently developing a broadband, Internet Protocol (IP) solution, planned for deployment during 2000, as a replacement for ISDN in locations where availability permits. We intend to leverage the convergence of video and voice over IP (VOIP) to deliver enhanced services to our pharmaceutical company clients by complementing their call center experience with interactive video, voice and collaboration with physicians.

      We have signed a nationwide network service agreement with Rhythms NetConnections that should enable us to cost-effectively provide our application services to physicians and pharmaceutical companies using Internet technology through a virtual private network (VPN). The high quality of our service will be maintained through business quality digital subscriber line (DSL) technology and an asynchronous transfer mode (ATM) backbone wide area network. Additionally we will provide our physicians with “always on” access to the public Internet with business quality service. This will enable our physicians to participate in high-quality e-Detailing services while concurrently reviewing sales aids and other visual materials from our Web servers through the public Internet.

      Both physicians and pharmaceutical company sales representatives are provided by us with a standard, commonly-available PC that is customized for our application services. The physician’s equipment is a high quality flat screen liquid crystal display monitor in an all-in-one design which provides a very small, unobtrusive footprint in the physician’s personal office space. We believe that this provides broad appeal to physicians who traditionally lack excess space in their offices.

      Our current core videoconferencing technology is based on PictureTel Corporation’s Live 200™ desktop videoconferencing system. PictureTel’s base technology has been enhanced with a custom user interface and proprietary business application using, in part, a licensed development toolkit from D.A.S. Visual Media, Inc. All components of the network operate on a Microsoft Windows™ platform.

      Our electronic network employs several levels of security to help prevent unauthorized use, including caller ID, proprietary software that allows calls to be made only to other computers within our network, and unpublished phone numbers embedded in names or icons appearing on the terminal which are inaccessible even to our electronic network participants.

      We believe that by leveraging new technologies we may improve the utility of our service, provide opportunities for further cost reductions and increase the number of application services that we provide to physicians and pharmaceutical companies.

Sales and Marketing

      Our current sales and marketing focus is on the recruitment of physicians for our primary care network and gaining additional pharmaceutical company sponsors for our e-Detailing application service.

  Physician Recruitment

      We are focusing our initial physician recruitment efforts on those primary care physicians who have medium-to-high patient populations and who prescribe across a broad range of therapeutic categories. We are recruiting physicians primarily by developing relationships with large physician groups. These may include medical associations, independent physician associations, managed care organizations and other groups that have a management relationship with a physician community. We attempt to obtain agreements with the management of physician groups, under which they recommend use of our network to the group’s individual physician members and conduct a marketing program to recruit their members who meet our recruitment criteria. We then attempt to secure three-year contracts with individual physicians that meet our required prescribing profile.

  Pharmaceutical Company Marketing

      Members of our senior management team have considerable experience in the pharmaceutical industry. This experience includes working directly in the industry and in marketing services companies serving that industry. We have relationships with executives at multiple levels within many of the major pharmaceutical companies, including senior levels, and those executives lead our sales and marketing efforts.

      We believe that the early endorsement of our e-Detailing application service by major pharmaceutical companies can be a significant marketing advantage, and can lead to interest in and the adoption of our service by other companies. Our strategy has been to focus our early sales and marketing efforts on a defined and limited number of major pharmaceutical companies in order to gain their endorsement to participate in the roll-out of our primary care physician network.

      We work to demonstrate a commitment to a high level of customer service and support as a strategy to enhance our acceptance by our early-user clients. We plan to continue to maintain high levels of responsiveness and service, adding additional client service executives as we increase our client base and by the provision of an on-site technical support person at each client’s location.

Significant Relationships

  Pharmaceutical Clients for Our e-Detailing Application Service

      We have signed contracts with two pharmaceutical company clients, Glaxo Wellcome Inc. and G.D. Searle & Co., for our initial e-Detailing application service in our primary care physician network.

      Our agreement with Glaxo Wellcome, Inc. was entered into effective July 1, 1999. Under the agreement, we are required to ensure a minimum number of annual physician detailing contacts between Glaxo and each enrolled physician meeting Glaxo’s qualification standards. Glaxo will pay us negotiated fees and an additional fee per download of Glaxo’s sales materials. Certain of the fees have been prepaid by Glaxo and additional amounts are to be prepaid upon enrollment of targeted numbers of qualifying physicians up to a specified level. After these prepayments are earned, fees will be invoiced on a periodic basis. The initial term of the agreement with Glaxo is three years, subject to either party’s right to terminate the agreement earlier on specified advance written notice.

      Our agreement with G.D. Searle & Co. is for a term ending December 31, 2000, subject to earlier termination rights by Searle upon specified prior notice or in the event we do not achieve certain physician recruitment milestones. Under the agreement, we must use our best efforts to ensure that enrolled physician participants meeting Searle’s qualification criteria participate in detailing calls. Under the agreement, Searle is obligated to pay us negotiated fees.

  Primary Care Physicians

      Currently, we have signed agreements with approximately 2,700 individual primary care physicians and have entered into letters of intent or physician group agreements with 21 physician groups, which collectively have approximately 50,000 primary care physicians as members. Typically, our arrangements with physician groups obligate the management of the groups to market and promote our network of services to their individual members. Our physician contracts typically are for a term of three years and are exclusive with respect to healthcare videoconferencing services comparable to the services offered by us.

  Professional Detailing, Inc.

      We have entered into a strategic agreement with Professional Detailing, Inc., (PDI) under which, for a period of three years with an option to renew, PDI becomes our exclusive contract sales partner, providing contract sales representatives and video call center facilities. Additionally, but on a non-exclusive basis, we will partner with PDI to provide other sales and marketing services to pharmaceutical companies including recruitment of physicians for video-based peer influence and clinical experience meetings using our e-Meetings application, clinical trials, focus group meetings, customized market research and other forms of medical education and symposia. PDI made a $2.5 million strategic investment in us in the form of Series D preferred stock and Series D-1 preferred stock. Over the next year, we have committed to purchase $1,000,000 of physician recruiting services from a subsidiary of PDI utilizing its syndicated sales force and telephone call center.

  Rhythms Net Connections

      We have signed a three year agreement for managed broadband network services with Rhythms NetConnections Inc. This service will provide us with a turnkey broadband “managed” end-to-end virtual intranet between physicians and pharmaceutical companies. In addition to high-speed, business-quality DSL access points, the services include a high quality VPN specifically engineered for e-Detailing. Beyond access to the VPN, end points are concurrently provided with high-quality access to the public Internet. The VPN features an Asynchronous Transfer Mode backbone and is being specifically engineered to provide the quality of service required for two-way interactive videoconferencing.

  MDS

      We have entered into a relationship with MDS, Inc. for our e-Detailing application service in Canada. MDS is currently initiating a test of the receptiveness of our initial application service over a six-month period. We are negotiating definitive agreements with MDS that would provide for the terms of our relationship if the six-month evaluation is successful and the parties desire to proceed with the implementation of our network at that time. MDS is a leading Canadian healthcare marketing and services company.

Competition

      We are not aware of any other companies that currently utilize electronic communications technologies comparable to our initial e-Detailing application to facilitate real-time pharmaceutical detailing or related activities. However, Quintiles Transnational and Healtheon/ WebMD have recently announced that they plan to create a cyber-detailing channel on WebMD which would be used by Quintiles’ contract sales organization. We compete for pharmaceutical company marketing expenditures with other Internet application and content providers, traditional CSOs and other third party service providers to the pharmaceutical industry and, to a lesser extent, in-house sales and marketing departments of pharmaceutical companies.

Government Regulation and Legal Uncertainties

      The healthcare industry is subject to extensive regulation. Various laws, regulations and guidelines promulgated by government, industry and professional bodies affect, among other matters, the provision, licensing, labeling, marketing, promotion, sale and reimbursement of healthcare services and products, including pharmaceutical products. It is also possible that additional or amended laws, regulations or guidelines could be adopted in the future.

      The pharmaceutical industry is subject to extensive federal regulation and oversight by the U.S. Food and Drug Administration (FDA). For instance, the Federal Food, Drug and Cosmetic Act, as supplemented by various other statutes, regulates, among other matters, the approval, labeling, advertising, promotion, sale and distribution of drugs, including the practice of providing product samples to physicians. Under this statute, the FDA asserts its authority to regulate all promotional activities involving prescription drugs. In addition, the sale or distribution of pharmaceuticals may also be subject to the Federal Trade Commission Act (FTCA). Finally, the Prescription Drug Marketing Act (PDMA) regulates the ability of pharmaceutical companies to provide physicians with free samples of their products. Essentially, the PDMA requires extensive record keeping and labeling of such samples for tracing purposes. Accordingly, the business of iPhysician and our clients, to the extent such business involves promotion and marketing of pharmaceutical products, are subject to the extensive regulation governing the pharmaceutical industry, and there can be no assurance that we will not be subject to increased regulatory scrutiny in the future.

      In addition, some of the application services that we provide are affected by various guidelines promulgated by industry and professional organizations. For example, certain ethical guidelines promulgated by the American Medical Association (AMA) govern, among other matters, the receipt by physicians of gifts from health-related entities. These guidelines govern the honoraria, and other items of pecuniary value, which AMA member physicians may receive, directly or indirectly, from pharmaceutical companies. Similar guidelines and policies have been adopted by other professional and industry organizations, such as the Pharmaceutical Research and Manufacturers of America.

      The healthcare industry is subject to federal and state laws pertaining to healthcare fraud and abuse. In particular, certain federal and state laws prohibit manufacturers, suppliers and providers from offering or giving or receiving kickbacks or other remuneration in connection with ordering or recommending purchase or rental of healthcare items and services. The federal anti-kickback statute provides both civil and criminal penalties for, among other things, offering or paying any remuneration to induce someone to refer patients to, or to purchase, lease, or order, or arrange for or recommend the purchase, lease, or order of, any item or service for which payment may be made by Medicare or certain federally-funded state healthcare programs (e.g., Medicaid). This statute also prohibits soliciting or receiving any remuneration in exchange for engaging in any of these activities. The prohibition applies whether the remuneration is provided directly or indirectly, overtly or covertly, in cash or in kind. Violations of the law can result in numerous sanctions, including criminal fines, imprisonment, and exclusion from participation in the Medicare and Medicaid programs.

      In order to attract physicians to participate in our network, we install a personal computer in their private offices and offer them a variety of services without charge, including e-mail, Internet access and access to pharmaceutical, medical and non-medical information available electronically. In the future, we expect to expand the services provided without charge to participating physicians over our network. Providing such equipment and application services without charge may be considered by federal or state courts or regulatory agencies to be an improper inducement to participating physicians to prescribe pharmaceuticals manufactured by our clients. As a result, the equipment and application services we provide without charge to participating physicians conceivably could be challenged as violation of the federal anti-kickback statute or its state counterparts and result in criminal prosecution or civil penalties or damages.

      Although the potential scope of these anti-kickback laws is quite broad, we do not believe that our application services violate these laws. We do not believe that the equipment and application services offered to physicians can properly be considered an “inducement” to increase prescribing activity because physicians are only obligated to participate in e-Detailing calls, as they currently do in a field-based system, and the continued use of our system by them is not conditioned on their prescribing levels. Moreover, our application services do not increase costs or inappropriately bias treatment decisions, and we believe actually enhance the quality of patient care. In addition, our e-Detailing application service is not limited to any single supplier or a limited number of suppliers and thus does not limit competition among our pharmaceutical company clients within the same therapeutic categories, thus facilitating the use of our application services by physicians to better ascertain needed information about a variety of available and competing treatment options. Due to the potential breadth of these laws, however, there can be no assurances that the application services we provide without charge to physicians will not be characterized as a prohibited inducement resulting in an enforcement or other legal action.

      In the event that the application services we provide without charge to participating physicians are characterized by federal or state courts or regulatory agencies as an improper inducement, we may be forced to charge participating physicians for the application services provided or stop providing these services. As a result, our ability to attract physicians to participate in our network may be inhibited. In addition, the negative publicity associated with any legal challenge regarding our network could adversely affect our ability to attract and retain physicians and our pharmaceutical company clients.

      Several states also have referral, fee splitting and other similar laws that may restrict the payment or receipt of remuneration in connection with the purchase or rental of medical equipment and supplies. State laws vary in scope and have been infrequently interpreted by courts and regulatory agencies, but may apply to all healthcare items or services, regardless of whether Medicare or Medicaid funds are involved.

      In addition to governmental regulations pertaining to the healthcare industry in general, we are also subject to other legal uncertainties. Participants in the healthcare industry are subject to lawsuits alleging malpractice, product liability and other legal theories, many of which can involve large claims and significant legal costs. Even if such claims ultimately prove to be without merit, defending against them can result in adverse publicity, diversion of management’s time and attention and substantial expenses, which could have a material adverse effect on our business.

      We expect that in the future our application services will use the Internet to a greater extent, both to deliver our videoconferencing capabilities and to provide additional application services to network participants. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as online content, user privacy, pricing and characteristics and quality of products and services. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated in the U.S. by the Federal Communications Commission in the same manner as other telecommunications services.

      We maintain general liability insurance, which we believe to be adequate in amount and coverage for the current size and scope of our operations although there can be no assurance that our insurance will cover any loss or liability incurred by us or the full amount of that loss or liability. There can be no assurance that we will be successful in requiring our clients to indemnify us for the client’s conduct, and even if obtained such indemnification may not be adequate in light of the potential litigation risks facing us. In addition, we may be required to indemnify our clients in the event of our negligence or breach of contract. We could be held responsible for losses incurred in the performance of our services or otherwise and we could incur substantial costs in connection with legal proceedings associated with the performance of our services or the pharmaceutical products with respect to which we provide detailing or marketing services.

      Our failure or the failure of our clients to comply with, or any change in, the applicable regulatory requirements or professional organization or industry guidelines could, among other things, limit or prohibit us or our clients from conducting certain business activities, subject us or our clients to adverse publicity, increase the costs of regulatory compliance or subject us or our clients to monetary fines or other penalties. Any such actions could have a material adverse affect on us. See “Risk Factors — We may be subject to or negatively affected by fraud and abuse laws, which may cause physicians and clients to stop using our network and cause our operating results to suffer.”

Intellectual Property

      Our intellectual property consists primarily of proprietary software that was either developed internally by us or by others and licensed to us, and trade secrets. We protect our intellectual property through a combination of license agreements, trademark, service mark, and other methods. We obtain the majority of our operating systems, software and content under license and other agreements with others, through assignments or work for hire arrangements with third parties and from internal staff development. We currently have no patents or patents pending for our current services and do not anticipate that patents will become a significant part of our intellectual property in the foreseeable future. We also generally enter into confidentiality agreements with our employees, consultants, vendors and customers and license and other agreements with third parties and we generally seek to control access to and distribution of our technology, documentation and other confidentiality or proprietary information. Our existing intellectual property protections may not provide us with a competitive advantage and may not prohibit others from offering networks and services similar to ours. See “Risk Factors — Our lack of protectable proprietary technology and low technological barriers to entry could invite substantial competition and cause our revenue or profitability to decline.”

Legal Proceedings

      We are not a party to any material legal proceedings.

Employees

      As of December 31, 1999, we had 42 full-time employees, of whom six were employed in executive management and administration, seven were employed in pharmaceutical company sales and services, seven were employed in marketing and physician recruiting, eleven were employed in technical operations, eight were employed in database operations and three were employed in research and development. None of our employees is covered by a collective bargaining agreement. We consider our employee relations to be good.

Facilities

      We are headquartered in Scottsdale, Arizona, and we have a sales and service office in New Jersey. We lease approximately 13,300 square feet of office space under a lease and two subleases that expire with respect to the majority of our leased space on October 31, 2004. We currently anticipate that we will require additional space as we hire more personnel and believe that suitable additional space is readily available on commercially reasonable terms.

MANAGEMENT

Directors and Executive Officers

      Shown below are the names, ages and positions of our executive officers, directors and certain key employees:

Name	Age	Position

Peter J. Moriarty	50	Chairman of the Board and Chief Executive Officer

John W. Benson	53	President and Director

Lyle R. Scritsmier	46	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Stephen M. Bonnell	51	Executive Vice President, Technical Operations and Chief Technology Officer

Charles Van Cott	41	Executive Vice President, Business Development and General Counsel

Theodoro Forcht Dagi, MD	51	Director

Albert Holloway, Jr.	54	Director

Frank Kung, Ph.D.	50	Director

Ernest Mario, Ph.D.	60	Director

W. Ann Reynolds, Ph.D.	62	Director Nominee

Terry E. Winters, Ph.D.	56	Director

Ronald Yamada	57	Director

Robert L. Maio	45	Vice President, Sales and Service

Gene B. Tolle	50	Vice President, Information Technology

Ernest E. Zaik	45	Vice President, Physician Recruiting and Relations

  Executive Officers and Directors

      Peter J. Moriarty, Chairman of the Board of Directors and Chief Executive Officer. Mr. Moriarty has been our Chairman of the Board and Chief Executive Officer since he helped found iPhysicianNet in 1996. From 1994 to early 1996, Mr. Moriarty was employed as President of Prismic Corporation, a healthcare consulting company. From 1992 to 1994, Mr. Moriarty served as a member of the Executive Committee and as Vice President of Software Development for Walsh America Limited, a leading provider of pharmaceutical sales management systems and prescriber databases. Prior to that, he served in a number of executive positions in the pharmaceutical industry since 1972, including as general manager of an international subsidiary of Schering-Plough Corp., a worldwide pharmaceutical company, and also co-founded Shire Pharmaceuticals plc, a United Kingdom-based pharmaceutical company registered on the London Stock Exchange.

      John W. Benson, President and Director. Mr. Benson has been both our President and a Director since he helped found iPhysicianNet in 1996. Prior to founding iPhysicianNet, from December 1993 to March 1995, Mr. Benson served as Vice President of Patient Programs for Pharmaceutical Marketing Services, Inc., a provider of information-based services to the global healthcare industry. Prior to that, Mr. Benson held various positions at Walsh America Limited and its predecessor companies from May 1981 to December 1993, including Vice President, Sales and Marketing. While at Walsh America, Mr. Benson led the team that developed the first prescription-based promotion analysis tool and was a key member of the team that built Source, the company’s flagship product and the first service to measure sales representative success by tracking prescriptions back to the prescribing physician.

      Lyle R. Scritsmier, Executive Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Scritsmier joined iPhysicianNet in August 1996 as Executive Vice President and Chief Financial Officer. From June 1993 to February 1997, Mr. Scritsmier served as Chief Financial Officer of Pharmaceutical Marketing Services, Inc. From October 1990 to December 1993, he served as Chief

Financial Officer of Walsh America Limited. Mr. Scritsmier is a certified public accountant and from 1977 to 1983 was associated with KPMG, LLP and achieved the position of Senior Audit Manager.

      Stephen M. Bonnell, Executive Vice President, Technical Operations and Chief Technology Officer. Mr. Bonnell joined iPhysicianNet in April 1999. From May 1981 to April 1999 he served in a variety of leadership roles with American Express Travel Related Services Company, Inc., a subsidiary of American Express Company, a worldwide financial services company. Most recently, he was Vice President of Global Information Services. While with American Express, Mr. Bonnell was instrumental in developing and implementing the Internet strategy for American Express’ corporate travel business, creating distributed network solutions and creating and managing the American Express worldwide data communications network.

      Charles Van Cott, Executive Vice President, Business Development and General Counsel. Mr. Van Cott joined us as Executive Vice President, Business Development and General Counsel in January 2000. Prior to that, Mr. Van Cott was a partner in the Phoenix, Arizona law firm of Brown and Bain where he specialized in e-commerce, Internet, corporate and securities law. He previously served as a Vice President of Sirius Publishing, Inc., a multi-media company, where he was involved in business development and providing in-house counsel.

      Theodoro Forcht Dagi, MD., Director. Dr. Dagi was appointed a Director in November 1999. He is President of Cordova Technologies, LLC and Managing Partner of Cordova Technology Partners, L.P., private investment firms. Dr. Dagi is also Clinical Professor of Surgery (Neurosurgery) at The Medical College of Georgia, Augusta, and a Visiting Professor at The DuPree School of Management at The Georgia Institute of Technology, Atlanta.

      Albert Holloway, Jr., Director. Mr. Holloway has served as a Director since June 1997. Mr. Holloway has served since 1983 as President of Holloway & Associates, a management consulting firm specializing in medical group management. He has also served since 1994 as the Chief Executive Officer, President and Founder of the IPA Association of America, a not-for-profit trade organization that provides management and administrative expertise to independent physician associations. From 1988 to 1990, Mr. Holloway served as a faculty member at Golden Gate University School of Health in California. From 1975 to 1983, Mr. Holloway served as Medical Center Administrator for the Kaiser Permanente Medical Center. Mr. Holloway is also the founder of the IPA Association of California.

      Frank Kung, Ph.D., Director. Dr. Kung has served as a Director since June 1998. Mr. Kung has served since 1996 as the Chairman of BioAsia Investments, a Palo Alto, California-based investment management firm. Dr. Kung co-founded Cetus Immune, a subsidiary of Cetus Corporation, a biotechnology company, in 1981 and Genelabs Technologies, Inc., a biotechnology company, in 1984 where he served as the company’s Chairman and Chief Executive Officer until 1996.

      Ernest Mario, Ph.D., Director. Dr. Mario was appointed a Director in September 1999. Dr. Mario is the Chairman and Chief Executive Officer of Alza Corporation, a worldwide pharmaceutical company, where he has served since 1993. Prior to joining Alza Corporation, Dr. Mario served as Chief Executive of Glaxo Holdings plc, a pharmaceutical corporation, from May 1989 to March 1993, and as Deputy Chairman from January 1992 to March 1993. Prior to that, Dr. Mario served as Chairman and Chief Executive Officer of Glaxo, Inc., a subsidiary of Glaxo Holdings plc, from 1988 to 1989 and as President and Chief Operating Officer of Glaxo, Inc. from 1986 to 1988. Prior to joining Glaxo, Dr. Mario held various executive positions at Squibb Corporation, a pharmaceutical company, and served as a Director of that company. Dr. Mario is also a director of Catalytica, Inc., COR Therapeutics, Inc., and Pharmaceutical Product Development, Inc.

      W. Ann Reynolds, Ph.D., Director Nominee. Dr. Reynolds is a nominated member of our Board of Directors with her election to be effective concurrent with the closing of this offering. She is the President of the University of Alabama at Birmingham, serves on the Board of Directors of Abbott Laboratories, a pharmaceutical company, Humana, Inc., a health services company, Owens-Corning Fiberglass Corporation, a building products company, and Maytag Corporation, a consumer appliance company, as well as the

Boy Scouts of America, Cahaba Girl Scout Council, Lincoln Center Institute Board of Directors, and many community boards. Previously, Dr. Reynolds was the Chancellor of The City University of New York and the California State University.

      Terry E. Winters, Ph.D., Director. Dr. Winters has served as a Director since June 1997. Dr. Winters is a founding General Partner of Columbine Venture Funds, an early-stage venture capital firm established in 1983 which focuses on life sciences investments in the southwestern United States. He has served since 1993 as a Director of CollaGenex Pharmaceuticals Inc., a biotechnology and pharmaceutical company, and serves as a director of several private companies. From 1981 to 1983, Dr. Winters served as Vice President of DS Ventures, the venture capital subsidiary of the Diamond Shamrock Corporation.

      Ronald Yamada, Director. Mr. Yamada has served as a Director since June 1998. Mr. Yamada has served since 1984 as Senior Vice President of Information Strategies and Corporate Affairs of MDS, Inc., Canada’s largest technology-based private healthcare company. Mr. Yamada was a founder of MDS in 1969 and is a director of that company. He is Chairman of the Board of Directors of HEALNet, the Networks of Centres of Excellence Program at McMaster University in Canada, Co-Chair of the Ontario Health Research Advisory Committee and Chair of the Strategic Planning Committee of the OHC Change Foundation.

  Key Employees

      Robert L. Maio, Vice President, Sales and Service. Mr. Maio joined us in September 1999 as Vice President, Sales and Service. Prior to joining us, Mr. Maio was Vice President of Sales at National Data Corporation, where he was responsible for a sales team selling data and information-based products and services to the pharmaceutical industry. Previously, Mr. Maio served in various Director and Sales Management positions for Walsh America Limited, PCS/ McKesson, and Johnson & Johnson, a global healthcare products company.

      Gene B. Tolle, Vice President, Information Technology. Mr. Tolle joined us in June 1996. Prior to joining us, Mr. Tolle served as Technical Services Director for Source Informatics, Inc (formerly Walsh America Limited). In that capacity, he had responsibility for multiple mainframe and Unix operating systems, voice and data communications, data security, capacity planning and performance management, disaster recovery, and raised-floor physical planning.

      Ernest E. Zaik, Vice President, Physician Recruiting and Relations. Mr. Zaik joined us in January 1999 as Vice President, Physician Recruiting and Relations. Prior to joining us, Mr. Zaik co-founded Health Dimensions, a national healthcare services company specializing in the design and management of preventative benefit packages for managed care organizations and physician practice management companies.

Board Composition

      Upon completion of this offering, our Board of Directors will consist of nine directors. Our directors will be classified into three classes consisting of three directors each that will serve staggered three-year terms, with the term of the first class expiring (subject reelection) at our annual stockholders meeting in 2001. Prior to completion of this offering, our Board of Directors will designate the directors who will comprise each class.

Compensation of Directors

      Our non-employee directors receive a fee of $1,000 for attendance at Board meetings and an additional fee of $500 for attendance at committee meetings. In addition, our non-employee directors receive options to purchase shares of our common stock, as more fully described in “— 1999 Non-Employee Directors Compensation Plan” below.

Audit and Compensation Committees

      Our Board of Directors has formed an Audit Committee and a Compensation Committee.

      The Audit Committee is responsible for recommending to the full Board the appointment of our independent accountants and for reviewing and evaluating our accounting principles, system of internal accounting controls and code of conduct. Upon completion of this offering, our Audit Committee will consist solely of at least three members who are not employed by us or otherwise retained to provide services to us, and who are not representatives of our significant stockholders.

      The Compensation Committee acts on matters relating to the compensation of directors, senior management, and key employees, including the granting of stock options and the approval of employment agreements. The Compensation Committee will consist of at least two non-employee directors upon completion of this offering.

Compensation Committee Interlocks and Insider Participation

      No interlocking relationship exists between our Board of Directors or Compensation Committee members and the Board of Directors or Compensation Committee of any other company.

Executive Compensation

      This table sets forth the compensation earned by our Chief Executive Officer and our three other executive officers whose compensation exceeded $100,000 for the year ended December 31, 1999.

Summary Compensation Table

				Long-Term
				Compensation
				Awards

	Annual Compensation			Securities
				Underlying	All Other
Name and Principal Position	Salary		Bonus	Options	Compensation(1)

Peter J. Moriarty	$250,000		$33,000	75,000 (1)	—
Chairman and Chief Executive Officer

John W. Benson	200,000		33,000	50,000 (1)	—
President and Director

Lyle R. Scritsmier	200,000		33,000	50,000 (1)	—
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Stephen M. Bonnell	114,583	(2)	25,000	150,000	—
Executive Vice President and Chief Technology Officer

(1)	Excludes options to purchase 50,850 shares of common stock granted to each of Messrs. Moriarty, Benson and Scritsmier in 1999 in consideration for the cancellation of a royalty agreement between those officers, in their individual capacities, and us. These options were not granted as part of the named executive officers’ compensation. See “Certain Transaction.”

(2)	This amount reflects the salary amount paid to Mr. Bonnell from the time he started employment in April 1999.

Option Grants in Last Fiscal Year

      The following table shows grants of stock options to the executive officers named in the summary compensation table above for the year ended December 31, 1999. We have never granted any stock appreciation or similar phantom stock rights. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown

(compounded annually) from the date of grant until the expiration of the ten-year term. Potential realizable values at an assumed 0% annual rate represent the difference between the exercise price of options granted and the fair market value of our common stock on the date of grant where the exercise price was less than the fair market value on the grant date. The potential realizable values of stock options at the assumed rates shown below are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

					Potential Realizable Value
	Number of				at Assumed Annual Rates of
	Securities	Percent of Total	Exercise		Stock Price Appreciation for
	Underlying	Options Granted	Price Per		Option Term ($)
	Options	To Employees in	Share	Expiration
Name	Granted	Fiscal Year (%)	($/SH)	Date	0%	5%	10%

Peter J. Moriarty	75,000 (1)	9.6%	$5.50	7/1/06	187,500	353,269	564,837

John W. Benson	50,000 (1)	6.4%	$5.50	7/1/06	125,000	235,513	376,558

Lyle R. Scritsmier	50,000 (1)	6.4%	$5.50	7/1/06	125,000	235,513	376,558

Stephen M. Bonnell	150,000	19.3%	$0.20	4/1/06	570,000	735,769	947,337

(1)	Excludes options to purchase 50,850 shares of common stock granted to each of Messrs. Moriarty, Benson and Scritsmier in 1999 in consideration for the cancellation of a royalty agreement between those officers, in their individual capacities, and us. These options were not granted as part of the named executive officers’ compensation. See “Certain Transaction.”

Fiscal Year End Option Values

      The following table provides certain summary information concerning stock options held as of December 31, 1999 by the executive officers named in the summary compensation table above. The value of unexercised in-the-money options at fiscal year-end is based on $9.50 per share, the assumed fair market value of our common stock at December 31, 1999, as determined by our Board of Directors, less the exercise price per share.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money Options at
	Acquired		Options at Fiscal Year-End(1)		Fiscal Year-End ($)(1)
	on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter J. Moriarty	—	—	70,359	99,774	654,343	530,398

John W. Benson	—	—	57,806	74,774	537,596	430,398

Lyle R. Scritsmier	11,379	9,103	253,539	130,747	2,357,917	845,121

Stephen M. Bonnell	—	—	—	150,000	—	1,395,000

(1)	Excludes options to purchase 50,850 shares of common stock granted to each of Messrs. Moriarty, Benson and Scritsmier in 1999 in consideration for the cancellation of a royalty agreement between those officers, in their individual capacities, and us. These options were not granted as part of the named executive officers’ compensation. See “Certain Transaction.”

Stock Option Plans

      We adopted our 1998 stock option plan in June 1998 and initially authorized options to purchase up to 1,099,195 shares of common stock for issuance under the plan, which authorized shares were later increased to 1,373,363 shares. Options to purchase 1,356,685 shares of common stock have been granted under the 1998 option plan at a weighted average exercise price of $0.20 per share. We recently adopted our 1999 stock option plan, which authorizes additional options to purchase 1,500,000 shares of common stock. We have granted options to purchase 747,455 shares of common stock under our 1999 option plan as of February 4, 2000 at exercise prices ranging from $5.50 to $10.80 per share. All unexercised options that lapse or terminate under our 1998 option plan will be added to and available for grant under our 1999 option plan. Each plan provides for grants of incentive stock options and nonqualified stock options to our designated employees, consultants and directors.

      Administration of the Plans. The Compensation Committee of our Board of Directors administers and interprets our stock option plans. The Compensation Committee:

•	Determines the individuals to whom grants are made under the plans;

•	Determines the type, size and terms of the grants made to each such individual;

•	Determines the time when the grants are made and the duration of any applicable exercise period; and

•	Determines any other matters arising under the plans.

      Grants. Grants under the plans consist of:

•	Options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code; and

•	Nonqualified stock options not intended to so qualify.

      The exercise price of shares of common stock underlying options granted under the plans is determined by the Compensation Committee and generally is equal to or greater than the fair market value of a share of common stock on the date of grant, as determined by the Compensation Committee.

      A participant may pay the exercise price of shares of common stock underlying options granted either:

•	In cash;

•	By delivering shares of common stock owned by the participant which have a fair market value equal to the aggregate exercise price;

•	By such other method as the compensation committee approves, including retention of a number of shares subject to the exercised option which have a fair market value equal to the aggregate exercise price, authorizing a third party, such as a broker, to sell stock acquired upon exercise of the option and assigning delivery of proceeds equal to the aggregate exercise price to iPhysicianNet; or

•	Any combination of the above.

      Options vest according to the terms and conditions determined by the Compensation Committee and specified in each individual option agreement, but generally vest at a rate of 25% per year over four years from the grant date, subject to acceleration in certain events. The term of all options granted under the 1998 plan will not exceed seven years from the date of grant, or five years in the case of any options granted to holders of 10% or more of the voting stock of iPhysicianNet. Under the 1999 plan, the terms of all options granted will not exceed ten years from the date of grant.

      Change of Control. Upon a change of control of iPhysicianNet, all outstanding options under the plans immediately vest. After a change in control, all unexercised options will terminate. A “change of control” is defined to have occurred:

•	If any “person,” other than persons who are our shareholders or affiliates as of the effective date of the plans, acquires 51% or more of our then outstanding shares of common stock; or

•	If we merge or consolidate with another corporation and our shareholders will not beneficially own, immediately after the transaction, at least the same proportionate number of shares of the surviving corporation;

•	If our shareholders approve a plan of dissolution or liquidation of iPhysicianNet; or

•	If we sell or transfer all or substantially all of our assets.

      Tax Consequences. The following description of the tax consequences of awards under our stock option plans is based on present federal tax laws and does not purport to be a complete description of the tax consequences of the stock option plans.

      There are generally no federal tax consequences as to the optionee or to us upon the grant of an option. On the exercise of an incentive stock option, the optionee will not recognize any income, and we will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Internal Revenue Code. However, if the optionee disposes of shares acquired upon the exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, whichever is longer, the optionee will recognize ordinary income and we will be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the shares of common stock on the date of exercise over the option exercise price (or the gain on sale, if less), with the remainder of any gain, and any loss, to the optionee treated as capital gain or loss. On the exercise of a nonqualified stock option, the amount by which the fair market value of our common stock on the date of the exercise exceeds the option exercise price will generally be taxable to the optionee as ordinary income and will generally be deductible for tax purposes by us. The disposition of shares acquired upon exercise of a non-qualified option, or an incentive stock option after the one year and two year periods described above, will generally result in capital gain or loss to the optionee but will have no tax consequences to us.

      Section 162(m). Under Section 162(m) of the Internal Revenue Code, we may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1 million paid to the chief executive officer or to any of our other four most highly compensated officers in any one year. Total remuneration generally would include amounts received upon the exercise of stock options granted under the plans.

1999 Non-Employee Directors Compensation Plan

      We adopted our 1999 Non-Employee Directors Compensation Plan in September 1999. Currently, options to purchase 250,000 shares are authorized under the plan and 169,540 options are outstanding with an exercise price of $8.00 per share. Upon initial election or appointment to our Board, we will grant to new non-employee directors options to purchase 30,000 shares of common stock at an exercise price equal to the fair market value per share of our common stock on the date of grant. The initial option grants will vest in three equal installments of 10,000 shares each at the end of each one-year term in which the optionee-director has continuously served on our Board; provided that the optionee-director has attended all director meetings during the prior year. If the optionee-director attends less than all director meetings during the prior year, he or she will be entitled to exercise a number of options equal to 10,000 shares multiplied by the percentage of director meetings attended by that director during the prior year, and any remaining options will be forfeited.

      If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying the grant will again be available for purposes of the plan.

      The Compensation Committee of the Board of Directors interprets the plan. Options granted under the plan will have a term of ten years unless earlier terminated pursuant to the plan.

Employment Agreements

      Effective upon the closing of this offering, we will enter into new employment agreements with each of Peter J. Moriarty, our Chief Executive Officer, John W. Benson, our President, Lyle R. Scritsmier, our Executive Vice President and Chief Financial Officer, Stephen M. Bonnell, our Executive Vice President of Technical Operations and Chief Technology Officer, and Charles Van Cott, our Executive Vice President of Business Development and General Counsel.

      Under Mr. Moriarty’s employment agreement, Mr. Moriarty is employed as our Chief Executive Officer and receives an annual base salary of $262,500. Mr. Under Mr. Benson’s employment agreement, Mr. Benson is employed as our President and receives an annual base salary of $210,000. Under Mr. Scritsmier’s employment agreement, Mr. Scritsmier is employed as our Executive Vice President and Chief Financial Officer and receives an annual base salary of $210,000. Under Mr. Bonnell’s employment agreement, Mr. Bonnell is employed as our Executive Vice President of Technical Operations and Chief

Technology Officer and receives an annual base salary of $183,750. Under Mr. Van Cott’s employment agreement, Mr. Van Cott is employed as our Executive Vice President of Business Development and General Counsel and receives an annual base salary of $175,000.

      Each of the above executive officers is also eligible to receive a bonus each year based on performance objectives established by the Compensation Committee of our Board of Directors.

      Each of the employment agreements will be for a term of 36 months, subject to subsequent one-year renewal terms, but can be terminated at any time with or without “cause,” as defined below. Upon termination of employment without cause, each terminated employee will be entitled to severance pay equal to six months base salary, plus continued vesting of stock options. If the termination is in connection with a change in control, the terminated employee will be entitled to twelve months severance pay and continued vesting of options. If the termination is with cause, the terminated employee will be entitled to no severance pay or continued vesting of options. Under each agreement, “cause” is defined as acts of gross negligence or willful misconduct in the performance of the employee’s duties resulting in substantial and material damage to iPhysicianNet, repeated and unjustified absences from employment, the commission of any act of fraud or the conviction of a felony or crime involving moral turpitude causing material harm to the standing and reputation of iPhysicianNet, or the breach, without cure, if possible, of each employee’s separate confidentiality agreement with iPhysicianNet. Under each of the above employment agreements, the executive officer parties are prohibited from competing with us during their employment and for a period of one year after termination of employment with us.

Indemnification of Directors and Officers

      We are obligated in some situations, under our certificate of incorporation and bylaws to indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We must indemnify our directors and officers with respect to all liability and losses suffered and reasonable expenses incurred in any action, suit or proceeding in which the person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that the person is or was our director or officer. We are obligated to pay the reasonable expenses of the directors or officers incurred in defending the proceedings if the indemnified party agrees to repay all amounts advanced by us if it is ultimately determined that the indemnified party is not entitled to indemnification. Prior to completion of this offering, we will enter into contractual indemnification agreements with our directors and executive officers. We also maintain customary insurance covering directors and officers.

CERTAIN TRANSACTIONS

Business Relationships

      We have entered into an agreement with PictureTel Corporation for the provision of our videoconferencing hardware and software platforms, which agreement has subsequently been amended. Pursuant to the original agreement, PictureTel provided us with a $500,000 working capital loan which has been repaid in accordance with the terms of the agreement. PictureTel also agreed to guarantee our equipment leases up to the lesser of a gross value of $48 million or a net present value of $30 million, if we met certain conditions. The agreement has since been amended to remove PictureTel’s lease guarantee obligations and certain related provisions. In return for the commitment to provide lease guarantees and working capital advances, we granted PictureTel warrants to acquire 997,750 shares of our Series A preferred stock, or common stock upon closing of this offering. PictureTel also has loaned $2,005,000 to us for the equipment installed in our evaluation phase. The loan bears interest at the annual rate of 6%. The loan is repayable in 27 equal payments of $83,466 each commencing April 1999. As of December 31, 1999, the outstanding principal balance of the loan was $1,434,515. Pursuant to its original agreement with us, PictureTel also nominated a member to our Board of Directors, as described below.

      Since our formation, we have issued 5,000,000 shares of Series B preferred stock, 2,710,758 shares of Series C preferred stock and 190,477 aggregate shares of Series D and D-1 preferred stock. In addition, we will issue an additional 997,750 shares of common stock upon exercise by PictureTel Corporation of its stock purchase warrant. In addition, the holders of our Series B preferred stock have been issued warrants to purchase a total of 400,000 shares of our common stock in connection with our issuance to them in March 1999 of $2,500,000 face amount of convertible promissory notes due March 2004, which notes were converted into shares of Series C preferred stock in September 1999. In connection with our issuance of Series B preferred stock in June 1998, we entered into a voting agreement with the holders of our Series B preferred stock and with PictureTel, under which such parties were entitled to nominate and elect certain members to our Board of Directors. The voting agreement was amended and restated in connection with our Series C preferred stock financing in September 1999 and again in connection with our Series D and D-1 preferred stock financing in February 2000. Pursuant to the amended voting agreement, Mr. Clint G. Dederick and Messrs. Kung and Yamada, as the representatives of our Series B and Series C preferred stockholders, were elected to our Board, and Mr. Lazar, as a representative of PictureTel, was elected to our Board. In September 1999, Mr. Lazar voluntarily resigned from our Board and Dr. Ernest Mario was elected to fill Mr. Lazar’s vacancy. Mr. Dederick has informed us that he will voluntarily resign from the Board prior to completion of this offering. In November 1999, the voting agreement was again amended to add Dr. Dagi to our board. The shares of common stock ultimately issuable upon exercise of the PictureTel warrant, the shares of common stock issuable upon conversion of our Series B, Series C, Series D and Series D-1 preferred stock, and the shares of common stock issuable upon exercise of our March 1999 common stock purchase warrants, and the warrants issued to our commercial lender, are entitled to registration rights. See “Description of Capital Stock — Registration Rights.”

      In September 1999, we entered into a relationship with MDS, Inc., under which MDS is exploring implementing of our e-Detailing application service on a test basis and pursuing related electronic commerce opportunities in Canada. Entities associated with MDS acquired shares of our Series B and Series C preferred stock and other securities in 1998 and 1999. Mr. Ronald Yamada, an officer of MDS, is a member of our Board of Directors, as described above. We are currently negotiating definitive agreements with MDS under which it is contemplated that if MDS meets prescribed milestones relating to physician and pharmaceutical company enrollment within the first six months of our network test phase in Canada, we would enter into a formal collaboration with MDS. The parties are currently negotiating a definitive agreement and we cannot predict for certain whether or when an agreement will be entered into.

Transactions with Management

      In July 1996, we advanced a total of $200,000 under two separate promissory notes of $100,000 each, one with our Chief Executive Officer, Peter J. Moriarty, and one with our President, John W. Benson.

Each note accrues interest at the rate of 8% per year. The notes were delivered as payment of the exercise price of options to purchase 66,064 shares each of Series A preferred stock held by each of Messrs. Moriarty and Benson. The notes mature on March 15, 2001.

      We entered into a royalty agreement, dated as of February 1996, as amended, with each of Peter J. Moriarty, our Chairman and Chief Executive Officer, John W. Benson, our President and a director, and Lyle R. Scritsmier, our Executive Vice President and Chief Financial Officer. In April 1998 these individuals agreed with us to terminate this agreement in consideration for the grant by us to each individual of stock options to purchase 50,850 shares of common stock, to be granted upon successful completion of the “beta” testing of our e-Detailing application service, at an exercise price per share equal to 110% of the fair market value of our common stock at that time. Upon successful completion of our beta testing, we granted these options in May 1999 at an exercise of $0.22.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information as of February 4, 2000 with respect to the beneficial ownership of our common stock by:

•	Each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock,

•	Our directors and each individual named in the summary compensation table on page 49, and

•	All executive officers and directors as a group.

      Share ownership for each holder named below includes shares of common stock issuable upon conversion of our outstanding convertible preferred stock upon closing of this offering and shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of February 4, 2000, as described in the footnotes below. Percentages of ownership are calculated pursuant to SEC Rule 13-(d)(1). As of February 4, 2000, we had 10,072,910 shares of common stock outstanding, assuming conversion of our preferred stock into common stock on a one-for-one basis. The number of shares outstanding after the offering assumes a price to public of $10.00 per share.

		Percent of Ownership

	Number of Shares	Before	After
Beneficial Owner	Beneficially Owned	Offering	Offering

Veron International Limited(1)	3,033,038	29.8%
Chinachem Golden Plaza 77 Mody Road, Top Floor Tsim Sha Tsui East Kowloon, Hong Kong

Entities associated with BioAsia Investments(2)	2,065,455	20.3%
575 High Street, Suite 201 Palo Alto, California 94301

Entitles associated with MDS Life Sciences Technology Fund(3)	1,355,359	13.3%
100 International Boulevard, Etobicoke, Ontario M9W 6J6, Canada

Sentron Medical, Inc.(4)	1,355,359	13.3%
445 Lake Forest Drive Suite 600 Cincinnati, Ohio 45242

PictureTel Corporation(5)	997,750	9.0%
100 Minutemen Road Andover, Massachusetts 01810

Peter J. Moriarty(6)	856,425	8.4%

John W. Benson(7)	836,846	8.2%

Lyle R. Scritsmier(8)	370,178	3.6%

Stephen M. Bonnell(9)	37,500	*

Terry E. Winters, Ph.D.(10)	24,775	*

Albert Holloway, Jr.(11)	18,482	*

All directors and executive officers as a group (eleven persons)(12)	2,144,206	20.0%

*	Denotes less than 1%.

(1)	Includes 120,000 shares issuable upon conversion of warrants.

(2)	Includes 1,390,909 shares and warrants to purchase 80,000 shares held by Biotechnology Development Fund, L.P.; 518,182 shares and warrants to purchase 40,000 shares held by Biotechnology Development Fund III, L.P.; and 36,364 shares held by Biotechnology Development Fund II, L.P.

(3)	Includes 904,523 shares and warrants to purchase 56,739 shares held by MDS Life Sciences Technology Fund Limited Partnership; 213,865 shares and warrants to purchase 13,415 shares held by MDS Life Sciences Technology Fund, USA, L.P.; and 156,971 shares and warrants to purchase 9,846 shares held by MDS Life Sciences Technology Barbados Investment Trust.

(4)	Includes warrants to purchase 80,000 shares.

(5)	Total consists of warrants to purchase 997,750 shares that will be exercised upon closing of this offering.

(6)	Total consists of shares held by The Moriarty Revocable Trust Dated July 19, 1996, of which Mr. Moriarty and his spouse are co-trustees. Total also includes 100,062 shares issuable upon exercise of options and warrants.

(7)	Total consists of shares held by Mr. Benson and his spouse as community property. Also includes 80,872 shares issuable upon exercise of options and warrants.

(8)	Total consists of shares held by Mr. Scritsmier. Also includes 276,209 shares issuable upon exercise of options.

(9)	Represents shares issuable upon exercise of options.

(10)	Includes an aggregate of 3,304 shares of common stock issuable upon exercise of stock options.

(11)	Includes an aggregate of 18,482 shares of common stock issuable upon exercise of stock options.

(12)	Includes an aggregate of 478,929 shares of common stock issuable upon exercise of stock options and warrants as follows: Mr. Moriarty, 100,062; Mr. Benson, 80,872; Mr. Scritsmier, 276,209; Mr. Bonnell, 37,500; Dr. Winters, 3,304; and Mr. Holloway, 18,482.

DESCRIPTION OF CAPITAL STOCK

      Upon the closing of this offering, our amended and restated certificate of incorporation will authorize the issuance of up to 40,000,000 shares of common stock and 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share. As of February 4, 2000, 11,273,903 shares of common stock were outstanding, assuming conversion of all shares of preferred stock into common stock on a one-for-one basis and assuming exercise of the PictureTel warrant, the warrants issued to our commercial lender and the warrants held by the holders of our Series A preferred stock. No shares of our preferred stock will be designated, issued or outstanding at the closing of this offering. As of February 4, 2000, we had 55 stockholders of record.

Common Stock

      Upon the closing of this offering, all shares of preferred stock will automatically convert on a one-for-one basis into common stock, subject to adjustment with respect to our Series C preferred stock. The conversion ratio of our Series C preferred stock will be the product of $5.50 divided by an amount equal to 55% of the price to public per share of common stock in this offering, as shown on the final prospectus. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of iPhysicianNet, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and shares of common stock offered by us in this offering will be, when issued and paid for, fully paid and nonassessable.

Preferred Stock

      Upon completion of this offering we will have no shares of preferred stock outstanding. Our Board of Directors may, without further action of our stockholders, issue up to 5,000,000 shares of preferred stock in one or more series and fix or alter the rights or preferences thereof, including the voting rights, redemption provisions, including sinking fund provisions, dividend rights, dividend rates, liquidation preferences, conversion rights, and any other rights, preferences, privileges, and restrictions of any wholly unissued series of preferred stock. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. We have no present plans to issue any shares of preferred stock. The issuance of shares of preferred stock could have the effect of delaying, deferring, or preventing a change in our control or other corporate action.

Warrants

      Upon completion of this offering, we will have outstanding warrants to purchase 400,000 shares of our common stock at an exercise price of $1.00 per share, which will expire if unexercised on March 4, 2004.

Options

      Options to purchase a total of 1,500,000 shares of common stock may be granted under our 1999 stock option plan and options to purchase 250,000 shares of common stock may be granted under our 1999 non-employee directors compensation plan. At December 31, 1999, there are outstanding options to purchase a total of 1,313,846 shares of common stock under our 1998 stock option plan and 18,946 shares remain available under that plan. There are outstanding options to purchase a total of 747,455 shares of common stock under our 1999 stock option plan. There are outstanding options to purchase 169,540 shares of common stock under our 1999 nonemployee director compensation plan. Any shares issued upon exercise of these options will be immediately available for sale in the public market no later than 180 days after the date of this prospectus or upon our filing of a registration statement after the offering relating to our stock option plans, subject to the terms of lock-up agreements entered into between certain of our option holders and the underwriters.

Registration Rights

      After this offering, the holders of 9,335,349 shares of our common stock, including shares issuable upon exercise of warrants, will be entitled to registration rights. These rights include demand registration rights and rights to require us to include their common stock in future registration statements we file with the SEC. Six months after the effectiveness of the registration statement relating to this prospectus, these holders are entitled to demand that we file a separate registration statement covering the registration of at least 25% of their shares, provided that any such demand exercised prior to twelve months after the effectiveness of the registration statement will be subject to the consent of Lehman Brothers. We will bear all costs related to the registration of these holders’ shares other than underwriting discounts and commissions incurred in connection with registration. These registration rights will terminate upon the earlier of five years from the closing of this offering or the date on which an exemption from registration becomes available to all of the holders’ shares. Registration of shares of common stock upon the exercise of registration rights would result in the covered shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of registration.

Delaware Business Combination Statute

      Section 203 of the Delaware General Corporation Law generally prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, alone or together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of the corporation’s outstanding voting stock. Upon completion of this offering, we will be subject to Section 203. This statute could prohibit or delay a change in control of iPhysicianNet and could discourage potential acquisition proposals.

Board of Directors Vacancies

      Our bylaws authorize the Board of Directors to fill vacant directorships or increase the size of the board of directors within the limits (if any) prescribed by the certificate of incorporation. This may deter a stockholder from attempting to remove incumbent directors and simultaneously gaining control of our Board of Directors by filling the vacancies created with its own nominees.

Classified Board of Directors

      Our certificate of incorporation divides our board of directors into three classes, with regular three-year staggered terms and initial terms of one year for the class I directors, two years for the class II directors and three years for the class III directors. This could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining immediate control of the Board of Directors.

Limitation of Liability

      Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director except for liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for the payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Indemnification

      Section 145 of the Delaware General Corporation Law provide for the power to indemnify any directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The indemnification provisions are not exclusive of any other rights to which the directors and officers may be entitled under our certificate of incorporation, bylaws, any agreement, a vote of stockholders or otherwise.

      Our certificate of incorporation and bylaws provide a right to indemnification to the maximum extent permitted by Delaware law to any person who was or is a party or is threatened to be made a party to or becomes involved in any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding. Our certificate of incorporation and bylaws provide for the mandatory advancement of expenses incurred by any of our directors, officers or other employees in the defense of any such actions, suits or proceedings, so long as the director, officer or employee engaged in such a defense is not later found ineligible for indemnification. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Prior to completion of this offering, we will enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws.

      We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. We maintain liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

      At present, there is no pending litigation or proceeding, and we are not aware of any threatened litigation or proceeding, that may result in a claim for such indemnification involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation, bylaws or contractually.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is                .

SHARES ELIGIBLE FOR FUTURE SALE

      If our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

      Upon completion of this offering, we will have outstanding an aggregate of                shares of our common stock, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants, other than warrants for 1,200,993 shares that will be exercised upon completion of this offering. We have approximately 55 holders of common stock, after giving effect to the conversion of our preferred stock and the exercise of the above-described warrants. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. This leaves 10,072,910 shares and an additional 1,200,993 shares issuable upon exercise of warrants, eligible for sale in the public market after this offering as follows:

Number of Shares	Date

517,029	After the date of this prospectus.

6,563,536	After 90 days from the date of this prospectus, subject to volume, manner of sale and other limitations under Rule 144 and Rule 701 and subject to any lock-up agreements, as described below.

4,193,338	From time to time after 90 days from the date of this prospectus under Rule 144 upon expiration of their respective holding periods, and subject to any lock-up agreements, as described below.

Lock-up Agreements

      All of our officers and directors and the holders of substantially all of our stock will sign lock-up agreements under which they will agree that they will not, without the prior written consent of Lehman Brothers, offer, sell or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period ending 180 days after the date of this prospectus.

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

      Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about iPhysicianNet.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon completion of this offering.

Rule 701

      In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this prospectus in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Stock Options

      Shortly after this offering, we intend to file a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our stock option plans. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements described above.

UNDERWRITING

      Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc., Prudential Securities Incorporated, and WR Hambrecht + Co are acting as representatives, has agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Number of
Underwriters	Shares

Lehman Brothers Inc.

Prudential Securities Incorporated

WR Hambrecht + Co

Total

      The underwriting agreement provides that the underwriters’ obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased.

      The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase           additional shares.

Paid by iPhysician Net	No Exercise	Full Exercise

Per Share

Total

      The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $     per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $     per share to brokers and dealers. After this offering, the underwriters may change the offering price and other selling terms.

      We have granted to the underwriters an option to purchase up to an aggregate of           additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter’s initial commitment, as indicated in the preceding table, and we will be obligated, under such over-allotment option, to sell such shares of common stock to the underwriters.

      We have agreed that, without the prior consent of Lehman Brothers Inc., we will not directly or indirectly offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted or exchanged for any such shares of common stock for a period of 180 days from the date of this prospectus. All of our executive officers and directors and the holders of substantially all our stock have agreed under the lockup agreements that, without the prior written consent of Lehman Brothers Inc, they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus. Please see “Shares Eligible for Future Sale.”

      Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in additional to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relating to market valuation of companies in related businesses.

      We have applied to the Nasdaq National Market for listing approval under the symbol “IPNI.”

      We have agreed to indemnify the underwriters against liabilities related to this offering, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

      We estimate that the total expenses of this offering, excluding discounts and commissions, will be approximately $1.1 million.

      Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

      The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more share than are set forth on the cover page of this prospectus. If the underwriters create a short position then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

      The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

      The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters’ short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

      Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter in this offering, and will be facilitating electronic distribution of information through the Internet, Intranet and other proprietary electronic technology.

      A limited number of shares allocated to WR Hambrecht + Co will be distributed in this offering through the use of the Internet. WR Hambrecht + Co will post on its Web site (www.wrhambrecht.com) a brief description of the offering which contains only the information permitted under Rule 134. Visitors to this Web site will have access to the preliminary prospectus by links on the Web site. WR Hambrecht + Co will accept conditional offers to purchase shares from account holders that are determined eligible to participate. In the event that the demand for shares exceeds the amount of shares allocated to it, WR Hambrecht + Co will, at the request of iPhysicianNet, first allocate shares to persons with an established relationship with iPhysicianNet. If any shares remain, WR Hambrecht + Co will allocate them to individual and institutional account holders, considering the following criteria; trading history of the account with respect to initial public offerings, post-offering activity in previous offerings and tenure of the account.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock.

In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.

      Any offers in Canada will be made only pursuant to an exemption from the requirements to file a prospectus in the relevant province of Canada where the sale is made.

      At our request, the underwriters have reserved up to      % of the common stock offered by this prospectus for sale to our officers, directors, employees, consultants and their family members and or business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

      WR Hambrecht + Co is an investment banking firm formed as a limited liability company in February 1998. In addition to this offering, WR Hambrecht + Co has engaged in the business of public and private equity investing and financial advisory services since its inception. The chairman and chief executive officer of WR Hambrecht + Co, William R. Hambrecht, has 40 years of experience in the securities industry.

LEGAL MATTERS

      The validity of the shares of common stock offered through this prospectus will be passed upon for us by Snell & Wilmer L.L.P., Phoenix, Arizona. Legal matters will be passed on for the underwriters by Bingham Dana LLP, Boston, Massachusetts.

INDEPENDENT AUDITORS

      The financial statements of iPhysician Net Inc. as of December 31, 1998 and December 31, 1997 and related statements of operations, stockholders’ deficiency and cash flows for the years then ended, for the period from January 10, 1996 (inception) to December 31, 1996, and for the cumulative period from January 10, 1996 (inception) to December 31, 1998 have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-1, including amendments to it, relating to the common stock offered by us. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference. For further information with respect to iPhysicianNet and our common stock, reference is made to the registration statement and its exhibits and schedules. A copy of the registration statement may be inspected without charge at the SEC’s principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

      We intend to furnish our stockholders with annual reports containing audited financial statements certified by our independent auditors.

iPHYSICIAN NET INC.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

iPhysician Net Inc.:

      We have audited the accompanying balance sheets of iPhysician Net Inc. (a development stage enterprise) as of December 31, 1998 and 1997 and the related statements of operations, stockholders’ deficiency and cash flows for the years then ended, for the period from January 10, 1996 (inception) to December 31, 1996, and for the cumulative period from January 10, 1996 (inception) to December 31, 1998. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iPhysician Net Inc. (a development stage enterprise) as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended, for the period from January 10, 1996 (inception) to December 31, 1996 and for the cumulative period from January 10, 1996 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Phoenix, Arizona
July 16, 1999, except as to note 11,
  which is as of October 4, 1999

iPhysician Net Inc.

(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

BALANCE SHEETS

December 31, 1998 and 1997

	1998	1997

Assets

Current assets:

Cash	$1,551,438	285,730

Restricted cash	158,958	100,000

Accounts receivable, net of allowance for doubtful accounts of $9,019 in 1998	115,502	7,734

Other current assets	3,850	2,850

Total current assets	1,829,748	396,314

Fixed assets, net	928,167	38,072

Software, net	359,958	421,488

Other long-term assets	7,161	1,100

	$3,125,034	856,974

Liabilities and Stockholders’ Deficiency

Accounts payable	$437,866	141,947

Accrued liabilities	389,258	18,000

Unearned revenue	438,096	857,734

Current portion of note payable	570,482	450,000

Total current liabilities	1,835,702	1,467,681

Note payable, excluding current portion	1,434,518	—

Stockholders’ deficiency:

Series A Preferred Stock $0.001 par value; 3,851,724 authorized, 2,078,914 and 2,029,366 issued and outstanding in 1998 and 1997	2,079	2,029

Series B Preferred Stock $0.001 par value; 10,000,000 shares authorized, 5,000,000 shares issued and outstanding in 1998	5,000	—

Common Stock $0.001 par value; 20,000,000 shares authorized; authorized, 1,651 shares issued and outstanding in 1998	2	—

Paid-in capital	6,491,323	1,126,155

Deferred compensation	(70,306)	—

Deficit accumulated during the development stage	(6,573,284)	(1,738,891)

Total stockholders’ deficiency	(145,186)	(610,707)

	$3,125,034	856,974

See accompanying notes to financial statements.

iPhysician Net Inc.

(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS

For the years ended December 31, 1998, 1997 and 1996 and the cumulative period from January 10, 1996 to December 31, 1998

				Cumulative
				amounts
				from
	1998	1997	1996	inception

Revenue	$924,202	—	—	924,202

Operating expenses:

Cost of revenue	3,578,078	221,001	24,361	3,823,440

Selling and marketing	669,801	318,399	257,117	1,245,317

Research and development	516,229	226,700	124,888	867,817

General and administrative	972,955	284,877	238,357	1,496,189

Total operating expenses	(5,737,063)	(1,050,977)	(644,723)	(7,432,763)

Operating loss	(4,812,861)	(1,050,977)	(644,723)	(6,508,561)

Interest expense	(121,290)	(50,000)	—	(171,290)

Interest income	99,758	6,809	—	106,567

Net loss	$(4,834,393)	(1,094,168)	(644,723)	(6,573,284)

Basic and diluted as converted net loss per common share	$(0.83)	(0.49)	(0.44)

As converted weighted average common shares outstanding — basic and diluted	5,804,841	2,214,491	1,470,879

See accompanying notes to financial statements.

iPhysician Net Inc.

(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

Years ended December 31, 1998 and 1997 and the period from
January 10, 1996 (inception) to December 31, 1996

	Series A		Series B
	preferred stock		preferred stock		Common stock
							Paid-in	Deferred	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	capital	compensation	deficit

Balances, January 10, 1996	—	$—	—	$—	—	$—	—	—	—

Issuance of Series A preferred stock	1,862,467	1,862	—	—	—	—	540,828	—	—

Net loss	—	—	—	—	—	—	—	—	(644,723)

Balances, December 31, 1996	1,862,467	1,862	—	—	—	—	540,828	—	(644,723)

Issuance of Series A preferred stock	166,899	167	—	—	—	—	485,327	—	—

Issuance of warrant	—	—	—	—	—	—	100,000	—	—

Net loss	—	—	—	—	—	—	—	—	(1,094,168)

Balances, December 31, 1997	2,029,366	2,029	—	—	—	—	1,126,155	—	(1,738,891)

Issuance of Series A preferred stock	49,548	50	—	—	—	—	104,750	—	—

Issuance of Series B preferred stock, net	—	—	5,000,000	5,000	—	—	4,967,481	—	—

Exercise of common stock options	—	—	—	—	1,651	2	328	—	—

Deferred compensation	—	—	—	—	—	—	273,940	(273,940)	—

Amortization of deferred compensation	—	—	—	—	—	—	—	203,634	—

Issuance of stock options in exchange for software	—	—	—	—	—	—	18,669	—	—

Net loss	—	—	—	—	—	—	—	—	(4,834,393)

Balances, December 31, 1998	2,078,914	$2,079	5,000,000	$5,000	1,651	$2	6,491,323	(70,306)	(6,573,284)

[Additional columns below]

[Continued from above table, first column(s) repeated]

Total
stockholders’
equity
(deficiency)

Balances, January 10, 1996	—

Issuance of Series A preferred stock	542,690

Net loss	(644,723)

Balances, December 31, 1996	(102,033)

Issuance of Series A preferred stock	485,494

Issuance of warrant	100,000

Net loss	(1,094,168)

Balances, December 31, 1997	(610,707)

Issuance of Series A preferred stock	104,800

Issuance of Series B preferred stock, net	4,972,481

Exercise of common stock options	330

Deferred compensation	—

Amortization of deferred compensation	203,634

Issuance of stock options in exchange for software	18,669

Net loss	(4,834,393)

Balances, December 31, 1998	(145,186)

See accompanying notes to financial statements.

iPhysician Net Inc.

(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS

Years ended December 31, 1998, 1997 and 1996 and for the
cumulative period from January 10, 1996 to December 31, 1998

				Cumulative
				amounts
				from
	1998	1997	1996	inceptions

Cash flows from operating activities:

Net loss	$(4,834,393)	(1,094,168)	(644,723)	(6,573,284)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	1,616,447	12,243	5,617	1,634,307

Provision for bad debts	9,019	—	—	9,019

Amortization of debt discount	50,000	50,000	—	100,000

Deferred compensation expense	203,634	—	—	203,634

Changes in assets and liabilities:

Increase in accounts receivable	(116,787)	(7,734)	—	(124,521)

Increase in other assets	(7,061)	(100,000)	(3,950)	(111,011)

Increase in accounts payable	154,877	86,934	55,013	296,824

Increase (decrease) in accrued liabilities	371,258	(48,998)	66,998	389,258

Increase (decrease) in unearned revenue	(419,638)	807,734	50,000	438,096

Net cash used in operating activities	(2,972,644)	(293,989)	(471,045)	(3,737,678)

Cash flows from investing activities:

Restricted cash contributions for lease commitment	(58,958)	(100,000)	—	(158,958)

Capital expenditures, including software	(280,301)	(388,122)	(89,298)	(757,721)

Net cash used in investing activities	(339,259)	(488,122)	(89,298)	(916,679)

Cash flows from financing activities:

Proceeds from notes payable	—	500,000	—	500,000

Principal payments on notes payable	(500,000)	—	—	(500,000)

Proceeds from notes payable to officers	—	—	125,000	125,000

Principal payments on notes payable to officers	—	(125,000)	—	(125,000)

Capital contribution from shareholders	—	485,494	542,690	1,028,184

Capital contribution from issuance of warrants	—	100,000	—	100,000

Net proceeds received from sale of preferred stock	5,077,281	—	—	5,077,281

Proceeds received from exercise of common stock options	330	—	—	330

Net cash provided by financing activities	4,577,611	960,494	667,690	6,205,795

Net increase in cash and cash equivalents	1,265,708	178,383	107,347	1,551,438

Cash and cash equivalents, beginning of period	285,730	107,347	—

Cash and cash equivalents, end of period	$1,551,438	285,730	107,347

Supplemental disclosure of cash flow information:

Cash paid for interest	$1,322	—	—

Equipment purchased with debt	$2,146,042	—	—

Software purchased with stock options	$18,669	—	—

See accompanying notes to financial statements.

iPhysician Net Inc.

(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

December 31, 1998 and 1997

(1)  Summary of Significant Accounting Policies

  Description of Business

      iPhysician Net Inc. (iPhysicianNet or the Company), previously known as IPNI Communications, Inc., a Delaware registered company, was incorporated January 10, 1996 and is considered a development stage enterprise. iPhysicianNet is an application service provider who uses the Internet and high-speed telecommunications to enhance the efficiency, quality and convenience of communications between pharmaceutical companies and physicians. The Company’s initial application service, eDetailing, enables pharmaceutical company sales representatives to communicate directly with physicians in their private offices using the Company’s interactive, real-time, PC-based video-conferencing network. iPhysicianNet also offers other value-added services such as continuing medical education programs, live seminars, interactive workshops, other educational programs of medical and non-medical nature, news, peer influence and clinical experience meetings and reference information.

      On June 17, 1998, the Company reorganized its capital structure as discussed in note 10 to the financial statements. As a result, the financial statements have been prepared as if the current capital structure had been in place at January 10, 1996, the date of inception.

  Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  Cash and Cash Equivalents

      The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company’s restricted cash pertains to a purchase commitment for computer equipment.

  Fixed Assets

      Fixed assets are recorded at cost. Depreciation of fixed assets is determined using the straight-line method over the estimated useful lives of the related assets.

  Software

      Capitalization of computer software development costs begins upon the establishment of technological feasibility and ceases upon the date the final system is placed in service. Software development expenditures were $95,743 and $345,488 in 1998 and 1997, respectively. Capitalized software development costs are amortized using a straight-line method over three years.

  Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of

      The Company accounts for long-lived assets under the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

iPhysician Net Inc.
(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Unearned Revenue

      Unearned revenue represents the portion of iPhysicianNet System subscription fee payments received in advance of services being performed. A portion of subscription fees received is recorded as installation revenue when the iPhysicianNet System is installed in the physician’s office and the remainder is recognized on a pro-rata basis over the life of the subscription. Costs in connection with the procurement of subscriptions are charged to expense as incurred. The iPhysicianNet System commenced operations at pharmaceutical company and physician sites in June 1998, therefore, revenue was initially recognized during fiscal 1998.

  Income Taxes

      The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Computation of Net Loss Per Share

      Basic loss per share is computed by dividing loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock that then shared in the loss of the Company. Pro forma basic and diluted net loss per common share assumes the conversion of Series A Preferred Stock and Series B Preferred Stock, and the exercise of warrants to common stock upon the closing of an initial public offering. There were 560,845, 244,379 and 45,088 shares of anti-dilutive common stock equivalents as of December 31, 1998, 1997 and 1996, respectively.

  Stock Option Plan

      Prior to January 1, 1997, the Company accounted for its stock option plan in accordance with the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation expense would be recorded on the date of grant only if the fair value of the underlying stock exceeded the exercise price. On January 1, 1997, the Company adopted SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS No. 123) which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123

iPhysician Net Inc.
(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosure provisions of SFAS No. 123.

  Segment Reporting

      During 1998, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS 131 establishes annual and interim reporting standards for operating segments of a company. The statement requires disclosures of selected segment-related financial information about products, major customers, and geographic areas. The Company has one operating segment because it is not organized by multiple segments for purposes of making operating decisions or assessing performance. The chief operating decision maker evaluates performance, makes operating decisions, and allocates resources based on financial data consistent with the presentation in the accompanying financial statements.

      The Company’s revenues have all been earned from customers in the United States. In addition, all operations and assets are based in the United States. Four of the six pharmaceutical companies paying fees to the Company account for approximately 22% each of the 1998 revenue. One of the companies represents 63% of the accounts receivable at December 31, 1998.

(2)  Fixed Assets

      Fixed assets at December 31, 1998 and 1997 consists of the following:

	December 31,
			Estimated
	1998	1997	useful life

Computer equipment	$2,359,135	46,400	1-3 years

Office equipment	16,749	9,532	7 years

Furniture and fixtures	29,317	—	7 years

	2,405,201	55,932

Less accumulated depreciation	(1,477,034)	(17,860)

	$928,167	38,072

(3)  Software

      Software at December 31, 1998 and 1997 consists of the following:

	December 31,
			Estimated
	1998	1997	useful life

Software	$517,231	421,488	3 years

Less accumulated amortization	(157,273)	—

	$359,958	421,488

(4)  Note Payable to PictureTel

      Note payable at December 31, 1997 consisted of a working capital loan for $450,000, which was paid during 1998. The note was non-interest bearing, however interest has been imputed at 12.5% and charged to interest expense in 1998 and 1997 (see note 9).

iPhysician Net Inc.
(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(5)  Leases

      The Company has entered into two operating leases for office space which expire through May 2001. Rental expense for these operating leases was $70,560 and $18,861 during 1998 and 1997, respectively. Future lease payments required under these operating leases are as follows:

1999	$95,832

2000	72,732

2001	30,305

$198,869

(6)  Income Taxes

      For the years ended December 31, 1998, 1997 and 1996, the Company generated a net loss for both financial reporting and income tax purposes, therefore no income tax benefit has been recorded.

      A reconciliation of the Company’s income tax benefit as compared to the tax benefit calculated by applying the federal statutory rate (34%) to the loss before income taxes for the years ended December 31, 1998, 1997 and 1996 are as follows:

	1998	1997	1996

Federal statutory rate applied to the net loss	$(1,643,694)	(372,017)	(219,206)

Nondeductible meals and entertainment	933	—	—

Effect of the inability to utilize net operating loss carryforwards	1,642,761	372,017	219,206

	$—	—	—

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and the valuation allowance are as follows:

	1998	1997

Deferred tax assets:

Net operating loss carryforwards	$1,591,281	165,872

Accrued liabilities not currently deductible	174,162	—

Start-up costs capitalized for tax	610,490	690,804

Fixed assets and software; differences in book and tax depreciation and amortization	247,538	167,323

Total deferred tax assets	2,623,471	1,023,999

Valuation allowance	(2,623,471)	(1,023,999)

Net deferred tax assets	$—	—

      The valuation allowance has increased by $1,599,472 and $1,023,999 for the years ended December 31, 1998 and 1997, respectively. The Company has established a valuation allowance for the net deferred tax assets since management has determined that it is more likely than not that it will not be realized.

iPhysician Net Inc.
(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      At December 31, 1998, the Company has a net operating loss carryforward of approximately $4 million, which begins to expire in 2011. The Internal Revenue Code substantially restricts the ability of a corporation to utilize existing net operating losses and credits in the event of an “ownership change.” The issuances of preferred stock may have resulted in multiple ownership changes since inception of the Company. The federal net operating loss carryforward may be subject to an annual limitation. Any unused annual limitation can be carried over and added to the succeeding year’s annual limitation within the allowable carryforward period. Future changes in ownership may result in additional limitations.

(7)  Stock Options

      The Company has issued stock options to purchase up to 913,135 shares of common stock to employees, officers, directors and selected third parties. The options vest immediately or over periods ranging up to four years.

      In June and November 1998, the Company awarded stock option grant awards to employees. The terms of the grants provide for 913,135 options to purchase common stock at an exercise price of $0.20 per share which vest over periods ranging from zero to four years. The estimated fair value of the common stock on the dates of grant was $0.50 per share. Accordingly, the Company is amortizing to compensation expense $273,940 over the vesting periods, which represents the difference between the exercise price and fair value. The Company recognized compensation expense under the agreements of $203,634 for the year ended December 31, 1998.

      SFAS No. 123 requires disclosure of pro forma net earnings as if the fair value based method had been applied in measuring compensation expense for awards granted in 1998 and 1997. Management believes that the 1998 and 1997 pro forma amounts may not be representative of the effects of stock-based awards on future pro forma net earnings. Had the Company determined compensation costs in accordance with SFAS No. 123, the Company’s net loss and loss per share on a pro forma basis for 1998, 1997 and 1996 would have been $4,855,000, $1,120,000 and $645,000, and $0.84, $0.50 and $0.44, respectively.

      The per share weighted average fair value of stock options granted in 1998 and 1997 was $0.33 based on the date of grant using the minimum value method with the following weighted average assumptions for both years: expected dividend yield of 0%, risk free interest rate of 6.5%, volatility of 0% and an expected life of 3 years.

      The following table summarizes the stock option activity:

	Numbers of
	Options	Exercisable

Outstanding, December 31, 1996	219,653	45,088

Granted	39,637

Lapsed	(9,909)

Outstanding, December 31, 1997	249,381	244,379

Rescinded	(249,381)

Granted	913,135

Outstanding, December 31, 1998	913,135	560,845

iPhysician Net Inc.
(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      On June 17, 1998, all unexercised stock options granted were rescinded and 899,135 new options were granted. All options have an exercise price of $0.20 per share and a contractual life of seven years (see note 10). The weighted average exercise price of all granted and exercisable options is $0.20.

(8)  Concentrations of Credit Risk

      The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalent investments and trade receivables. The Company restricts investment of cash and cash equivalent investments to financial institutions with high credit standing.

      The Company sells its services to major United States pharmaceutical companies and currently has six signed evaluation contracts with such customers. The Company performs ongoing credit evaluations of its customers’ financial condition. Although the Company does not currently foresee a credit risk associated with its receivables, repayment is dependent upon the financial stability of its customers.

(9)  PictureTel Agreement

      On September 22, 1997, the Company and PictureTel Corporation (“PictureTel”) entered into an agreement whereby PictureTel agreed to provide certain financial and marketing assistance to the Company and the Company agreed to purchase video conferencing equipment from PictureTel and grant PictureTel certain equity ownership rights.

      Under the agreement, PictureTel will guarantee equipment lease payments for iPhysicianNet System equipment provided the Company has obtained a minimum number of pharmaceutical client contracts and that the contract pricing is consistent with pricing methodology approved by PictureTel. PictureTel’s lease guarantee will be the lesser of a gross lease value of $48 million or a net present value of $30 million. As of December 31, 1998, PictureTel had not issued any lease guarantees. The Company is required to maintain a lease guarantee security account. At December 31, 1998, the balance was $158,958. The account must be increased to $800,000 if the Company elects to utilize the lease guarantees. In addition, in 1998, PictureTel loaned the Company $2,005,000 to purchase equipment. The loan is repayable in 27 monthly installments of $83,466 commencing April 15, 1999. The loan bears interest at 6% per annum. PictureTel made a $500,000 non-interest bearing working capital loan to the Company on February 6, 1997 that was repaid in full during 1998.

      Under the agreement, PictureTel received a Common Stock warrant equal to 12% (997,750 shares) of iPhysicianNet’s capital stock outstanding following iPhysicianNet’s initial round of venture financing. The agreement also provides that PictureTel will be granted additional Series A Preferred Stock warrants, up to a maximum of 7.9% of iPhysicianNet’s capital stock outstanding following iPhysicianNet’s initial round of venture financing, depending on the level of lease guarantees made by PictureTel for the benefit of iPhysicianNet. The exercise price of the stock warrant is $0.01 per share and the warrant expires at the earlier of the sale of substantially all the Company’s property, merger, underwritten public offering or September 22, 2002. The Company has estimated the fair value of the warrant to be $100,000 and has amortized the value as additional interest expense in 1997 and 1998.

      Additional agreement provisions include that in the event of default by iPhysicianNet, PictureTel will receive rights to iPhysicianNet’s technology. iPhysicianNet also agrees to utilize PictureTel as the exclusive provider of video conferencing equipment provided PictureTel provides the same terms or functionality as available from a third party.

iPhysician Net Inc.
(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(10)  Recapitalization

      On June 17, 1998, the Company issued 5,000,000 shares of Series B Convertible Preferred Stock and received net proceeds of approximately $5.0 million. The shares were sold to three investment groups. The Series B Convertible Preferred Stock is entitled to dividend, liquidation, conversion and certain anti-dilution rights in preference to Series A Preferred Stock and Common Stock. Series B Convertible Preferred Stock also received certain pre-emptive, voting, information and registration rights. Series A Convertible Preferred Stock is entitled to certain dividend, liquidation and conversion rights in preference to Common Stock. Each investment group has the right to designate one member of the Board of Directors.

      Concurrent with the Series B Preferred Stock issuance, the Company adopted amendments to its Amended and Restated Certification of Incorporation pursuant to which the Company’s common stock was restructured (the “Recapitalization”). The objective of the Recapitalization was to facilitate obtainment of long-term equity financing. The significant components are as follows:

•	The Corporation is authorized to issue 10,000,000 shares of Series B Preferred Stock, 3,851,724 shares of Series A Preferred Stock and 20,000,000 shares of Common Stock.

•	Each outstanding share of the Company’s then outstanding common stock was reconstituted into .302735 shares of Series A Preferred Stock.

•	The Company received shareholder approval to increase the number of common stock options that may be granted pursuant to the Company’s Employee and Director Stock Option Plan to 1,373,363 common shares.

•	All existing unexercised stock option grants were rescinded. The Board of Directors authorized management to grant up to 1,373,363 option shares at an exercise price of $0.20 per share.

•	Shareholders who had purchased pre-Recapitalization common stock at $1.00 per share received a common stock warrant to purchase 1 share of “new” common for each 3.02735 shares of “old” common purchased at $1.00 per share. A total of 219,069 warrant shares were issued. The stock warrants are immediately exercisable at a price of $0.20 per share.

•	Options of 50,850 each were granted to three officers, each in consideration for cancellation of a royalty agreement, which was in effect from inception of the Company through recapitalization.

(11)  Subsequent Events

      In August and September 1999, the Company issued a total of 2,710,758 shares of Series C Convertible Preferred Stock (Series C shares) and received net proceeds of approximately $14.9 million. The proceeds included the conversion of $2,500,000 of outstanding convertible promissory notes, plus $50,654 of accrued interest, whose proceeds were received in March 1999. These notes converted into 463,755 of the Series C shares. The Series C shares were purchased for $5.50 per share. The shares are convertible into common stock upon completion of an initial public offering on a one-for-one basis, subject to adjustment such that the conversion price per share is equal to 55% of the final price per share paid in an initial public offering. At the date of issuance of the Series C shares, a non-cash beneficial conversion adjustment of $9,490,907, which represents a 45% discount to the fair value of the common stock at the date of issuance, and will be recorded in the 1999 financial statements as an increase and a decrease to paid-in capital. If the final price to the public in an initial public offering exceeds $8.00 per share, an additional non-cash beneficial conversion adjustment, not to exceed $4,809,000, will be recorded as an increase and a decrease

iPhysician Net Inc.
(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

to paid-in capital in the quarter the initial public offering closes, and will have a corresponding impact on the net loss applicable to common shareholders in that quarter.

      The Series C Convertible Preferred Stock and Series B Convertible Preferred Stock are entitled to dividend, liquidation, conversion and certain anti-dilution rights in preference to Series A Preferred Stock and Common Stock. Series C Convertible Preferred Stock and Series B Convertible Preferred Stock also received certain pre-emptive, voting, information and registration rights.

      On October 4, 1999, the Company entered into a term loan facility with a commercial lender to finance the purchase of physician network equipment. The maximum amount of the facility is $10,000,000, with up to $5,000,000 currently available and the remaining $5,000,000 available at such time as the current lender syndicates that balance to other participating lenders. The loan bears interest at a floating rate equal to the lender’s prime rate plus 0.75% per annum, reducing to prime rate upon completion of an initial public offering. The loan is secured by a first priority security interest in all Company assets, including intellectual property and pharmaceutical company client contracts. The loan may be drawn in five quarterly drawdowns commencing on the date of the loan with the aggregate amount then outstanding converting to term notes with principal and interest amortized over thirty months from the end of the drawdown period. As of September 30, 1999, there were no amounts outstanding under this facility. The Company also granted to the lender warrants to purchase up to 36,364 shares of our common stock at an initial exercise price of $5.50 per share, subject to adjustment in the event of a successful initial public offering. The loan may be advanced for up to 80% of the Company’s equipment and software purchases.

      Under the loan agreement, the Company is required to maintain a number of financial covenants. The loan covenants also prohibit the Company from incurring additional debt, pledging assets, guaranteeing third party debt or paying dividends without the lender’s consent, and also requires a minimum of two pharmaceutical company client contracts until June 30, 2000, and to maintain at least five contracts after that time.

iPhysician Net Inc.
(Formerly Known As IPNI Communications Corporation)
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The following table presents the balance sheet of the Company as of December 31, 1998 as reported and on a pro forma basis assuming the Series C Convertible Preferred Stock financing and the conversion of the $2,500,000 note payable to Series C shares had occurred on that date:

	December 31,

	1998	1998

	As Reported	Pro Forma

Assets

Cash	$1,551,438	16,409,938

Restricted cash	158,958	158,958

Accounts receivable, net of allowance for doubtful accounts of $9,019	115,502	115,502

Other current assets	3,850	3,850

Total current assets	1,829,748	16,688,248

Fixed assets, net	928,167	928,167

Software, net	359,958	359,958

Other long-term assets	7,161	7,161

Total assets	$3,125,034	17,983,534

Liabilities and Stockholders’ Equity (Deficiency)

Accounts payable	$437,866	437,866

Accrued liabilities	389,258	453,663

Unearned revenue	438,096	438,096

Current portion of note payable	570,482	570,482

Total current liabilities	1,835,702	1,900,107

Note payable, excluding current portion	1,434,518	1,434,518

Stockholders’ equity (deficiency)	(145,186)	14,648,909

Total liabilities and stockholders’ equity (deficiency)	$3,125,034	17,983,534

iPhysician Net Inc.

(Formerly Known As IPNI Communications Corporation)

BALANCE SHEET

September 30, 1999
(Unaudited)

Assets Current assets:

Cash	$11,519,631

Restricted cash	158,959

Accounts receivable	2,491

Other current assets	4,468

Total current assets	11,685,549

Fixed assets, net	1,107,283

Software, net	230,647

Other long-term assets	7,161

$13,030,640

Liabilities and Stockholders’ Equity

Accounts payable	$537,624

Accrued liabilities	610,586

Unearned revenue	407,766

Current portion of note payable	928,466

Total current liabilities	2,484,442

Note payable, excluding current portion	733,074

Stockholders’ equity:

Series A Preferred Stock $0.001 par value; 3,851,724 authorized, 2,078,914 issued and outstanding	2,079

Series B Preferred Stock $0.001 par value; 5,000,000 shares authorized, 5,000,000 shares issued and outstanding	5,000

Series C Preferred Stock $0.001 par value; 10,000,000 shares authorized, 2,710,758 issued and outstanding	2,711

Common Stock $0.001 par value; 40,000,000 shares authorized; 36,789 shares issued and outstanding	37

Paid-in capital	23,496,629

Deferred compensation	(1,225,469)

Accumulated deficit	(12,467,863)

Total stockholders’ equity	9,813,124

$13,030,640

See accompanying notes to financial statements.

iPhysician Net Inc.

(Formerly Known As IPNI Communications Corporation)

STATEMENTS OF OPERATIONS

For the nine months ended September 30, 1999 and 1998
(Unaudited)

	Nine months ended
	September 30,

	1999	1998

Revenue	$398,938	549,995

Operating expenses:

Cost of revenue	2,957,508	2,594,542

Selling and marketing	1,013,153	364,325

Research and development	603,422	380,224

General and administrative	1,259,844	581,387

Operating expenses	(5,833,927)	(3,920,478)

Operating loss	(5,434,989)	(3,370,483)

Interest expense	(560,004)	(78,509)

Interest income	100,414	63,302

Net loss	(5,894,579)	(3,385,690)

Beneficial conversion costs of preferred stock	9,490,907	—

Net loss applicable to common shareholders	$15,385,480)	(3,385,690)

Basic and diluted as converted net loss per common share	$(1.81)	(0.68)

As converted weighted average common shares outstanding — basic and diluted	8,483,739	5,001,450

See accompanying notes to financial statements.

iPhysician Net Inc.

(Formerly Known As IPNI Communications Corporation)

STATEMENT OF STOCKHOLDERS’ EQUITY

For the nine months ended September 30, 1999

	Series A Preferred		Series B Preferred		Series C Preferred		Common Stock
									Paid-in
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital

Balances, December 31, 1998	2,078,914	$2,079	5,000,000	$5,000	—	$—	1,651	$2	6,491,323

Deferred compensation	—	—	—	—	—	—	—	—	1,756,270

Amortization of deferred compensation	—	—	—	—	—	—	—	—	—

Issuance of Series C preferred stock, net of offering costs of $64,405	—	—	—	—	2,247,001	2,247	—	—	12,291,852

Conversion of debt to Series C preferred stock	—	—	—	—	463,757	464	—	—	2,350,190

Exercise of common stock options	—	—	—	—	—	—	35,138	35	6,994

Issuance of warrants as a debt discount	—	—	—	—	—	—	—	—	600,000

Net loss	—	—	—	—	—	—	—	—	—

Balances, September 30, 1999 (unaudited)	2,078,914	$2,079	5,000,000	$5,000	2,710,758	$2,711	36,789	$37	23,496,629

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Total
			stockholders’
	Deferred	Accumulated	equity
	compensation	deficit	(deficiency)

Balances, December 31, 1998	(70,306)	(6,573,284)	(145,186)

Deferred compensation	(1,756,270)	—	—

Amortization of deferred compensation	601,107	—	601,107

Issuance of Series C preferred stock, net of offering costs of $64,405	—	—	12,294,099

Conversion of debt to Series C preferred stock	—	—	2,350,654

Exercise of common stock options	—	—	7,029

Issuance of warrants as a debt discount	—	—	600,000

Net loss	—	(5,894,579)	(5,894,579)

Balances, September 30, 1999 (unaudited)	(1,225,469)	(12,467,863)	9,813,124

See accompanying notes to financial statements.

iPhysician Net Inc.

(Formerly Known As IPNI Communications Corporation)

STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 1999 and 1998
(Unaudited)

	Nine months ended
	September 30,

	1999	1998

Cash flows from operating activities:

Net loss	$(5,894,579)	(3,385,690)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	918,680	1,157,454

Provision for bad debts	7,631	—

Amortization of debt discount	400,000	37,500

Deferred compensation expense	601,107	193,934

Changes in assets and liabilities:

Decrease in accounts receivable	105,380	—

Increase in other assets	(618)	(44,561)

Increase in accounts payable	99,758	226,330

Increase in accrued liabilities	221,328	154,139

Decrease in unearned revenue	(30,330)	(149,995)

Net cash used in operating activities	(3,571,643)	(1,810,889)

Cash flows from investing activities:

Capital expenditures, including software	(968,486)	(261,370)

Net cash used in investing activities	(968,486)	(261,370)

Cash flows from financing activities:

Principal payments on notes payable	(343,460)	—

Proceeds from issuance of note payable	2,500,000	—

Accrued interest converted to preferred stock	50,654	—

Net proceeds received from sale of preferred stock	12,294,099	5,077,281

Proceeds received from exercise of common stock options	7,029	—

Net cash provided by financing activities	14,508,322	5,077,281

Net increase in cash and cash equivalents	9,968,193	3,005,022

Cash and cash equivalents, beginning of period	1,551,438	385,730

Cash and cash equivalents, end of period	$11,519,631	3,390,752

Supplemental disclosure of cash flow information:

Cash paid for interest	$179,045	1,202

Equipment purchased with debt	$—	2,146,042

Software purchased with stock options	$—	18,669

See accompanying notes to financial statements.

iPhysician Net Inc.

(Formerly Known As IPNI Communications Corporation)

NOTES TO FINANCIAL STATEMENTS

Nine months ended September 30, 1999 and 1998
(Unaudited)

(1)  Summary of Significant Accounting Policies

  Description of Business

      iPhysician Net Inc. (iPhysicianNet or the Company), previously known as IPNI Communications, Inc., a Delaware registered company, was incorporated January 10, 1996 and is considered a development stage enterprise. iPhysicianNet is an application service provider who uses the Internet and high-speed telecommunications to enhance the efficiency, quality and convenience of communications between pharmaceutical companies and physicians. The Company’s initial application service, eDetailing, enables pharmaceutical company sales representatives to communicate directly with physicians in their private offices using the Company’s interactive, real-time, PC-based video-conferencing network. iPhysicianNet also offers other value-added services such as continuing medical education programs, live seminars, interactive workshops, other educational programs of medical and non-medical nature, news, peer influence and clinical experience meetings and reference information.

      On June 17, 1998, the Company reorganized its capital structure as discussed in the December 31, 1998 financial statements. As a result, the financial statements have been prepared as if the current capital structure had been in place at January 10, 1996, the date of inception.

      In June 1999, the Company completed its primary evaluation of the iPhysicianNet system and is able to commence principal operations. The Company is no longer considered a development stage enterprise.

  Basis of Presentation

      The accompanying unaudited financial statements of iPhysician Net Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

  Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  Computation of Net Loss Per Share

      Basic loss per share is computed by dividing loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock that then shared in the loss of the Company. Pro forma basic and diluted net loss per common share assumes the conversion of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the beneficial conversion adjustment for the Series C Preferred stock and the exercise of warrants to common stock upon the closing of an initial public offering. There were 619,855 and 557,212 shares of anti-dilutive common stock equivalents as of September 30, 1999 and 1998, respectively.

iPhysician Net Inc.
(Formerly Known As IPNI Communications Corporation)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(2)  Stock Options

      The Company has issued stock options to purchase up to 1,631,185 shares of common stock to employees, officers, directors and selected third parties. The options vest immediately or over periods ranging up to four years.

      In June and November 1998, the Company awarded stock option grant awards to employees under the 1998 Stock Option Plan. The terms of the grants provide for 913,135 options to purchase common stock at an exercise price of $0.20 per share which vest over periods ranging from zero to four years. The estimated fair value on the dates of grant was $0.50 per share.

      Through September 1999, the Company awarded an additional 718,050 options under the 1998 and 1999 Stock Option Plans, to purchase common stock at exercise prices ranging from $.20 per share to $5.50 per share which vest over periods ranging from zero to four years. The estimated fair value on the dates of grant ranged from $1.00 per share to $8.00 per share.

      In September 1999, the Company adopted the 1999 Non-Employee Directors Compensation Plan. Options to purchase 250,000 shares are authorized under the plan. There were no shares granted as of September 30, 1999.

      Accordingly, the Company is amortizing to compensation expense $2,030,256 over the vesting periods, which represents the difference between the exercise price and fair value of the shares on the date of grant. The Company recognized compensation expense under the agreements of $601,107 and $193,934 for the nine months ended as of September 30, 1999 and 1998, respectively.

(3)  Series C Convertible Preferred Stock

      In August and September 1999, the Company issued a total of 2,710,758 shares of Series C Convertible Preferred Stock (Series C shares) and received net proceeds of approximately $14.9 million. The proceeds included the conversion of $2,500,000 of outstanding convertible promissory notes, plus $50,654 of accrued interest. These notes and interest converted into 463,755 of the Series C shares. The Series C shares were purchased for $5.50 per share. The shares are convertible into common stock upon completion of an initial public offering on a one-for-one basis, subject to adjustment such that the conversion price per share is equal to 55% of the final price per share paid in an initial public offering. At the date of issuance of the Series C shared a non-cash beneficial conversion adjustment of $9,490,907, which represents a 45% discount to the fair value of the common stock at the date of issuance, has been recorded in the financial statements as both an increase and a decrease to paid-in capital. If the final price to the public in an initial public offering exceeds $8.00 per share, an additional non-cash beneficial conversion adjustment, not to exceed $4,809,000, will be recorded as an increase and a decrease to paid-in capital in the quarter the initial public offering closes, and will have a corresponding impact on the net loss applicable to common shareholders.

      The Series C Convertible Preferred Stock and Series B Convertible Preferred Stock are entitled to dividend, liquidation, conversion and certain anti-dilution rights in preference to Series A Preferred Stock and Common Stock. Series C Convertible Preferred Stock and Series B Convertible Preferred Stock also received certain pre-emptive, voting, information and registration rights.

(4)  Subsequent Event

      On October 4, 1999, the Company entered into a term loan facility with a commercial lender to finance the purchase of physician network equipment. The maximum amount of the facility is $10,000,000, with up to $5,000,000 currently available and the remaining $5,000,000 available at such time as the

iPhysician Net Inc.
(Formerly Known As IPNI Communications Corporation)

NOTES TO FINANCIAL STATEMENTS — (Continued)

current lender syndicates that balance to other participating lenders. The loan bears interest at a floating rate equal to the lender’s prime rate plus 0.75% per annum, reducing to prime rate upon completion of an initial public offering. The loan is secured by a first priority security interest in all assets, including intellectual property and pharmaceutical company client contracts. The loan may be drawn in five quarterly drawdowns commencing on the date of the loan with the aggregate amount then outstanding converting to term notes with principal and interest amortized over thirty months from the end of the drawdown period. As of September 30, 1999, there were no amounts outstanding under this facility. The Company also granted to the lender warrants to purchase up to 36,364 shares of our common stock at an initial exercise price of $5.50 per share, subject to adjustment in the event of a successful initial public offering. The loan may be advanced for up to 80% of equipment and software purchases.

      Under the loan agreement, the Company is required to maintain a number of financial covenants. The loan covenants also prohibit the Company from incurring additional debt, pledging assets, guaranteeing third party debt or paying dividends without the lender’s consent, and also requires a minimum of two pharmaceutical company client contracts until June 30, 2000, and to maintain at least five contracts after that time.

      As of December 31, 1999, our principal commitments consisted of approximately $7,900,000 for obligations associated with the purchase of 1,600 physician desktop units that will be installed in physician offices during calendar year 2000, and operating leases for office space.

      On February 1, 2000, the Company issued 83,334 shares of Series D Convertible Preferred Stock, and on February 2, 2000, the Company issued 107,143 shares of Series D-1 Convertible Preferred Stock (collectively the Series D Shares) and received proceeds of $2,500,000. The Series D and Series D-1 shares were purchased for $12.00 and $14.00, respectively. The Series D Shares are convertible into common stock upon completion of an initial public offering on a one-for-one basis. If the Company makes its initial public offering at an offering price to the public less than $12.00 or $14.00, respectively, the conversion price of the Series D and D-1 Shares will be adjusted downward to equal the public offering price. If the Company does not complete its initial public offering by February 1, 2001, the conversion price of the Series D-1 Shares will be adjusted downward to $9.00 per share. Over the next year, the Company has committed to purchase $1,000,000 of physician recruiting services from a subsidiary of PDI utilizing its syndicated sales force and telephone call center.

Inside Back Cover

Description of page:

      This page will be split into two. The top half of the page will portray the arrow graphic and some text. The bottom half of the page will consist of graphics only

  Top Half of Page

      At the top left part of the page will be the graphic with arrows going in a circle with the words “iPhysicanNet”, “Pharmaceutical Companies” and “Physicians” appearing inside the arrows. To the right of that graphic the following text will appear:

A direct and real-time portal to multiple sources of healthcare information.

  Bottom Half of Page

      The bottom half of this page will show three screen shots from the iPhysicanNet application services. The first screen shot illustrates content available to physicians. The screen shot below is for pharmaceutical companies. The screen shot to the right illustrates a continuing medical education (“CME”) example. Beneath the CME screen shot on the right, the following text appears:

Pharmaceutical company specific content channels and Web links, including content containing promotional and information product and company data and text

Extracts from medical periodicals, including full-text articles from medical publishers, universities, hospitals and professional organizations.

Medical references including the Physicians’ Desk Reference (PDR), and the Monthly Prescribing Reference and other related libraries.

Accredited CME programs.

e-Mail service and non-medical content, including current news feeds, rolling headline news, personal finance features such as stock market information, daily humor and other entertaining features.

[MAP GRAPHIC]

                        Shares

[iPHYSICIANNET LOGO]

Common Stock

PROSPECTUS
February    , 2000

LEHMAN BROTHERS
PRUDENTIAL VOLPE TECHNOLOGY
a unit of Prudential Securities
WR HAMBRECHT + Co

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

      The following table sets forth the expenses payable by iPhysicianNet in connection with this offering (excluding underwriting discounts and commissions):

Nature of Expense	Amount(1)

SEC Registration Fee	$16,698

NASD Filing Fee	6,825

Nasdaq National Market Listing Fee	95,000

Accounting Fees and Expenses	350,000

Legal Fees and Expenses	300,000

Printing Expenses	250,000

Blue Sky Qualification Fees and Expenses	10,000

Transfer Agent’s and Registrar’s Fee	15,000

Miscellaneous	56,477

Total	$1,100,000

(1)	The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.

Item 14.  Indemnification of Directors and Officers

      In accordance with Section 145 of the Delaware General Corporation Law, our certificate of incorporation provides that no director of iPhysicianNet shall be personally liable to iPhysicianNet or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to iPhysicianNet or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      Our certificate of incorporation and bylaws currently provide for indemnification by iPhysicianNet of its officers, directors and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer of employee of or any subsidiary of iPhysicianNet or served in any capacity with any other entity at the request of iPhysicianNet if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of iPhysicianNet, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful. Prior to completion of this offering, we will also enter into indemnification agreements with our directors and executive officers that provide for indemnification of these individuals by iPhysicianNet in addition to the provisions described above.

      We maintain directors and officers liability insurance that covers our officers and directors against certain losses that may arise out of their positions with iPhysicianNet and covers iPhysicianNet for liabilities it may incur to indemnify its officers and directors. We will also enter into indemnity agreements with our directors and executive officers prior to completion of this offering.

      Pursuant to the underwriting agreement filed as Exhibit 1.1 hereto, the underwriters have agreed to indemnify, under certain conditions, iPhysicianNet, its directors, certain officers and persons who control iPhysicianNet, and we have agreed to indemnify the underwriters and their controlling persons, against certain liabilities, including liabilities under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities

      The following is a description of the sale of unregistered securities by iPhysician Net Inc. for the last three years:

      At various times between February 1996 and June 1998, we issued an aggregate of 2,078,914 shares of our common stock to various investors, including our founders Mr. Moriarty and Mr. Benson, at $0.01 per share (1,304,770 shares), $0.10 per share (144,020 shares), $0.50 per share (411,055 shares) and $1.00 per share (219,069 shares). With respect to the shares of common stock issued at $1.00 per share, we also issued to those holders warrants to purchase an aggregate of up to 219,069 additional shares of common stock at an exercise price $0.20 per share, 52,190 of which shares have been issued upon exercise of such warrants, and 166,879 remain outstanding. In June 1998, in connection with our issuance of Series B preferred stock, we converted all of our then outstanding shares of common stock into an aggregate of 2,078,914 shares of Series A preferred stock (other than the 52,190 shares of common stock subsequently issued upon exercise of the common stock warrants described above).

      In September 1997, we entered into a Relationship Agreement with PictureTel Corporation, pursuant to which we issued to PictureTel warrants to purchase up to 997,750 shares of Series A preferred stock at an exercise price of $0.01 per share. See “Certain Transactions” above. These warrants have been amended and will be exercised for common stock automatically upon completion of this offering.

      In 1996 and 1997, we retained DataSite Consortium as a consultant to develop telecommunication protocols for our physician video-conferencing system. As payment for their consulting services, we granted DataSite Consortium options to purchase 29,729 shares of our common stock at an exercise price of $0.20 per share. These options vested as services were performed and as of December 31, 1997 all shares were fully vested.

      In March 1998, we entered into agreements with D.A.S. Visual Media, Inc. to provide us with programming and software services. As partial payment under the agreements, we granted to certain employees of DAS options to purchase 72,780 shares of our common stock at an exercise price of $0.20 per share. These options expire on July 13, 2005.

      On June 2, 1998, we issued $400,000 aggregate principal amount of convertible promissory notes to three investors. The notes had a 5.1% annual interest rate. $320,000 face amount of these notes (with accrued interest thereon) was converted into shares of our Series B preferred stock on June 17, 1998, and the remaining $80,000, plus accrued interest, was repaid.

      On June 17, 1998, we issued 5,000,000 shares of our Series B preferred stock to four accredited investors (and certain of their affiliated parties) for an aggregate purchase price of $5,000,000, including the conversion of approximately $320,000 in convertible notes as described above. In connection with this issuance, we entered into a voting agreement with the purchasers and PictureTel Corporation which will terminate upon completion of this offering, and granted to the purchasers and PictureTel registration rights with respect to the shares of common stock underlying their preferred shares and warrants. See “Certain Transactions” and “Description of Our Capital Stock — Registration Rights” above.

      In July 1998, we retained Allan and O’Shea, L.L.C. as a consultant to provide physician recruitment and relationship management for the California, Nevada, Arizona, and Oregon regions. As partial payment for their consulting services, we granted to the two members of Allan & O’Shea options to purchase an aggregate of 3,990 shares of our common stock at exercise prices ranging from $0.20 to $0.50 per share. These options vest equally over a four year period and expire if unexercised in May 2006.

      In January 1999, we entered into a Consultancy Agreement with Roz Software Systems, Inc. to provide consulting services with respect to the connectivity and scalability of our system. As partial payment, we granted to two employees of Roz Software Systems options to purchase an aggregate of up to 6,000 shares of our common at an exercise price of $0.20 per share, which vest monthly at the rate of 1,000 per month. Unexercised options will expire seven years from the date of grant.

      In March 1999, we issued $2,500,000 face amount convertible promissory notes and warrants to purchase up to 400,000 shares of our common stock to the holders of our Series B preferred stock. The warrants are exercisable for $1.00 per share. All of the notes and accrued interest thereon were converted by the holders into 463,757 shares of our Series C preferred stock in August 1999.

      In August and September 1999, we issued an aggregate of 2,710,758 shares of our Series C preferred stock to 11 accredited investors (and certain of their affiliated parties) at an aggregate purchase price of $14,909,000, including the conversion of $2,500,000 of our outstanding convertible promissory notes, exclusive of discount, and accrued interest thereon. In connection with this issuance, we entered into an amended and restated voting agreement with the Series B and Series C stockholders and PictureTel Corporation, which will terminate upon completion of this offering, and granted to the Series C purchasers registration rights with respect to the shares of common stock underlying their preferred shares. See “Certain Transactions” and “Description of Our Capital Stock — Registration Rights” above.

      In connection with our equipment loan facility in October 1999, we granted to our commercial lender warrants to purchase 36,264 shares of our common stock at an initial exercise price of $5.50 per share. The exercise price will be subject to adjustment at the closing of this offering to an amount per share equal to 55% of the final price to public of our common stock, as shown on the final prospectus.

      On February 2nd and 3rd, 2000, we issued 83,334 shares of our Series D preferred stock and 107,143 shares of our Series D-1 preferred stock, respectively, to Professional Detailing, Inc. for an aggregate purchase price of $2,500,000. In connection with this issuance, we amended and restated our voting rights agreement with the holders of our Series B and Series C preferred stock, which will terminate upon completion of this offering, and granted registration rights to the holders of our Series D and Series D-1 preferred stock. See “Description of our Capital Stock — Registration Rights” above.

      Since July 13, 1998 and through February 4, 2000, we have granted options to purchase an aggregate of up to 1,354,417 shares of our common stock under our 1998 stock option plan to various of our employees and directors at exercise prices ranging from $0.20 to $5.00 per share. Since July 1999 we have also granted options to purchase an aggregate of 747,455 shares of our common stock under our 1999 stock option plan to various of our employees at exercise prices ranging from $5.50 to $10.80 per share. These options generally vest equally over a four year period and terminate either five or seven years after the date of grant, or earlier upon termination of employment. See “Management — Stock Option Plans” and Description of Our Capital Stock — Options” above. On May 17, 1999, we granted options to purchase 50,850 shares of common stock each to Peter J. Moriarity, John W. Benson and Lyle R. Scritsmier in consideration for the termination of a royalty agreement that we were a party to with these individuals. See “Certain Transactions.”

      The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees and consultants under compensatory stock option plans, Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access to information about us.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit
Number	Description

1.1*	Form of Underwriting Agreement
3.1(a)	Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on February 2, 2000, as currently in effect
3.1(b)*	Form of Restated Certificate of Incorporation to be filed after the closing of the offering
3.2	Bylaws
4.1*	Form of Specimen Common Stock Certificate
4.2	Amended and Restated Investors’ Rights Agreement, dated as of February 2, 2000
4.3(a)	Form of Warrant to Purchase Common Stock (March 1999 Convertible Note offering)
4.3(b)	Warrant to Purchase Common Stock between the Company, as issuer, and Far East Capital Corporation, as holder, dated as of October 4, 1999
4.3(c)	Stock Purchase Warrant between the Company, as issuer, and PictureTel Corporation
5.1*	Opinion of Snell & Wilmer L.L.P. regarding legality of shares
10.1*	Services Agreement between the Company and Glaxo Wellcome Inc. dated July 1, 1999
10.2*	IPNI/ Searle 2000 Roll-Out Agreement between the Company and G.D. Searle & Co. dated January 20, 2000
10.3(a)	Relationship Agreement between the Company and PictureTel Corporation dated September 27, 1997, and Addendum No. 1 thereto
10.3(b)	Amendment No. 2 to Relationship Agreement between the Company and PictureTel Corporation dated August 18, 1999
10.3(c)	Promissory Note dated June 1, 1998 in the original principal amount of $2,005,000, delivered by the Company to PictureTel Corporation
10.4	Software Development Agreement between the Company and D.A.S. Visual Media Corporation dated March 30, 1998
10.5	Employment Agreement between the Company and Peter J. Moriarty to be entered into upon closing of the offering
10.6	Employment Agreement between the Company and John W. Benson to be entered into upon closing of the offering
10.7	Employment Agreement between the Company and Lyle R. Scritsmier to be entered into upon the closing of the offering
10.8	Employment Agreement between the Company and Stephen M. Bonnell to be entered into upon the closing of the offering
10.9	Employment Agreement between the Company and Charles Van Cott to be entered into upon the closing of the offering
10.10	Form of Indemnity Agreement to be entered into between the Company and its directors and certain officers
10.11	Promissory Note dated July 26, 1996, in the original principal amount of $100,000 delivered to the Company by John W. Benson
10.12	Promissory Note dated July 26, 1996, in the original principal amount of $100,000 delivered to the Company by Peter J. Moriarty
10.13(a)	1998 Stock Option Plan
10.13(b)	Form of Stock Option Agreement under 1998 Stock Option Plan
10.14(a)	1999 Stock Option Plan of iPhysician Net Inc.

Exhibit
Number	Description

10.14(b)	Form of Stock Option Agreement under 1999 Stock Option Plan
10.15(a)	1999 Nonemployee Director Compensation Plan of iPhysician Net Inc.
10.15(b)	Form of Option Agreement under 1999 Nonemployee Director Compensation Plan
10.16(a)	Gainey Ranch Corporate Center Office Lease between the Company and Nationwide Realty Investors, Ltd. dated April 16, 1999, as amended
10.16(b)	Sublease Agreement between the Company and The Alexander Group, Inc. dated May 18, 1996
10.16(c)	Amendment to Sublease Agreement between the Company and The Alexander Group, Inc. dated June 1, 1998
10.17	Master Ordering Agreement between the Company and PictureTel Corporation
10.18(a)	Loan and Security Agreement between the Company and Far East National Bank dated as of October 4, 1999
10.18(b)	Intellectual Property Security Agreement between the Company and Far East National Bank dated as of October 4, 1999
10.19*	Enterprise Agreement between the Company and Rythms NetConnections Inc. dated as of December 30, 1999
10.20(a)*	Relationship Agreement between the Company and Professional Detailing, Inc. dated as of February 1, 2000
10.20(b)*	License Rollout Agreement between the Company and Professional Detailing, Inc., dated as of February 1, 2000
21	Subsidiaries of the Company
23.1	Consent of KPMG LLP
23.2*	Consent of Snell & Wilmer L.L.P. (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
23.3	Director Nominee Consent of W. Ann Reynolds, Ph.D.
24.1	Power of Attorney (see page II-7)
27.1	Financial Data Schedule for the year ended December 31, 1998
27.2	Financial Data Schedule for the nine month period ended September 30, 1999

      * To be filed by Amendment to this Registration Statement.

Item 17.  Undertakings

      1.  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      2.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of iPhysician Net Inc. pursuant to the foregoing provisions, or otherwise, iPhysician Net Inc. has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by iPhysician Net Inc. of expenses incurred or paid by a director, officer, or a controlling person of iPhysician Net Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, iPhysician Net Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      3.  The undersigned registrant hereby undertakes that:

a. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by iPhysician Net Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

b. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, iPhysician Net Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona on February 4, 2000.

iPhysician Net Inc.

By: /s/ PETER J. MORIARTY

Name: Peter J. Moriarty

Title:	Chairman of the Board of Directors and Chief

Executive Officer

Power of Attorney

      Each individual whose signature appears below constitutes and appoints each of Peter J. Moriarty, John W. Benson and Lyle R. Scritsmier, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER J. MORIARTY Peter J. Moriarty	Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2000

/s/ JOHN W. BENSON John W. Benson	President and Director	February 4, 2000

/s/ LYLE R. SCRITSMIER Lyle R. Scritsmier	Chief Financial Officer (Principal Financial Accounting Officer)	February 4, 2000

/s/ T. FORCHT DAGI, M.D. T. Forcht Dagi, M.D.	Director	February 4, 2000

/s/ ERNEST MARIO, PH.D. Ernest Mario, Ph.D.	Director	February 4, 2000

Signature	Title	Date

/s/ ALBERT HOLLOWAY, JR. Albert Holloway, Jr.	Director	February 4, 2000

/s/ FRANK KUNG Frank Kung	Director	February 4, 2000

/s/ TERRY E. WINTERS, PH.D. Terry E. Winters, Ph.D.	Director	February 4, 2000

/s/ RONALD YAMADA Ronald Yamada	Director	February 4, 2000

EXHIBIT INDEX

Exhibit
Number	Description

1.1*	Form of Underwriting Agreement
3.1(a)	Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on February 2, 2000, as currently in effect
3.1(b)*	Form of Restated Certificate of Incorporation to be filed after the closing of the offering
3.2	Bylaws
4.1*	Form of Specimen Common Stock Certificate
4.2	Amended and Restated Investors’ Rights Agreement dated as of February 2, 2000
4.3(a)	Form of Warrant to Purchase Common Stock (March 1999 Convertible Note offering)
4.3(b)	Warrant to Purchase Common Stock between the Company, as issuer, and Far East Capital Corporation, as holder, dated as of October 4, 1999
4.3(c)	Stock Purchase Warrant between the Company, as issuer, and PictureTel Corporation
5.1*	Opinion of Snell & Wilmer L.L.P. regarding legality of shares
10.1*	Services Agreement between the Company and Glaxo Wellcome Inc. dated July 1, 1999
10.2*	IPNI/ Searle 2000 Roll-Out Agreement between the Company and G.D. Searle & Co. dated January 20, 2000
10.3(a)	Relationship Agreement between the Company and PictureTel Corporation dated September 27, 1997, and Addendum No. 1 thereto
10.3(b)	Amendment No. 2 to Relationship Agreement between the Company and PictureTel Corporation dated August 18, 1999
10.3(c)	Promissory Note dated June 1, 1998 in the original principal amount of $2,005,000, delivered by the Company to PictureTel Corporation
10.4	Software Development Agreement between the Company and D.A.S. Visual Media Corporation dated March 30, 1998
10.5	Employment Agreement between the Company and Peter J. Moriarty to be entered into upon closing of the offering
10.6	Employment Agreement between the Company and John W. Benson to be entered into upon closing of the offering
10.7	Employment Agreement between the Company and Lyle R. Scritsmier to be entered into upon the closing of the offering
10.8	Employment Agreement between the Company and Stephen M. Bonnell to be entered into upon the closing of the offering
10.9	Employment Agreement between the Company and Charles Van Cott to be entered into upon the closing of the offering
10.10	Form of Indemnity Agreement to be entered into between the Company and its directors and certain officers
10.11	Promissory Note dated July 26, 1996, in the original principal amount of $100,000 delivered to the Company by John W. Benson
10.12	Promissory Note dated July 26, 1996, in the original principal amount of $100,000 delivered to the Company by Peter J. Moriarty
10.13(a)	1998 Stock Option Plan
10.13(b)	Form of Stock Option Agreement under 1998 Stock Option Plan
10.14(a)	1999 Stock Option Plan of iPhysician Net Inc.

Exhibit
Number	Description

10.14(b)	Form of Stock Option Agreement under 1999 Stock Option Plan
10.15(a)	1999 Nonemployee Director Compensation Plan of iPhysician Net Inc.
10.15(b)	Form of Option Agreement under 1999 Nonemployee Director Compensation Plan
10.16(a)	Gainey Ranch Corporate Center Office Lease between the Company and Nationwide Realty Investors, Ltd. dated April 16, 1999, as amended
10.16(b)	Sublease Agreement between the Company and The Alexander Group, Inc. dated May 18, 1996
10.16(c)	Amendment to Sublease Agreement between the Company and The Alexander Group, Inc. dated June 1, 1998
10.17	Master Ordering Agreement between the Company and PictureTel Corporation
10.18(a)	Loan and Security Agreement between the Company and Far East National Bank dated as of October 4, 1999
10.18(b)	Intellectual Property Security Agreement between the Company and Far East National Bank dated as of October 4, 1999
10.19*	Enterprise Agreement between the Company and Rythms NetConnections Inc. dated as of December 30, 1999
10.20(a)*	Relationship Agreement between the Company and Professional Detailing, Inc. dated as of February 1, 2000
10.20(b)*	License Rollout Agreement between the Company and Professional Detailing, Inc., dated as of February 1, 2000
21	Subsidiaries of the Company
23.1	Consent of KPMG LLP
23.2*	Consent of Snell & Wilmer L.L.P. (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
23.3	Director Nominee Consent of W. Ann Reynolds, Ph.D.
24.1	Power of Attorney (see page II-7)
27.1	Financial Data Schedule for the year ended December 31,1998
27.2	Financial Data Schedule for the nine month period ended September 30, 1999

*	To be filed by Amendment to this Registration Statement.